UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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EQT Corporation

(Name of Registrant as Specified In Its Charter)

N/A

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“We have the largest contiguous acreage footprint in the best natural gas basin in the world and to take advantage of this opportunity, we must continue managing expenses, reducing waste, and making good business decisions so that every capital dollar invested is used effectively.”

April 27, 2018

Fellow Shareholders,

On behalf of the Board of Directors and senior management team of EQT Corporation, I am pleased to invite you to participate in our Annual Shareholders Meeting, which will be held at EQT Plaza, 625 Liberty Avenue, Pittsburgh, PA 15222 on Thursday, June 21, 2018 at 8:00 a.m. Eastern Time.

This shareholder package describes the key business items to be discussed during the meeting and contains the Notice of Annual Meeting of Shareholders and the proxy statement.  Along with additional information, the proxy statement includes:

•                  A proxy summary that highlights the voting matters we are asking you to consider, along with the supporting details found elsewhere in the proxy statement, and the Board’s voting recommendation for each item

•                  A detailed discussion and analysis of EQT’s compensation programs for senior executives, including our philosophy for aligning pay and performance, and the individual components that drive executive compensation decisions

•                  Information regarding the qualifications of our current directors

•                  A review of EQT’s corporate governance

Your participation, regardless of how many shares you hold, is very important to EQT.  To ensure your shares are represented and voted as you intend, we urge you to carefully read the proxy statement and respond as soon as possible with your instructions.  If you are planning to personally attend the annual meeting, we request that you cast your votes now – by telephone, via the Internet, or by completing and signing your paper proxy card, voting direction card, or vote instruction form.  Casting your votes now will ensure your votes are properly recorded.

During 2017, we had many significant accomplishments – including completion of the largest transaction in EQT’s history, the acquisition of Rice Energy Inc. Most importantly, I am pleased to say that we had one of our best overall safety records in five years, which clearly demonstrates our employees’ commitment to safety. We will continue to elevate the importance of workplace safety to ensure that each employee and contractor returns home safely every day.

Earlier this year, EQT announced its decision to separate our upstream and midstream businesses — creating two independent companies. Upon the completion of the separation transaction and related activities, EQT shareholders will receive a pro-rata share of each company in a tax-free transaction.

With the changes that lie ahead, we have new opportunities and in order to continue to compete successfully in a commodity industry, we must maintain our low-cost position. Therefore, it is imperative that we retain our industry leading cost structure and strong balance sheet. We have the largest contiguous acreage footprint in the best natural gas basin in the world and to take advantage of this opportunity, we must continue managing expenses, reducing waste, and making good business decisions so that every capital dollar invested is used effectively.

Thank you for your continued support as a valued shareholder and for being a part of our great Company.

David L. Porges

Chairman and Interim President and Chief Executive Officer

EQT Corporation   |  625 Liberty Avenue Suite 1700   |  Pittsburgh, PA   15222-3111

625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222

Notice of Annual Meeting of Shareholders

To Be Held June 21, 2018

The annual meeting of shareholders of EQT Corporation (the Company or EQT) will be held on Thursday, June 21, 2018, at 8:00 a.m. (Eastern Time) at EQT Plaza, located at 625 Liberty Avenue in Pittsburgh, Pennsylvania.  If you owned common stock of EQT Corporation at the close of business on April 12, 2018, the record date, you may vote at this meeting.

At the meeting, we plan to ask you to:

1)                                               Elect the fourteen directors nominated by the Board of Directors to serve for new one-year terms;

2)                                               Approve a non-binding resolution regarding the compensation of the Company’s named executive officers for 2017 (say-on-pay);

3)                                               Ratify the appointment of Ernst & Young LLP as EQT’s independent registered public accounting firm for 2018; and

4)                                               Transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

Please consider the issues presented in the attached proxy statement, and vote your shares as promptly as possible by following the voting instructions included in the proxy statement.

If you plan to attend the meeting, please follow the advance registration instructions under “Questions and Answers About the Annual Meeting – Who can attend the annual meeting, and how do I obtain an admission ticket?” on page 12 of the proxy statement and watch for an admission ticket in the mail.  You will need an admission ticket to enter the meeting.

On behalf of the Board of Directors

Nicole King Yohe

Corporate Secretary

April 27, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on June 21, 2018:

This notice and proxy statement and our annual report on Form 10-K for the year ended December 31, 2017 are also available online at http://www.proxyvote.com.

2018 PROXY STATEMENT TABLE OF CONTENTS

Page

Outstanding Equity Awards at Fiscal Year-End	80
Option Exercises and Stock Vested	82
Pension Benefits and Nonqualified Deferred Compensation	83
Potential Payments Upon Termination or Change of Control	83
Payments to be Made Pursuant to Written Agreements with the Named Executive Officers	83
Payments to be Made Pursuant to Company Plans	86
Payments Triggered Upon Hypothetical Termination of Employment or Change of Control on December 31, 2017	90
Pay Ratio Disclosure	98

Item No. 2 – Approval of a Non-Binding Resolution Regarding the Compensation of the Company’s Named Executive Officers for 2017 (Say-On-Pay)	99

Report of the Audit Committee	100

Item No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	102

Additional Information	105
Appendices
Appendix A – Director General Industry Compensation Peer Companies	A-1
Appendix B –2016 Peer Group – Financial Metrics, 2017 Peer Group – Financial Metrics, and 2018 Peer Group – Financial Metrics	B-1
Appendix C – Non-GAAP Financial Information	C-1
Appendix D –Incentive Performance Share Unit Program Performance Matrix 2017 Program and Incentive Performance Share Unit Program Performance Matrix 2018 Program	D-1

EQT CORPORATION

2018 PROXY STATEMENT SUMMARY

This summary highlights information about EQT Corporation (the Company or EQT) and the upcoming 2018 annual meeting of shareholders.  This summary does not contain all the information you should consider in advance of the meeting, and you should read the entire proxy statement carefully before voting.  The proxy statement and annual report on Form 10-K for the year ended December 31, 2017 (or a notice of Internet availability of proxy materials containing instructions on how to access such materials) will be mailed on or about May 2, 2018.

Annual Meeting of Shareholders

• Time and Date:	8:00 a.m. (Eastern Time) on Thursday, June 21, 2018

• Place:	EQT Plaza
625 Liberty Avenue
Pittsburgh, PA 15222

• Record Date:	April 12, 2018

• Admission:

You are entitled to attend the annual meeting if you were an EQT shareholder as of the close of business on the record date. If you plan to attend the meeting, you must obtain an admission ticket and abide by the agenda and procedures for the annual meeting (which will be distributed at the meeting). If your shares are held by a broker, bank or other holder of record in “street name” (including shares held in certain EQT employee benefit plans), you must also provide proof of your ownership of the shares as of the record date in order to attend the meeting. See “Questions and Answers About the Annual Meeting – Who can attend the annual meeting, and how do I obtain an admission ticket?” on page 12 of this proxy statement for additional information and instructions.

Voting Matters and Board Recommendations

	Board Voting Recommendation	Page Reference (for more detail)

Election of fourteen directors, each for a one-year term expiring at the 2019 annual meeting of shareholders (Item No. 1)	FOR EACH DIRECTOR NOMINEE	15

Management Proposals:

Approval of a non-binding resolution regarding the compensation of EQT’s named executive officers for 2017 (Item No. 2)	FOR	99

Ratification of independent registered public accounting firm for 2018 (Item No. 3)	FOR	102

EQT Corporation – 2018 Proxy Statement	1

Board and Board Committees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Vicky A. Bailey	65	2004	• President, Anderson Stratton International, LLC • Vice President, BHMM Energy Services, LLC	X	PPC (Chair), EC	• Cheniere Energy
Philip G. Behrman, Ph.D.	67	2008	• Retired Senior Vice President, Worldwide Exploration, Marathon Oil Corporation	X	AC, PPC	• None
Kenneth M. Burke	69	2012	• Retired Partner, Ernst & Young LLP	X	AC, PPC	• Nexeo Solutions
A. Bray Cary, Jr.	69	2008	• President, CEO and Director, West Virginia Media Holdings, LLC	X	CGC (Chair), MDCC, EC	• None
Margaret K. Dorman	54	2012	• Retired Executive Vice President, CFO and Treasurer, Smith International, Inc.	X	AC	• None
Thomas F. Karam	59	2017	• Karbon Partners, LLC, Chairman	X	None	• None
David L. Porges (Chairman)	60	2002	• Chairman and Interim President and CEO, EQT Corporation • Chairman, EQT GP Services, LLC[1] • Chairman, EQT Midstream Services, LLC[2] • Chairman, Rice Midstream Management LLC[3]		PPC, EC	• EQT GP Holdings • EQT Midstream Partners • Rice Midstream Partners
Daniel J. Rice IV	37	2017	• Retired CEO, Rice Energy Inc.		PPC, EC	• None
James E. Rohr (Lead Independent Director)	69	1996	• Retired Chairman and CEO, The PNC Financial Services Group, Inc.	X	MDCC, EC (Chair)	• Marathon Petroleum • Allegheny Technologies
Norman J. Szydlowski	66	2017	• Retired President and CEO SemGroup Corporation	X	None	• 8point3 Energy Partners
Stephen A. Thorington	62	2010	• Retired Executive Vice President and CFO, Plains Exploration and Production Company	X	AC (Chair), EC	• EQT GP Holdings • EQT Midstream Partners
Lee T. Todd, Jr., Ph.D.	71	2003	• Retired President and Retired Professor of Electrical Engineering, University of Kentucky	X	CGC, MDCC (Chair), EC	• None
Christine J. Toretti	61	2015	• President, Palladio, LLC	X	CGC	• S&T Bank
Robert F. Vagt	71	2017	• Retired President, The Heinz Endowments	X	CGC	• Rice Midstream Partners • Kinder Morgan

AC	Audit Committee	MDCC	Management Development and Compensation Committee
CGC	Corporate Governance Committee	PPC	Public Policy and Corporate Responsibility Committee
EC	Executive Committee

1        EQT GP Services, LLC is the general partner of EQT GP Holdings, LP (EQGP), a publicly-traded master limited partnership.  As of December 31, 2017, EQT held a 90.1% limited partner interest and the non-economic general partner interest in EQGP.

2        EQT Midstream Services, LLC is the general partner of EQT Midstream Partners, LP (EQM), a publicly-traded master limited partnership.  As of December 31, 2017, EQGP held the 1.8% general partner interest, all incentive distribution rights and a 26.6% limited partner interest in EQM.

3        Rice Midstream Management LLC is the general partner of Rice Midstream Partners LP (RMP), a publicly-traded master limited partnership.  As of December 31, 2017, EQT held the non-economic general partner interest, all incentive distribution rights, and a 28.1% limited partner interest in RMP.

Elections:      All directors stand for election annually.

Attendance:   In 2017, overall attendance at all of the meetings of the Board and the Board committees was over 99.3%.

Other Governance Highlights

•      14 directors (12 independent)

•      All members of the Audit, Management Development and Compensation, and Corporate Governance Committees are independent

•      Lead Independent Director

•      Majority voting standard for director elections

•      Initiatives on sustainability, environmental matters and social responsibility

•      Annual review by the Board of EQT’s major risks with certain oversight delegated to Board committees

•      17 full Board meetings in 2017

•      Frequent meetings of non-management directors in executive session without any EQT officer present (4 in 2017)

•      Proxy access

•      Significant shareholder engagement

•      Hedging and pledging of EQT securities by executive officers and directors is prohibited

•      “Double trigger” payout rights under long-term incentive awards

EQT Corporation – 2018 Proxy Statement	2

• Compensation recoupment (“clawback”) policy applicable to all current and former executive officers	• Significant equity ownership guidelines for executive officers (8X base salary for Chief Executive Officer; 3X base salary for other executive officers)
• Added four new directors; three of whom are independent; two have substantial midstream experience; and two have substantial production experience

EQT Corporation – 2018 Proxy Statement	3

EQT Business Highlights

Against continued low natural gas prices, EQT delivered another solid year of operational performance, while maintaining its focus on safety, excellence and environmental responsibility.  The Company achieved record annual production sales volumes, including a 17% increase in total sales volumes and a 17% increase in Marcellus sales volumes. The average realized price to EQT for production sales volumes increased 23% to $3.04 per Mcfe in 2017 from $2.47 per Mcfe in 2016.  An income tax benefit recorded as a result of the lower corporate tax rate, a gain on derivatives not designated as hedges, and an increase in the average realized price resulted in net income to EQT of $1,508.5 million for the year ended December 31, 2017 as compared to a net loss attributable to EQT of $453.0 million for the prior year.  During 2017, EQM reported net income of $571.9 million compared to $538.0 million in 2016, driven in part by higher revenues from both gathering and transmission.

2017 was a transformational year, as the Company and its consolidated subsidiaries achieved a number of key results and completed a number of important transactions described in detail in the Company’s annual report on Form 10-K for the year ended December 31, 2017, including, but not limited to, the following:

•                 Completed acquisition of Rice Energy Inc. (Rice Transaction), including approximately 205,000 net Marcellus acres and approximately 65,000 net Utica acres, making the Company the leading natural gas producer in the United States based on average daily sales volume;

•                 Proved reserves increased 59% over 2016;

•                 Acquired 110,000 net Marcellus acres, with drilling rights on approximately 55,000 net Utica acres in addition to those acquired in the Rice Transaction;

•                 Increased EQM’s per unit distribution by 20% over 2016;

•                 Completed $3.0 billion public debt offering, which supported, among other things, the acquisition transactions discussed above and a debt repurchase;

•                 Placed final phase of the header pipeline for Range Resources Corporation in-service; and

•                 Received the Certificate of Public Convenience and Necessity for Mountain Valley Pipeline, LLC from the Federal Energy and Regulatory Commission.

For more complete information regarding EQT’s 2017 performance, please review EQT’s annual report on Form 10-K for the year ended December 31, 2017.  The charts below illustrate elements of EQT’s performance during the five-year period ended December 31, 2017, including total shareholder return, production sales volume and EQM’s operating income:

Value of $100 Invested in EQT stock on December 31, 2012	Production Sales Volume(1)	Midstream Operating Income (2)

(1)          For 2017, the results of production operations acquired in the Rice Transaction for the period of November 13, 2017 to December 31, 2017 are included.

(2)          For 2017, midstream operating income includes Rice Midstream Partners LP for the period of November 13, 2017 to December 31, 2017.

EQT Corporation – 2018 Proxy Statement	4

Executive Compensation Highlights

EQT’s compensation program is designed to reward its named executive officers (determined in accordance with Securities and Exchange Commission (SEC) rules and identified in the table on the following page) when the Company achieves strong financial and operational results, and the Management Development and Compensation Committee of EQT’s Board of Directors (the Compensation Committee) believes the 2017 compensation of EQT’s named executive officers is consistent with the Company’s commitment to link pay with performance.  For a discussion of the alignment of the named executive officers’ compensation with EQT performance, see “Pay for Performance Results” and “Compensation Philosophy” under the caption “Compensation Discussion and Analysis” beginning on page 44 of this proxy statement.

The primary components of EQT’s 2017 compensation program were base salary and annual and long-term performance-based incentive compensation.  As reflected in the charts below, the total compensation packages for EQT’s named executive officers are generally weighted in favor of at-risk compensation through annual and long-term performance-based incentive compensation.  For additional information regarding EQT’s compensation philosophy and the elements of EQT’s compensation programs for 2017 and 2018, see the “Compensation Discussion and Analysis” portion of this proxy statement.  The charts below reflect the fixed, at-risk and performance components of the 2017 compensation for Mr. Schlotterbeck, who was serving as Chief Executive Officer at the end of 2017, on the one hand and for the named executive officers who were serving as executive officers at the end of 2017 (Messrs. McNally, Schlosser and Gardner, but excluding Mr. Ashcroft as his compensation was 100% fixed for 2017 pursuant to his negotiated compensation package upon his hiring) on the other.  The amounts for each component of total direct compensation set forth in the charts below were calculated in accordance with SEC rules.  Total direct compensation, which is not a substitute for the total compensation as reported in the Summary Compensation Table on page 74 of this proxy statement, omits certain other compensation (e.g., 401(k) contributions and perquisites) that is reflected in the Summary Compensation Table.  For additional information, including information regarding how total compensation is calculated under SEC rules, see the footnotes accompanying the Summary Compensation Table and the “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” beginning on page 77 of this proxy statement.

2017 Total Direct Compensation

EQT Corporation – 2018 Proxy Statement	5

Important Dates for 2019 Annual Meeting of Shareholders

•                             Shareholder proposals submitted for inclusion in EQT’s 2019 proxy statement under SEC rules must be submitted in writing and received by EQT’s Corporate Secretary on or before January 2, 2019.

•                             Under EQT’s bylaws, shareholder proposals to be presented in person at the 2019 annual meeting of shareholders (but not included in the 2019 proxy statement) must be submitted in writing and received by EQT’s Corporate Secretary not earlier than the close of business on February 21, 2019, and not later than the close of business on March 23, 2019.

•                             Under EQT’s bylaws, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s 2019 proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than December 3, 2018, and not later than the close of business on  January 2, 2019, and contain the required information set forth in EQT’s bylaws.

For additional information, see “Questions and Answers About the Annual Meeting – When are shareholder proposals due?” on page 14 of this proxy statement.

EQT Corporation – 2018 Proxy Statement	6

EQT CORPORATION

625 Liberty Avenue, Suite 1700

Pittsburgh, PA  15222

PROXY STATEMENT

We have elected to furnish our proxy statement and annual report to certain of our shareholders over the Internet pursuant to SEC rules, which allows us to reduce costs associated with the 2018 annual meeting of shareholders.  On or about May 2, 2018, we will mail to certain of our shareholders a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report online (the eProxy Notice).  The eProxy Notice contains instructions regarding how you can elect to receive printed copies of the proxy statement and annual report.  All other shareholders will receive printed copies of the proxy statement and annual report, which will also be mailed to such shareholders on or about May 2, 2018.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

EQT Corporation is soliciting proxies for its 2018 annual meeting of shareholders.  This proxy statement and the accompanying materials contain information about the items you will vote on at the annual meeting and about the voting process.  We sometimes refer to EQT Corporation in this proxy statement as “EQT,” “EQT Corporation,” the “Company,” “we” or “us.”

What items will be voted on at the annual meeting?

Shareholders will vote on the following items if each is properly presented at the annual meeting:

•                                         the election to the Company’s Board of Directors of the fourteen directors nominated by the Board to serve for new one-year terms (Item No. 1);

•                                         the approval of a non-binding resolution regarding the compensation of the Company’s named executive officers for 2017 (Item No. 2);

•                                         the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018 (Item No. 3); and

•                                         such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

What are the Board’s voting recommendations on each item?

Your Board of Directors recommends that you vote FOR Item Nos. 1 through 3.

How do I contact EQT’s Corporate Secretary?

You may contact the Company’s Corporate Secretary by sending correspondence to:  625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary.

Who is entitled to vote, and how many votes do I have?

You may vote if you held common stock of EQT Corporation at the close of business on April 12, 2018.  For each item presented for vote, you have one vote for each share you own.

EQT Corporation – 2018 Proxy Statement	7

What if I received an eProxy Notice of Internet Availability of Proxy Materials?

The SEC permits us to electronically distribute proxy materials to shareholders.  We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet instead of mailing the full set of printed proxy materials.  On or about May 2, 2018, we will mail to certain of our shareholders an eProxy Notice containing instructions regarding how to access our proxy statement and annual report and how to vote online.  If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them.  Instead, the eProxy Notice instructs you how to access and review all of the important information contained in the proxy statement and annual report.  The eProxy Notice also instructs you how to submit your vote over the Internet.  If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials and annual report, you should follow the instructions for requesting such materials included in the eProxy Notice.

What is the difference between holding shares as a shareholder of record or as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “shareholder of record” of those shares.  The notice of annual meeting, proxy statement and accompanying materials have been sent directly to you by Computershare.

If your shares are held in a stock brokerage account or by a bank or other holder of record (including shares held through employee benefit and/or compensation plans), you are considered the “beneficial owner” of shares held in “street name.”  The eProxy Notice or notice of annual meeting, proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record that is considered the “shareholder of record” of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by using the voting direction card or vote instruction form (VIF) included in the mailing, or by following the instructions from the holder of record for voting by telephone or on the Internet.

If your shares are held through the Employee Savings Plan or the 2014 Long-Term Incentive Plan (the 2014 LTIP), see “How do I vote shares held through the Employee Savings Plan?” and “How do I vote restricted shares held through the 2014 LTIP?” below for instructions regarding how to vote your shares and the right of the holders of record to vote your shares on matters for which they have not received voting instructions.

How do I vote if I am a shareholder of record?

If you are a shareholder of record, you may vote your shares:

•                             in person by attending the annual meeting;

•                             by completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                             by following the instructions at the Internet site http://www.investorvote.com/EQT; or

•                             by following the instructions for telephone voting after calling 1-800-652-VOTE (8683).

If the name on the accounts is the same, the shares on your proxy card may represent: (i) shares for which you have a certificate; (ii) shares that you hold in book-entry form; and (iii) shares that you have in a dividend reinvestment account of the 2009 Dividend Reinvestment and Stock Purchase Plan.

If you vote by submitting your proxy card, your shares will be voted as indicated on your properly completed unrevoked proxy card.  If you return your proxy card but do not indicate how your shares

EQT Corporation – 2018 Proxy Statement	8

should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the Board of Directors.  If you do not return a properly completed proxy card and do not vote in person, by telephone or on the Internet, your shares will not be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to return the proxy card by mail.  Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

See “What if I received an eProxy Notice of Internet Availability of Proxy Materials?” above if you received an eProxy Notice.

How do I vote if I am a beneficial holder of shares held in “street name”?

If your shares are held by a broker, bank or other holder of record in “street name” (including shares purchased through the 2008 Employee Stock Purchase Plan and its predecessor), you should receive (i) an eProxy Notice or (ii) a VIF together with copies of the proxy statement and annual report.

If you receive a VIF, your broker, bank or other holder of record (or designee thereof) will vote your shares in accordance with the instructions on your returned vote instruction form.  You may instruct the holder of record to vote your shares:

•                             by completing the VIF as outlined in the instructions on the form and mailing the form in the prepaid envelope provided;

•                             by following the instructions at the Internet site http://www.proxyvote.com; or

•                             by following the instructions for telephone voting after calling 1-800-454-VOTE (8683).

See “Is my vote important and how are the votes counted?” below for the right of brokers, banks and other holders of record to vote on routine matters for which they have not received voting instructions.

Please review your VIF for the date by which your instructions must be received in order for your shares to be voted.  You may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot.  In the case of Internet or telephone voting, you should have your VIF in hand and retain the form until you have completed the voting process.  If you vote by Internet or telephone, you do not need to return the VIF by mail.

See “What if I received an eProxy Notice of Internet Availability of Proxy Materials?” above if you received an eProxy Notice.

How do I vote shares held through the Employee Savings Plan?

If you hold shares through the Employee Savings Plan, you will receive a separate voting direction card, proxy statement and annual report.  The trustee of the Employee Savings Plan will vote your shares in accordance with the instructions on your returned direction card.  You may instruct the trustee to vote your shares:

•                             by completing the direction card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                             by following the instructions at the Internet site http://www.investorvote.com/EQT; or

•                             by following the instructions for telephone voting after calling 1-800-652-VOTE (8683).

EQT Corporation – 2018 Proxy Statement	9

If you do not return a direction card or if you return a direction card with no instructions, the trustee will vote your shares in proportion to the way other plan participants voted their shares.  Please note that the direction cards have an earlier return date and different mailing instructions than the proxy cards and VIFs.  Please review your direction card for the date by which your instructions must be received in order for your shares to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to return the direction card by mail.

How do I vote restricted shares held through the 2014 LTIP?

Employees holding restricted shares through the 2014 LTIP will receive a separate voting direction card, proxy statement, and annual report.  The administrator of the 2014 LTIP (or its designee) will vote your restricted shares in accordance with the instructions on your returned direction card.  You may instruct the administrator to vote your shares:

•                             by completing the direction card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                             by following the instructions at the Internet site http://www.investorvote.com/EQT; or

•                             by following the instructions for telephone voting after calling 1-800-652-VOTE (8683).

If you return a direction card with no instructions, the administrator or its designee will vote your shares as recommended by the Board of Directors.  If you do not return a direction card, your shares will not be voted.  Please note that the direction cards have an earlier return date and different mailing instructions than the proxy cards and VIFs.  Please review your direction card for the date by which your instructions must be received in order for your shares to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to return the direction card by mail.

May I change my vote?

If you are a shareholder of record, you may revoke your proxy before polls are closed at the meeting by:

•                             voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

•                             voting in person at the meeting; or

•                             notifying the Company’s Corporate Secretary in writing that you are revoking your proxy.

Attendance at the annual meeting alone is not sufficient to revoke a prior properly submitted proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.  Your last validly submitted vote is the vote that will be counted.

What if I receive more than one proxy card, direction card, and/or VIF?

If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account.  We encourage you to have all accounts registered in the same name and address whenever possible.  You can do this by contacting our transfer agent, Computershare, at P.O. Box

EQT Corporation – 2018 Proxy Statement	10

505000, Louisville, Kentucky 40233 at its toll free number (1-800-589-9026) or on its website at http://www.computershare.com/investor.  If you receive more than one VIF, please contact the broker, bank or other holder of record holding your shares to determine whether you can consolidate your accounts.  If you receive more than one direction card, it is important that you return each direction card with voting instructions for your votes to be counted.

What is householding?

We have adopted a procedure approved by the SEC called “householding,” which reduces our printing costs and postage fees.  Under this procedure, shareholders of record who have the same address and last name may receive only one copy of our proxy statement and annual report unless one or more of these shareholders notify us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at a household to which we sent only one copy of our proxy statement and annual report wishes to receive separate documents in the future, he or she may discontinue householding by contacting our transfer agent, Computershare, at P.O. Box 505000, Louisville, Kentucky 40233, at its toll free number (1-800-589-9026) or on its website at http://www.computershare.com/investor.  If you are an eligible shareholder of record receiving multiple copies of our proxy statement and annual report, you can request householding by contacting the Company’s Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” above.  If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the applicable holder of record.

If a shareholder of record residing at a household to which we sent only one copy of our proxy statement and annual report wishes to receive an additional copy for this meeting, he or she may contact the Company’s Corporate Secretary.  The Company will promptly deliver, upon written or oral request, a separate proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other holder of record does not have discretionary authority to vote.  This is called a “broker non-vote.”  In these cases, the broker, bank or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under New York Stock Exchange (NYSE) rules.

Is my vote important and how are the votes counted?

Your vote is very important.  Each share of EQT stock that you own as of the close of business on April 12, 2018, the record date for the annual meeting, represents one vote.  If you do not vote your shares, you will not have a say in the important issues to be voted on at the meeting.  Many of our shareholders do not vote, so the shareholders who do vote influence the outcome of the proposals in greater proportion than their percentage ownership of the Company.

At the close of business on the record date for the meeting, EQT Corporation had 265,491,874 shares of common stock outstanding.  The following are the voting requirements to elect the fourteen nominees to the Board and approve the other proposals presented in this proxy statement and the discretionary authority of brokers, banks or other holders of record with respect to each proposal:

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PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
Election of Directors (Item No. 1)

Majority of votes cast. If a nominee receives a greater number of votes “against” than votes “for” election, the Board will consider whether to accept the nominee’s previously submitted conditional resignation.

No
Approval of a non-binding resolution regarding the compensation of the Company’s named executive officers for 2017 (Item No. 2)	Majority of votes cast.	No
Ratification of Ernst & Young LLP (Item No. 3)	Majority of votes cast.	Yes

For purposes of the approval of all Items above, abstentions, broker non-votes and the failure to vote are not votes cast and, accordingly, have no effect on the outcome of such proposals.

What constitutes a “quorum” for the meeting?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum.  A quorum is necessary to conduct business at the annual meeting.  You are part of the quorum if you have returned a proxy.  Abstentions and broker non-votes also are counted in determining whether a quorum is present.

How will my shares be voted on other matters not included in this proxy statement that may be presented to the annual meeting?

Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the annual meeting in accordance with the advance notice provision in the Company’s bylaws, the Board is not aware of any other proposals for the meeting.  If another proposal is properly presented, the persons named as proxies will vote your returned proxy in their discretion.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the annual meeting if you were a shareholder on April 12, 2018.  Seating is limited and will be offered on a “first come, first served” basis.  If you plan to attend the meeting, you will need an admission ticket, which you can obtain by checking the appropriate box on your proxy card or direction card.  You may also request an admission ticket by writing to the Company’s Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” above.  If a broker, bank or other holder of record holds your shares, you must include proof of your ownership of EQT stock as of April 12, 2018, such as a copy of your brokerage account statement or an omnibus proxy, which you can obtain from your broker, bank or other holder of record, and we will send you an admission ticket.

Shareholders must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting.  No cameras, laptops, recording equipment, other similar electronic devices, signs, placards, briefcases, backpacks, large bags, or packages will be permitted in the annual meeting.  The Company reserves the right to deny admittance to any shareholder who attempts to bring any such item into the annual meeting.  Small purses are permissible, but they and any bags or packages permitted in the meeting room will be subject to inspection.  The use of mobile phones or other communication devices, tablets, and similar electronic devices during the annual meeting is prohibited.

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Such devices must be turned off and put away before entering the meeting room.  All security procedures and instructions require strict adherence.  By attending the annual meeting, shareholders agree to abide by the agenda and procedures for the annual meeting, copies of which will be distributed to attendees at the meeting.

What happens if the meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting.  You will still be able to change or revoke your proxy until it is voted.  See “May I change my vote?” above.

Who pays for the solicitation of proxies?

We do.  We are soliciting proxies primarily by use of the mails.  However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means.  To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation.  D.F. King & Co., Inc. assists us with the solicitation for a fee of $10,000 plus reasonable out-of-pocket expenses.  We also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

May I nominate someone to be a director of EQT?

Shareholders may either nominate individuals to serve as directors at the annual meeting or recommend individuals as possible director-nominees to the Corporate Governance Committee of the Board of Directors to consider in its normal course.

If you are a shareholder entitled to vote at an annual meeting, you may present at the meeting the nomination of one or more persons for election as a director of EQT Corporation.  To do this, you must send advance written notice to the Company’s Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” above.  According to our bylaws, we must receive notice of nominations for the 2019 annual meeting not earlier than the close of business on February 21, 2019 (i.e., the 120th day prior to June 21, 2019, the one-year anniversary of this year’s annual meeting), and not later than the close of business on March 23, 2019 (i.e., the 90th day prior to June 21, 2019).  For additional information, see “Corporate Governance and Board Matters – Director Nominations” on page 30 of this proxy statement.

In addition, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s 2018 proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than December 3, 2018, and not later than the close of business on January 2, 2019 and contain the required information set forth in EQT’s bylaws.  For additional information, see “Corporate Governance and Board Matters – Director Nominations” on page 30 of this proxy statement.

In addition, the Board’s Corporate Governance Committee will consider candidates recommended by the Company’s shareholders.  If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the Company’s slate for the next annual proxy statement.  Shareholders should send their recommendations to the Corporate Governance Committee Chair by addressing the recommendation to the Company’s Corporate Secretary.  The Corporate Secretary must receive any recommendations as far in advance of the annual meeting of shareholders as possible in order to provide sufficient time for the Corporate Governance Committee to consider the recommendation.

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Any notice or recommendation provided by the nominating shareholder must include an original irrevocable conditional resignation signed by each proposed nominee, as well as certain information about the person or persons nominated and the nominating shareholder (see “Director Nominations” under the caption “Corporate Governance and Board Matters” below for details).  For additional information, contact the Corporate Secretary.

When are shareholder proposals due?

Under SEC rules, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2019 annual meeting.  Shareholder proposals must be submitted in writing and must be received by the Company’s Corporate Secretary on or before January 2, 2019 for them to be considered for inclusion in the 2019 proxy statement.  See “How do I contact EQT’s Corporate Secretary?” above.

Under our bylaws, you may present proposals in person at the 2019 annual meeting, in addition to proposals that will be included in our proxy statement, if you are a shareholder entitled to vote and comply with the following procedures.  The Corporate Secretary must receive such proposals to be presented not earlier than the close of business on February 21, 2019 (i.e., the 120th day prior to June 21, 2019, the one-year anniversary of this year’s annual meeting), and not later than the close of business on March 23, 2019 (i.e., the 90th day prior to June 21, 2019).  Proposals received outside that time period, including any proposal nominating a person as a director, may not be presented at the 2019 annual meeting.  All proposals must be accompanied by the information required by Section 1.09 of our bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary).  Shareholder proposals to recommend an individual to serve as a director of the Company are discussed in the section “Director Nominations” under the caption “Corporate Governance and Board Matters”.

In addition, pursuant to our bylaws, a shareholder, or group of twenty or fewer shareholders may nominate and include in EQT’s 2019 proxy statement director nominees provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than December 3, 2018, and not later than the close of business on January 2, 2019.  For additional information, see “Corporate Governance and Board Matters – Director Nominations” on page 30 of this proxy statement.

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ITEM NO. 1 – ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board of Directors recommends a vote FOR each nominee for the Board of Directors.

Directors are elected for one-year terms.  Notwithstanding the expiration date of his or her term, each director holds office until his or her successor is elected and qualified; provided, however, each director has agreed to resign the day following the annual meeting date immediately following his or her seventy-fourth birthday.

The Board of Directors consists of fourteen members as of the date this proxy statement was filed with the SEC.  The terms of all fourteen directors expire at the 2018 annual meeting.  Mses. Vicky A. Bailey, Margaret K. Dorman and Christine J. Toretti, Messrs. Kenneth M. Burke, A. Bray Cary, Jr., Thomas F. Karam, David L. Porges, Daniel J. Rice IV, James E. Rohr, Norman J. Szydlowski, Stephen A. Thorington, and Robert F. Vagt, and Drs. Philip G. Behrman and Lee T. Todd, Jr., have been nominated to serve for a term of one year to expire at the 2019 annual meeting.  The persons named as proxies will vote for the nominees named, unless you vote against, or abstain from voting for or against, one or more of them.  The fourteen nominees for election have agreed to serve if elected, and the Board has no reason to believe that such nominees will be unavailable to serve.  In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, then the persons named as proxies intend to vote for substitute nominees proposed by the Board, unless the Board decides to reduce the number of directors.  Each nominee must be elected by a majority of the votes cast “for” election, and votes may not be cumulated.

In addition, under our bylaws, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes “against” than votes “for” his or her election in an uncontested election.  If this occurs, the Board will decide whether to accept the tendered resignation not later than 90 days after certification of the election.  The Board’s determination shall be made without the participation of any nominee whose resignation is under consideration with respect to the election.  The Board’s explanation of its decision will be promptly disclosed on a Form 8-K furnished to the SEC.

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The following charts summarize the core competencies and attributes represented on our Board of Directors.  More details on each director’s competencies are included in the director profiles on the following pages.

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The Board of Directors recommends a vote FOR each nominee for the Board of Directors.

Nominees to Serve for a One-Year Term Expiring in 2019

Vicky A. Bailey	Age 65	Director since
June 2004

President, Anderson Stratton International, LLC (strategic consulting and government relations), since November 2005; and Vice President, BHMM Energy Services, LLC (utility and facilities management services), since January 2006.  Ms. Bailey is a director of Cheniere Energy, Inc. (energy company primarily engaged in liquefied natural gas related businesses), since March 2006; and was a director of Cleco Corporation (energy services company with regulated utility and wholesale energy businesses), June 2013 through March 2016.

Chair of the Public Policy and Corporate Responsibility Committee and member of the Executive Committee.

Qualifications.   Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of PSI Energy, Inc. (a regulated utility) and commissioner of the Indiana Utility Regulatory Commission.  These experiences enable her to provide valuable insights into issues facing the Company’s regulated transmission business, particularly with respect to interacting with regulatory agencies.  In addition, Ms. Bailey provides leadership to the Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Policy and International Affairs at the Department of Energy.  Ms. Bailey also draws upon public company board experience in supporting the Company’s strategic efforts.

Philip G. Behrman, Ph.D.	Age 67	Director since
July 2008

Retired Senior Vice President, Worldwide Exploration, Marathon Oil Corporation (publicly-traded integrated energy company), October 2000 through July 2008.

Member of the Audit Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications.   Dr. Behrman brings extensive business, senior management and technical industry experience to the Board, having served in various senior management and technical positions with numerous major energy companies throughout his career.  In particular, Dr. Behrman has substantial expertise in energy exploration and production business operations, making him uniquely positioned to provide valuable perspectives with respect to the operations of the Company’s production business.

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Kenneth M. Burke	Age 69	Director since
January 2012

Retired Partner, Ernst & Young LLP (EY) (Big Four accounting firm), October 1982 through June 2004.  Mr. Burke has served on the board of directors of Nexeo Solutions, Inc. (a publicly traded global chemical distributor) since November 2011.

Member of the Audit Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications.   Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas.  Mr. Burke retired from EY in 2004, where he held a number of leadership positions, including National Energy Industry Director and Partner-in-Charge of the Houston Energy Services Group.  He also co-authored the book “Oil and Gas Limited Partnerships:  Accounting, Reporting and Taxation.”  During his years at EY, Mr. Burke served as audit partner for numerous companies in the oil and gas industry.  Mr. Burke also has substantial experience as a director of both public and private companies where he has served on and chaired a number of committees.

A. Bray Cary, Jr.	Age 69	Director since
July 2008

Retired President, Chief Executive Officer and Director, West Virginia Media Holdings, LLC (media company), January 1, 2016 through January 31, 2017.  President, Chief Executive Officer and Director, West Virginia Media Holdings, LLC, from October 2001 through December 2015.

Chair of the Corporate Governance Committee and member of the Management Development and Compensation Committee and the Executive Committee.

Qualifications.  Mr. Cary has extensive public affairs, media relations and senior management experience, having founded and led various media and marketing businesses throughout his career.  Mr. Cary utilizes his broad business experience to provide valuable insights with respect to general business and management issues facing the Company.  Most importantly, Mr. Cary is uniquely positioned to provide leadership to the Board in public affairs and media relations.

Margaret K. Dorman	Age 54	Director since
January 2012
Retired Chief Financial Officer and Treasurer, Smith International, Inc. (publicly-traded supplier of oil and gas products and services), May 1999 through October 2009. Member of the Audit Committee.

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Qualifications. Ms. Dorman brings to the Company a wealth of financial expertise and experience in the natural gas industry, having served in numerous financial positions with Smith International, Inc. (now part of Schlumberger Limited), including as the chief financial officer for more than a decade, during a period of expansive growth.  Prior to her time at Smith International, Inc., Ms. Dorman worked as an auditor, ultimately progressing to the role of senior audit manager.  In addition to her financial controls experience, she has extensive experience building banking relationships, structuring debt financings, integrating acquisitions and as the lead investor relations executive, dealing with significant shareholder matters.  Ms. Dorman also has prior board and audit committee experience, having served as a director of Hanover Compressor Company (full service natural gas compression business) (now part of Exterran Holdings, Inc.), from 2004 to 2007, including as a member (and ultimately chair) of its audit committee.

Thomas F. Karam	Age 59	Director since
November 2017

Founder and Chairman of Karbon Partners, LLC (invests in, owns, constructs, and operates midstream energy assets) since April 2017.   Founder, Chairman and Chief Executive Officer of PennTex Midstream Partners, LLC (PennTex) (a publicly traded master limited partnership with operations in North Louisiana and the Permian basin in Texas) from 2014 until its sale to Energy Transfer Partners in November 2016.

Qualifications:  Mr. Karam has been a senior executive and entrepreneur in the midstream energy sector for over 25 years. Mr. Karam was the founder, Chairman and Chief Executive Officer of PennTex from 2014 until its sale to Energy Transfer Partners in November 2016.  Preceding PennTex, Mr. Karam was the founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC (Laser) (independent natural gas gathering systems in the northeast Marcellus shale) from 2010 until February 2012 when it was acquired by Williams Partners LP (a publicly traded master limited partnership providing large-scale infrastructure).  Prior to Laser, Mr. Karam was the President, Chief Operating Officer and Director of Southern Union Company (Southern Union) leading its successful transformation from a large local distribution company to one of the largest pipeline companies in the United States at the time.  Prior to Southern Union, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises, Inc. and PG Energy, a natural gas utility in central and northeastern Pennsylvania until its acquisition by Southern Union. Mr. Karam began his professional career in investment banking where he spent a number of years with Legg Mason Inc. and Thomson McKinnon.

David L. Porges	Age 60	Director since
May 2002
Chairman and Interim President and Chief Executive Officer of EQT Corporation since March 2018; Executive Chairman of EQT Corporation

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March 1, 2017 through February 28, 2018; Chairman and Chief Executive Officer, EQT Corporation, December 2015 through February 2017; Chairman, President and Chief Executive Officer, EQT Corporation, May 2011 through November 2015.  Mr. Porges is also the Chairman of: EQT GP Services, LLC, the general partner of EQGP (the EQGP General Partner) (a natural gas transmission, storage and gathering publicly-traded master limited partnership), since January 2015; EQT Midstream Services, LLC, the general partner of EQM (the EQM General Partner) (a natural gas transmission, storage and gathering publicly-traded master limited partnership), since January 2012; and Rice Midstream Management LLC, the general partner of RMP (the RMP General Partner) (a natural gas transmission, storage and gathering publicly-traded master limited partnership), since November 2017.  Mr. Porges was the President and Chief Executive Officer of the EQGP General Partner and the EQM General Partner from each company’s inception through February 2017.  As of December 31, 2017, EQT held a 90.1% limited partner interest and the non-economic general partner interest in EQGP and a 28.1% limited partner interest and the non-economic general partner in RMP; and EQGP held the 1.8% general partner interest, all incentive distribution rights and a 26.6% limited partner interest in EQM.

Member of the Public Policy and Corporate Responsibility Committee and the Executive Committee.

Qualifications.  Mr. Porges brings extensive business, leadership, management and financial experience, and tremendous knowledge of the Company’s operations, culture, and industry, to the Board.  Mr. Porges has served in a number of senior management positions with the Company since joining the Company as Senior Vice President and Chief Financial Officer in 1998. He has also served as a member of the Company’s Board since May 2002.  Prior to joining the Company, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation (now Exxon Mobil Corporation, an international oil and gas company).  Mr. Porges served on the board of directors of Westport Resources Corp. (oil and natural gas production company) (now part of Anadarko Petroleum Corporation), from April 2000 through 2004.  Mr. Porges’ strong financial and industry experience, along with his understanding of the Company’s business operations and culture, enable Mr. Porges to provide unique and valuable perspectives on most issues facing the Company.

Daniel J. Rice IV	Age 37	Director since
November 2017

Retired Chief Executive Officer and director of Rice Energy Inc. (Rice Energy) (oil and gas exploration company acquired by the Company in November 2017) from October 2013 through November 2017; Vice President and Chief Financial Officer from October 2008 through September 2013; and Chief Operating Officer from October 2012 through September 2013. Mr. Rice also served as a director and the Chief Executive Officer of Rice Midstream Management LLC, the general partner of Rice Midstream Partners LP (the RMP General Partner) (a natural gas transmission, storage and gathering publicly-traded master limited partnership) from January 2014 to November 2017.

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Member of the Public Policy and Corporate Responsibility Committee and the Executive Committee.

Qualifications:  Mr. Rice’s services at Rice Energy and the RMP General Partner provide Mr. Rice with significant executive and operational insight into the Company’s production and midstream operations generally, and specifically with respect to the assets acquired in the Rice Transaction.  While on the Rice Energy board of directors, Mr. Rice served on its Health, Safety and Environmental Committee.  Prior to joining Rice Energy, he served as an investment banker for Tudor Pickering Holt & Co., LLC from February 2008 through October 2008 and as a senior analyst of corporate planning for Transocean Inc. (offshore drilling contractor) from March 2005 through February 2008.

James E. Rohr	Age 69	Director since
May 1996

Retired Executive Chairman, The PNC Financial Services Group, Inc. (PNC) (financial services), April 2013 through April 2014.  Mr. Rohr has served as a director of Marathon Petroleum Corporation (a petroleum product refiner, marketer and transporter), since July 2013; and Allegheny Technologies, Inc. (specialty metal producer), since 1996.  Mr. Rohr was a director of PNC, from 1990 through April 2014; BlackRock, Inc. (provider of investment, advisory and risk management solutions), from December 1999 through April 2014; and General Electric Company (a publicly traded multinational industrial, energy and technology conglomerate), September 2013 through April 2018.

Lead Independent Director, Chair of the Executive Committee and member of the Management Development and Compensation Committee.

Qualifications.  Mr. Rohr’s experience as Chairman and Chief Executive Officer of one of the country’s largest financial services companies provides him with valuable business, leadership and management experience, with particular emphasis on capital markets and corporate finance transactions. Mr. Rohr’s experience enables him to provide cutting edge insights into the capital markets and corporate finance issues facing the Company.  Mr. Rohr is also able to draw on his experience as the chief executive officer of a major public company, along with his service as a director of a number of other public companies.

Norman J. Szydlowski	Age 66	Director since
November 2017

Retired President and Chief Executive Officer of SemGroup Corporation (SemGroup) (publicly-traded midstream company that specializes in moving energy) from November 2009 through June 2014, and director of SemGroup from November 2009 through April 2014. Mr. Szydlowski has served as a director of the general partner of 8point3 Energy Partners, LP (a publicly traded joint venture to own and operate solar generation assets)

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since June 2015. He also has served as a director of the general partner of JP Energy Partners LP (publicly-traded oil and natural gas company) from July 2014 through March 2017, and a director of Transocean Partners, LLC (publicly-traded offshore drilling contractor) from November 2014 to December 2016.

Qualifications: Mr. Szydlowski’s experience at SemGroup and before that as Chief Executive Officer of Colonial Pipeline Company (refined pipeline system) and elsewhere provides him with significant executive and operational midstream experience.

Stephen A. Thorington	Age 62	Director since
September 2010

Retired Executive Vice President and Chief Financial Officer, Plains Exploration & Production Company (energy company engaged in the upstream oil and gas business) (now part of Freeport-McMoRan Inc.), September 2002 through April 2006.  Mr. Thorington has been a director of the EQGP General Partner since April 2015 and a director of the EQM General Partner since February 26, 2018. Mr. Thorington was a director of KMG Chemicals, Inc. (diversified chemical company), May 2007 through December 2014, at which time he retired from the board at the conclusion of his then-current term.  Mr. Thorington also was a director of QRE GP, LLC, the general partner of QR Energy, LP (oil and natural gas production master limited partnership) (now part of Breitburn Energy Partners LP), January 2011 through November 2014.

Chair of the Audit Committee and member of the Executive Committee.

Qualifications.   Mr. Thorington has significant experience in energy company management, finance and corporate development, as well as natural gas exploration and production.  Mr. Thorington has served in a number of senior management positions with energy industry companies and, earlier in his career, held various senior positions within the investment banking industry.  Finally, Mr. Thorington has extensive experience on other public company boards, including recent service as a member of audit, compensation, conflicts and nominating and corporate governance committees.  Mr. Thorington is able to draw upon these diverse experiences to provide guidance with respect to accounting matters, financial markets and financing transactions, exploration and production operations and investor relations.

Lee T. Todd, Jr., Ph.D.	Age 71	Director since
November 2003

Retired President, Lee Todd Consulting, LLC (technology consulting services), October 2014 through April 2016.  Dr. Todd was Professor of Electrical Engineering at the University of Kentucky (major public research university), July 2011 through September 2014; and President of the University of Kentucky, July 2001 through June 2011.

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Chair of the Management Development and Compensation Committee and member of the Corporate Governance Committee and the Executive Committee.

Qualifications. Dr. Todd’s past service as President of the University of Kentucky provides valuable leadership and management experience, including experience leading a large organization.  Prior to joining the University of Kentucky, Dr. Todd developed a strong reputation as an innovator of emerging technology, having founded and led numerous successful technology companies.  Dr. Todd also has experience serving on boards of a variety of public companies, private companies and foundations.  These strong leadership and business experiences, along with Dr. Todd’s appreciation for the importance of innovation, enable him to offer a unique perspective with respect to business and technology issues facing the Company.

Christine J. Toretti	Age 61	Director since
October 2015

President, Palladio, LLC (consulting company), since 2011.  President, The Jack Company (a natural gas production company), 1988 through 2015; and Chairman and Chief Executive Officer, S.W. Jack Drilling Company (privately-held land-based drilling company), 1990 through 2010.  Ms. Toretti has served as Vice Chairman of S&T Bancorp, Inc. (S&T Bank) (financial services), since 2013 and a director since 1984.

Member of the Corporate Governance Committee.

Qualifications.  Ms. Toretti has extensive experience in the industry having been the Chairman and Chief Executive Officer of a large, privately-held, land-based drilling company. Ms. Toretti’s experience, including her role as Vice Chairman and member of the Nominating Committee of S&T Bank, qualifies her to serve as a member of our Corporate Governance Committee.  Ms. Toretti also serves on a number of non-profit boards.  Ms. Toretti’s leadership skills and industry experiences enable her to provide valuable insights into issues facing the Company.

Robert F. Vagt	Age 71	Director since
November 2017

Retired, President, The Heinz Endowments (private philanthropic foundation) from January 2008 through January 2014.  Mr. Vagt was a director of Rice Energy Inc., serving as that board’s independent chair, chair of its Health, Safety and Environmental Committee, and a member of the Audit and Nominating and Governance Committees, from January 2014 through November 2017. Mr. Vagt currently serves as a director and a member of the audit committee of the RMP General Partner and served as the Chairman of its Board of Directors from January 2014 to November 2017. Mr. Vagt has served as a director of Kinder Morgan, Inc. (publicy-traded energy infrastructure company) since May 2012, where he serves

EQT Corporation – 2018 Proxy Statement	23

as a member of the Audit Committee and chair of its Environmental, Health and Safety Committee.

Member of the Corporate Governance Committee.

Qualifications:    Prior to his service to the Heinz Endowments, Mr. Vagt had significant executive and operational industry experience, having served as President and Chief Operating Officer of Seagull Energy Corporation (oil and gas exploration and production company) from 1996 to 1997, as President, Chairman and Chief Executive Officer of Global Natural Resources (producer of oil and natural gas) from 1992 to 1996 and as President and Chief Operating Officer of Adobe Resources Corporation (oil and natural gas production company) from 1989 to 1992. Mr. Vagt also served as a director of El Paso Corporation from May 2005 to 2012, where he was a member of the Compensation and Health, Safety and Environmental committees. Mr. Vagt’s professional background in both the public and private sectors makes him an important advisor and member of our Board. Mr. Vagt brings to the Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides the Board with diversity of perspective gained from service as President of The Heinz Endowments, as well as from service as the President of an independent liberal arts college.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

In 2017, the Board of Directors held 6 regular meetings and 11 special meetings.  The non-employee directors met 4 times in executive session without any officer of the Company present.  In 2017, each director, except Norman J. Szydlowski who attended one of the two meetings held since he joined the Board in November, attended 75% or more of the total number of meetings of the Board and the Committees on which the director served, and overall attendance at such meetings was over 99.3%.  The Company encourages its directors to attend the annual meeting of the shareholders, and it has been their practice to do so.  All directors then in office attended the 2017 annual meeting.

The Board has five standing Committees:  Audit, Management Development and Compensation, Corporate Governance, Public Policy and Corporate Responsibility and Executive.  The Board may from time to time form new Committees, disband an existing Committee and delegate additional responsibilities to a Committee.  The responsibilities of the Committees (other than the Executive Committee) are set forth in written charters, which are reviewed periodically by the Committees and, where appropriate, the Corporate Governance Committee and the Board.  All of the charters are available on the Company’s website at www.eqt.com by clicking on the “Investors” link on the main page and then on the “Corporate Governance” link followed by the “Charters and Documents” link.  Additional information about each of the Board’s Committees is provided below.

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Audit Committee

Stephen A. Thorington Committee Chair	Meetings Held in 2017: 10
Additional Committee Members: Philip G. Behrman, Ph.D.; Kenneth M. Burke; and Margaret K. Dorman

Primary Responsibilities:  The Audit Committee assists the Board by overseeing the accounting and financial reporting processes of the Company and related disclosure matters; the audits and integrity of the Company’s financial statements; the qualifications, independence, and performance of the Company’s registered public accountants; and the qualifications and performance of the Company’s internal audit function.  The Committee also oversees the Company’s compliance with legal and regulatory requirements, including the Company’s code of business conduct and ethics.  For additional information regarding the Committee’s responsibilities, see “Report of the Audit Committee” and “Board’s Role in Risk Oversight” below.

Independence:  Each member of the Committee is independent under the Company’s corporate governance guidelines and applicable NYSE listing standards and SEC rules.  Each member of the Committee is financially literate.  The Board has determined that each of Ms. Dorman and Messrs. Burke and Thorington qualifies as an “audit committee financial expert” (as defined under SEC rules).  The designation as an audit committee financial expert does not impose upon the members any duties, obligations, or liabilities that are greater than are generally imposed upon them as members of the Committee and the Board.  As audit committee financial experts, Ms. Dorman and Messrs. Burke and Thorington also have accounting or related financial management experience under applicable NYSE listing standards.

Management Development and Compensation Committee

Lee T. Todd, Jr., Ph.D. Committee Chair	Meetings Held in 2017: 10

Additional Committee Members:  A. Bray Cary, Jr. and James E. Rohr

Primary Responsibilities:  The Management Development and Compensation Committee (the Compensation Committee) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, including determining and approving the Chief Executive Officer’s compensation level, based on input from the Corporate Governance Committee and the other independent directors regarding the Chief Executive Officer’s performance for the prior year and in light of the goals and objectives established by the Corporate Governance Committee for the upcoming year; reviewing and approving the performance of, and compensation structure for, the Company’s executive officers (other than the Chief Executive Officer); and reviewing and approving all compensation plans and employment and severance agreements for executive officers.  The Compensation Committee has the sole authority to retain and terminate one or more compensation consultants, independent legal counsel, or other advisors.  It may also obtain advice and assistance from internal legal, accounting, human resources, and other advisors.  The Compensation Committee oversees and, where required by law, administers the Company’s benefit plans, incentive-based compensation plans, and other equity-based plans.  The Compensation Committee also reviews the Company’s succession plan for all executive officers other than the Chief Executive Officer (whose succession plan is reviewed by the full Board).  Pursuant to its Charter, the Compensation Committee has the power to form and delegate authority to subcommittees and to delegate authority to one or more members of the Compensation Committee or to individuals and committees consisting of employees of the Company.

Independence:  Each member of the Compensation Committee is (i) independent under the Company’s corporate governance guidelines and applicable NYSE listing standards (including the enhanced independence standards for compensation committee members under the NYSE listing standards); (ii) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act); and (iii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

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Corporate Governance Committee

A. Bray Cary, Jr.	Meetings Held in 2017: 8

Committee Chair

Additional Committee Members:  Lee T. Todd, Jr., Ph.D. and Christine J. Toretti.  Effective November, 2017, Robert F. Vagt joined the Committee.

Primary Responsibilities:  The Corporate Governance Committee is responsible for recommending director-nominees for each annual meeting of shareholders, Board Committee membership (including Committee Chairs), and nominees for the Board’s Lead Independent Director.  The Committee oversees the self-assessment process for the Board and its Committees and makes recommendations regarding the Board’s compensation structure.  It also identifies and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and annually reviews the Chief Executive Officer’s performance against such goals and objectives, after receiving input from the Lead Independent Director.  The Committee also recommends director independence determinations to the Board and reviews related person transactions under the Company’s related person transaction approval policy.

Independence:  Each member of the Committee is (i) independent under the Company’s corporate governance guidelines and applicable NYSE listing standards (including the enhanced independence standards for compensation committee members under the NYSE listing standards) and (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Public Policy and Corporate Responsibility Committee

Vicky A. Bailey Committee Chair	Meetings Held in 2017: 3

Additional Committee Members:  Philip G. Behrman, Ph.D.; Kenneth M. Burke; and David L. Porges.  Effective November, 2017, Daniel J. Rice IV joined the Committee.

Primary Responsibilities:  The Public Policy and Corporate Responsibility Committee reviews and provides input and direction to the Company’s management and the Board regarding industry, legislative, and regulatory activities of significance to the Company relating to environmental, health, and safety matters; government affairs (including industry and other organizations that express views about legislative and regulatory affairs); and other matters likely to influence the Company’s reputation.

Executive Committee

James E. Rohr Committee Chair	Meetings Held in 2017: None

Additional Committee Members:  Vicky A. Bailey; A. Bray Cary, Jr.; David L. Porges; Stephen A. Thorington; and Lee T. Todd, Jr., Ph.D.  Effective November, 2017, Daniel J. Rice IV joined the Committee.

Primary Responsibilities:  The Executive Committee has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law.

Compensation Process

Establishing Target Total Direct Compensation

In discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, the Compensation Committee establishes the target total direct compensation (base salary plus annual and

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long-term incentives) for executive officers by establishing base salaries and setting long-term and annual incentive targets.  When appropriate, the Compensation Committee also reviews and modifies perquisites.

Establishing and Administering Annual and Long-Term Incentive Programs

The Compensation Committee annually approves plan design, including performance measures and target payout, for annual and long-term incentive programs.  These deliberations, which usually start with recommendations from management and involve discussions among management, the Compensation Committee’s independent compensation consultant, and the Compensation Committee, usually span several meetings before a design is approved.  After the end of the performance period for any performance award, the Compensation Committee certifies the levels at which the performance measures were satisfied and approves the amount of incentive award payable to each executive officer.

Timing of Equity Grants and Delegation of Grant Authority

The Compensation Committee may make equity grants to executive officers at any time during the year.  The Compensation Committee generally does not grant equity awards when in possession of material non-public information.  If in possession of such information, the Compensation Committee does not take such information into account when determining whether or in what amounts to make such grants.

The Compensation Committee and, solely in the case of restricted EQM phantom units, the EQM Board have delegated to Mr. Porges, in his capacity as a director of the applicable entity, the authority to grant the following:

•                             a limited number of restricted EQT shares and/or EQT restricted units to (i) newly hired or recently promoted employees on the condition that no award exceeds the 50th percentile of the market long-term incentive compensation target in value, except as may result from an award being rounded-up to the next highest number of shares evenly divisible by 10, (ii) other employees in recognition of exceptional performance on the condition that no award exceeds 1,000 shares, and (iii) employees who participate in the Company’s educational assistance program, on the condition that no individual award exceeds 500 shares; provided that in each case no recipient is an executive officer of the Company, and with respect to subsections (ii) and (iii) only, the recipient is not a participant in the Company’s most recent long-term incentive award program; and

•                             a limited number of restricted EQM phantom units to newly hired or recently promoted employees on the condition that no award exceeds the 50th percentile of the market long-term incentive compensation target in value, except as may result from an award being rounded-up to the next highest number of units evenly divisible by 10; provided that no recipient is an executive officer of the Company.

All such awards must be made on standard terms approved by the Compensation Committee (and, in the case of EQM awards, the EQM Board) and are reported to the Compensation Committee (and, in the case of EQM awards, the EQM Board) for informational purposes at the next meetings of the Compensation Committee and the EQM Board, as applicable.  Generally, Mr. Porges authorizes restricted EQT shares and/or EQT restricted units and EQM phantom units periodically throughout the year on pre-established dates and does not coordinate the timing of such grants with the release of material non-public information.  If in possession of such information, Mr. Porges does not take such information into account when determining whether or in what amounts to make such grants.

The Compensation Committee has not delegated its authority to award equity to any other executive officer.

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Compensation Consultant

The Compensation Committee has the sole authority to hire, terminate, and approve fees for compensation consultants, independent legal counsel, and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities.  During 2017, the Compensation Committee utilized Pay Governance LLC (Pay Governance) as its independent compensation consultant, and Pay Governance reported directly to the Compensation Committee.

Representatives of Pay Governance do not make recommendations on, or approve, the amount of compensation for any executive officer.  The Compensation Committee may request information or advice directly from representatives of Pay Governance and may direct the Company to provide information to representatives of Pay Governance.  Representatives of Pay Governance regularly interact with representatives of the Company’s human resources department and periodically with the Chief Executive Officer and representatives of the Company’s legal department.

During 2017, Pay Governance provided market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                             competitive benchmarking;

•                             peer group identification and assessment;

•                             advice and market insight as to the form of, and performance measures for, annual and long-term incentives;

•                             marketplace compensation trends in the Company’s industry and generally; and

•                             advice regarding the performance of the Company’s annual review of compensation risk.

During 2017, Pay Governance also performed benchmarking services for the Corporate Governance Committee related to director compensation for the Company’s Board.

In addition to the executive and director compensation services provided for the Compensation Committee and the Corporate Governance Committee, respectively, representatives of Pay Governance also performed the following services during 2017:

•                             Consistent with prior years, Pay Governance performed benchmarking services for director compensation related to the EQGP Board (2017 fees totaled $14,000) and the EQM Board (2017 fees totaled $21,000).

•                             The Company’s management engaged Pay Governance to perform a competitive benchmarking analysis for non-executive officers of the Company (2017 fees totaled $36,015).

The Compensation Committee has considered the services provided by Pay Governance during 2017, as well as Pay Governance’s responses to a questionnaire regarding Pay Governance’s relationship with the Company and its management, and determined that such services do not compromise Pay Governance’s independence as the Compensation Committee’s independent compensation consultant.

Role of Senior Management

The Company’s senior management has an ongoing dialogue with the Compensation Committee and the Compensation Committee’s independent compensation consultant regarding compensation and plan design.  Most ideas originate with management due to its direct involvement in, and knowledge of, the business goals, strategies, experiences and performance of the Company.  Management’s ideas are reviewed with the independent compensation consultant and frequently modified by the Compensation Committee prior to ultimate adoption.  The Compensation Committee engages in active discussions with the Chief Executive Officer concerning: (i) who should participate in programs and at what levels,

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(ii) which performance measures should be used, (iii) the determination of performance targets, and (iv) whether and to what extent performance measures for the previous year have been achieved.  The Chief Executive Officer is advised by the other executive officers of the Company.

We provide additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, below under the caption “Compensation Discussion and Analysis.”

Board Leadership Structure

As described in the Company’s corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions may be effectively performed by the same individual.  From time to time, generally in connection with succession planning, the Board considers whether the Chairman of the Board and the Chief Executive Officer should be separate, and if separate, whether the Chairman of the Board should be an outside director or an inside director.  In connection with Mr. Schlotterbeck’s promotion to Chief Executive Officer effective March, 2017, Mr. Porges agreed to serve as Executive Chairman of the Board through February 28, 2018 to facilitate a smooth transition for Mr. Schlotterbeck.  Effective March 1, 2018, Mr. Porges transitioned from Executive Chairman of the Board to Chairman of the Board.  Following Mr. Schlotterbeck’s resignation, Mr. Porges was appointed Interim President and Chief Executive Officer and has retained his position as Chairman of the Board.

Outside of transitional situations, the Board is generally satisfied with the Chief Executive Officer performing the functions of the Chairman of the Board because the Chief Executive Officer is able to utilize in-depth knowledge and perspective gained in running the Company to effectively and efficiently guide the full Board by recommending Board and Committee meeting agendas, leading Board discussions on critical issues and creating a vital link among the Board, management and shareholders.

Pursuant to the Company’s corporate governance guidelines, when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director.  When a Lead Independent Director has been designated, the Lead Independent Director’s exclusive duties are:

•                             convening, presiding over, and setting agendas for regularly scheduled and special executive sessions of non-management directors (which typically occur at each regularly scheduled meeting of the Board), including calling a meeting of the independent/non-management directors, if requested by any other director;

•                             presiding over any meeting at which the Chairman is not present;

•                             consulting with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviewing meeting agendas;

•                             providing input to the Corporate Governance Committee in connection with the evaluation of the Chief Executive Officer’s performance;

•                             facilitating an assessment process with respect to the Board as a whole as well as for individual directors;

•                             serving as the designated director to speak with shareholders (when requested) and to receive communications from interested parties; and

•                             serving as the Chair of the Executive Committee.

In April 2018, the Board, based on a recommendation from the Corporate Governance Committee, re-elected Mr. Rohr as its Lead Independent Director to serve until the first regular Board meeting following the Company’s 2019 annual meeting of shareholders.  Mr. Rohr has held this position since May 2011. The service of the Lead Independent Director complements Mr. Porges’ role as Chairman by,

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among other things, providing directors, shareholders and other constituents a direct contact to an independent member of the Board.  When in office, the Lead Independent Director’s term is one year, but an individual may serve multiple consecutive terms upon recommendation of the Corporate Governance Committee and approval of the Board.

Board’s Role in Risk Oversight

The Company’s corporate governance guidelines provide that the Board of Directors is responsible for reviewing the process for assessing the major risks facing the Company and the options for their mitigation.  The Board executes on this oversight responsibility in a variety of ways, including:

•                             performing an annual review of the Company’s major risks;

•                             addressing major risks with management via presentations (initiated by management or requested by the Board) throughout the year; and

•                             delegating oversight for certain risks to the Board Committees.  For example, the Audit Committee is responsible for reviewing and discussing with management the Company’s major financial risk exposures and the actions management has taken to monitor and control such exposures.  The Compensation, Corporate Governance and Public Policy and Corporate Responsibility Committees also review and discuss with management major risk exposures associated with their respective areas of oversight.

The Company primarily manages enterprise risk through an Enterprise Risk Committee consisting of certain executive officers and business unit and functional leaders.  The Enterprise Risk Committee meets periodically throughout the year to review, prioritize and address the Company’s major risk exposures and to consider new or emerging risks.  The Corporate Director, Enterprise Risk and Compliance reports the results of the risk assessment annually to the Board of Directors.  The Board reviews and assesses the report of the Corporate Director, Enterprise Risk and Compliance and determines whether any further action is required.

Director Nominations

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board and recommending to the Board the director nominees for each annual meeting of shareholders.  The Corporate Governance Committee typically considers new nominees for the Board in the context of a vacancy on the Board resulting from resignation or retirement of a director or to fill a skill need identified by the Board.  The Corporate Governance Committee has historically used third-party search firms to assist it in identifying potential director candidates.  Director candidates have also been identified by senior management and members of the Board considering individuals both within and external to their respective networks.  The Company agreed to nominate Messrs. Rice and Vagt as directors pursuant to the Agreement and Plan of Merger entered into in connection with the Rice Transaction.  In conjunction with shareholder outreach in connection with the Rice Transaction, the Company retained a third party search firm to assist it in identifying highly qualified individuals who could enhance the Board’s midstream depth.  That effort resulted in the identification of Messrs. Karam and Szydlowski, among others, as potential director candidates.

As set forth in the Corporate Governance Committee’s charter, the Corporate Governance Committee will consider submissions from shareholders in making its recommendation.  Any shareholder desiring to recommend an individual to serve as a director of the Company should submit the following information to the Corporate Governance Committee Chair, care of the Corporate Secretary, no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting:

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•                            The information required by Sections 1.09 and 1.10 of the Company’s bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary, and (iv) the nominee’s executed irrevocable conditional resignation letter.

•                             In addition, the Company may require the shareholder to provide such further information as it may reasonably request.

Additionally, as set forth in Section 1.11 of the Company’s bylaws, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by the Company and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the preceding year’s annual meeting of shareholders and include the following:

•                             The information required by Sections 1.09 and 1.10 of the Company’s bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary that the nominee consents to being named in the Company’s proxy statement and form of proxy card as a nominee and to serving as a director of the Company if elected, and (iv) the nominee’s executed irrevocable conditional resignation letter.

•                             The information required by Section 1.11 of the Company’s bylaws, including, but not limited to, (i) all other questionnaires required of the Company’s directors; and (ii) such additional information as is necessary to permit the Board of Directors to determine that the director nominee is independent and that his service as a member of the Board of Directors would not violate any applicable law, rule or regulation, or the NYSE listing standards.

See “How do I contact EQT’s Corporate Secretary?” under the caption “Questions and Answers About the Annual Meeting” above.

In evaluating individuals identified as possible director-nominees, whether the source of the possible nominee is another director, a member of management, a shareholder or otherwise, the Corporate Governance Committee assesses the experience and personal characteristics of the possible nominee against the guidelines identified below.  Possible nominees satisfying the guidelines are then further evaluated to identify, in the judgment of the Corporate Governance Committee, the best match for the Board.  The Corporate Governance Committee retains the right to modify the guidelines, including the criteria for evaluating the qualifications of potential nominees for election to the Board as set forth therein, from time to time.

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Individual Qualifications

•            Possesses integrity, competence, insight, creativity, and dedication together with the ability to work with colleagues while challenging one another to achieve superior performance

•            Has attained prominent position in his or her field of endeavor

•            Possesses broad business experience

•            Has ability to exercise sound business judgment

•            Is able to draw on his or her past experience relative to significant issues facing the Company

•            Has experience in the Company’s industry or in another industry or endeavor with practical application to the Company’s needs

•            Has sufficient time and dedication for preparation as well as participation in Board and Committee deliberations

•            Has no conflict of interest

•            Meets such standards of independence and financial knowledge as may be required or desirable

•            Possesses attributes deemed to be appropriate given the then current needs of the Board

Composition of the Board as a Whole	• A diversity of background, perspective, and skills related to the Company’s business • A diversity of race, gender, and age

The Board believes that its members possess individual qualifications consistent with the guidelines set forth above.  In addition to the specific individual director qualifications identified under the caption “Item No. 1 – Election of Directors” above, the Board believes that its members offer insightful and creative views and solutions with respect to issues facing the Company.  The Board also believes that its members function well together as a group.  Finally, the Board believes that it has appropriate diversity consistent with the guidelines set forth above.

Contacting the Board

You may communicate directly with the Lead Independent Director (and with independent directors, individually or as a group, through the Lead Independent Director) by sending an email to presidingdirector@eqt.com.  You may also write to the Lead Independent Director, the entire Board, any Board Committee, or any individual director by addressing such communication to the applicable director or directors, care of the Corporate Secretary, at EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222.  The Corporate Secretary will open such communications and will promptly deliver such communications to the director or directors (as appropriate) designated therein, unless such communications are junk mail or mass mailings.

Governance Principles

The Company maintains a corporate governance page on its website that includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics, and charters for the Audit Committee, the Management Development and Compensation Committee, the Corporate Governance Committee, and the Public Policy and Corporate Responsibility Committee.  The corporate governance page can be found at www.eqt.com, by clicking on the “Investors” link on the main page and then on the “Corporate Governance” link.  The Company will provide copies of its corporate governance guidelines, code of business conduct and ethics, and any of the Board Committee charters upon request by a shareholder to the Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” under the caption “Questions and Answers About the Annual Meeting” above.

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EQT’s corporate governance policies and practices are compliant with applicable corporate governance requirements:

•                             The Board of Directors has adopted corporate governance guidelines.

•                             Twelve of the fourteen members of the Board are independent of the Company and its management.

•                             The Board’s non-management directors meet periodically in executive session, and the Lead Independent Director has been identified as the presiding director at all such executive sessions.

•                             All members of each of the key Board Committees – Audit, Management Development and Compensation, and Corporate Governance – are independent of the Company and its management.

•                             Each of the key Committees has a charter that meets applicable legal requirements and reflects good corporate governance.

•                             The Board and each of the key Committees engage in annual self-assessments, which involve, among other things, reviews of individual director performance.

•                             The Company’s directors are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the Company provides funding for such activities.

•                             The Company has a code of business conduct and ethics applicable to all employees and directors of the Company.

•                             The Corporate Governance Committee reviews the Company’s governance policies and practices periodically and makes recommendations to the Board.

Shareholder Engagement

We value feedback from our shareholders and are committed to maintaining an active dialogue with our shareholders year-round.  We maintain a robust investor relations program, through which senior executives held more than 780 meetings with EQT, EQM, and/or EQGP investors or potential investors in 2017 to discuss operations, strategy, and other critical items.  Of the more than 780 meetings, 307 meetings, with holders representing approximately 82% of our outstanding shares, were related to the Rice Transaction, during which senior executives received feedback on many items, including governance and compensation related matters.  In addition, 2017 marked the eighth consecutive year of shareholder outreach efforts targeting the Company’s compensation and governance practices.  Feedback from these outreach meetings is provided to the Corporate Governance Committee and the Compensation Committee, as appropriate, for consideration.  In 2017, we requested governance and compensation targeted meetings with investors representing approximately 61% of our outstanding shares, met with holders of 9% of our outstanding shares, and were told by holders representing another 9% that meetings were unnecessary as they were content with our practices.  The Board values our investors’ feedback and, indeed, has implemented several changes as a result of feedback received from our shareholder engagement program. The following identifies what we heard from our investors, and how we responded to what we heard:

What We Heard....		What We Did...
✓	Certain investors and shareholder advisory firms were not supportive of our allowing our directors and executive officers to use EQT securities as collateral	✓	Implemented a policy prohibiting the pledging of EQT securities by executive officers and directors

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✓	Certain investors expressed concern that we did not maintain a compensation recoupment policy	✓	Established a compensation recoupment policy
✓	Certain investors and shareholder advisory firms requested greater transparency and detail regarding our short-term incentive plan design	✓	Included enhanced disclosure regarding our short-term incentive plan, including performance metrics and target ranges
✓	Certain investors expressed concern regarding the impact the Rice Transaction could have on incentive compensation payouts to our executive officers for 2017	✓	Clarified that the Rice Transaction would not result in any increased payouts under our incentive compensation programs for 2017 as a result of the Rice Transaction
✓	Certain investors have provided input regarding performance metrics to be used in our long-term incentive program	✓	We have modified certain performance metrics used in our 2018 long-term incentive awards in response to investor input

Sustainability

EQT’s corporate social responsibility commitments are to operate as a safe, responsible, and accountable corporate citizen.  EQT is committed to transparency, and helping our shareholders understand the origins, risks, costs, and benefits associated with natural gas development.  This also means raising awareness of the significant improvements that have taken place and continuing to ensure safe operations, protect our environment, create jobs, and boost our local and national economy.  In 2017 EQT received an Environmental, Social and Governance (ESG) score (which is a measure of a company’s disclosure of quantitative and policy-related ESG data) of 58.92 from Bloomberg Finance, L.P., compared to an average score of 25.32 for the members of our peer group for the 2017 Incentive PSU Program (defined and described under the caption “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table”).  To learn more about EQT’s sustainability efforts please view our 2017 Corporate Social Responsibility Report on our website, by visiting csr.eqt.com.

Independence and Related Person Transactions

Director Independence

In accordance with the Company’s corporate governance guidelines, a majority of directors at any time will be independent.  For a director to be considered an “independent director,” the Board must annually determine that he or she has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has such a relationship with the Company), except as a director.  To assist it in determining director independence, the Board established guidelines, which are included in the Company’s corporate governance guidelines, that conform to the independence requirements under the NYSE listing standards.

The Board considers all relevant facts and circumstances in making an independence determination.  Any relationship involving a Company director that complies with the independence standards set forth in the Company’s corporate governance guidelines and is not otherwise a related person transaction (as defined under the caption “Review, Approval or Ratification of Transactions with Related Persons” below) under the Company’s related person transaction approval policy (the related person transaction policy) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence.

Based on the independence standards set forth in the Company’s corporate governance guidelines, the Board has determined that all of the Company’s directors other than Messrs. Porges and Schlotterbeck (who are or were executive officers of the Company) and Mr. Rice (who the board concluded did not

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meet the above standards as a result of having served as the chief executive officer of Rice Energy prior to the Rice Transaction and the level of ownership that he and his family have in the Company) have met the above standards and are independent of the Company and its management.

Director ownership of Company stock is encouraged and is not in itself a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit Committee if its magnitude is sufficient to make the director an “affiliated person” of the Company as described in the Audit Committee charter.  See “Equity-Based Compensation” under the caption “Directors’ Compensation” below for a description of the equity ownership guidelines for directors.

During the preceding three fiscal years, the Company made no contributions to any tax-exempt organization in which any independent director of the Company is an executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Under the Company’s written related person transaction policy, Company management, with the assistance of the Company’s legal department, is responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction (as defined below).  Such determination is based on a review of all facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires.  Upon determination that a transaction is a Related Person Transaction that has not been approved by the full Board of Directors, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review.  The Corporate Governance Committee then determines whether to approve, ratify, revise, reject, or take other action with respect to the Related Person Transaction.

Under the related person transaction policy, a “Related Person Transaction” is generally a transaction in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest.  A “Related Person” is generally any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and any immediate family member (as defined by the SEC) of any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval:  (i) transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer was approved by the Compensation Committee; (ii) transactions involving compensation and benefits paid to a director for service as a director of the Company; (iii) transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as an employee or executive officer, a director or a beneficial owner of less than 10% of that company’s shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s consolidated gross revenue; (iv) transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (viii) charitable contributions, grants or endowments by the Company or the Company’s charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person’s only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient’s consolidated gross revenue.

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The related person transaction policy does not limit or affect the application of the Company’s code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors’ or executive officers’ duties to the Company.  Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

Transactions with Related Persons

Based on information provided by the Company’s directors and executive officers and assessments by the Company’s management, the Corporate Governance Committee determined that the transaction described below is the only Related Persons Transaction in 2017 requiring disclosure in this proxy statement.

In connection with the Rice Transaction, Daniel Rice IV entered into a separation and release agreement confirming his termination of employment with Rice Energy and all Rice Energy affiliates, the benefits and payments to which Mr. Rice would be entitled to, and the obligations of non-competition and non-solicitation that he would be subject to upon the closing of the Rice Transaction.  In connection with the Rice Transaction and Mr. Rice’s separation and release agreement, Mr. Rice received a payment of $27,113,358.

Compensation Committee Interlocks and Insider Participation

During all of 2017, Dr. Todd and Messrs. Cary and Rohr served as members of the Compensation Committee.  None of the Compensation Committee members is a current or former officer or employee of the Company or had any relationship with the Company requiring disclosure.  In addition, none of the Company’s executive officers served as a member of the board of directors or compensation committee (or similar committee) of another entity, one of whose executive officers served as a member of the Company’s Board of Directors or the Compensation Committee.

DIRECTORS’ COMPENSATION

Compensation of directors is annually reviewed by the Corporate Governance Committee and approved by the Board.  No compensation is paid to employee directors for their service as directors.

In 2017, the Corporate Governance Committee engaged Pay Governance to conduct an annual review of the total compensation for non-employee directors for 2018.  Specifically, retainer fees, meeting fees, chairperson premiums, stock-based long-term incentives, and director matching gift benefits were evaluated using, as the competitive benchmark, levels of total compensation paid to directors of:

•                             the 215 general industry companies with 2016 revenues of $1 billion to $4 billion that are identified in Appendix A; and

•                             the 19 energy industry companies that are identified on Appendix B under the heading “2018 Peer Group – Financial Metrics”.

Set forth below is a description of the compensation of the Company’s non-employee directors:

Cash Compensation

As a result of its 2017 review of director compensation and consistent with the advice of its independent compensation advisor, Pay Governance, the Board determined for 2018 to move away from a retainer and

EQT Corporation – 2018 Proxy Statement	36

meeting fee structure for the cash component of its compensation to a retainer only structure.  The structure of the 2017 and 2018 fees is set forth below, and all fees are paid on a quarterly basis.  The Board intended that, following the change in structure, each director’s compensation remain roughly consistent with the amount that would have been earned in a “typical” year with a typical number of meetings.

Compensation Feature	2017	2018
Annual cash retainer – Board member	$60,000	$85,000
Annual cash retainer – Committee Chair	Audit: $20,000 All other Committees: $10,000	Audit: $25,000 All other Committees: $15,000
Annual cash retainer – Committee member (excluding the chair)	Audit: $6,000 All other Committees: None	Audit: $10,000 Corporate Governance, Compensation, Public Policy Committees: $5,000 Executive Committee: None
Meeting fees	In person: $1,500 Telephonic: $750	None

The members of the special review committee convened to evaluate options for addressing the Company’s sum-of-the-parts discount did not receive a retainer for their service on the committee.

Equity-Based Compensation

•                              The Company grants to each non-employee director, on an annual basis, stock units that vest upon award and are payable on a deferred basis under the Company’s directors’ deferred compensation plans.  The 2017 annual grant was 2,730 deferred stock units, which were awarded on January 1, 2017 to each non-employee director serving at that time.  Each non-employee director serving on the Board on January 1, 2018 received an award of 3,430 deferred stock units.  Each deferred stock unit is equal in value to one share of Company common stock but does not have voting rights.  Dividends are credited quarterly in the form of additional deferred stock units.  The value of the stock units granted in 2013 and subsequent years will be paid in shares of Company common stock upon termination of service as a director.  The value of the stock units granted prior to 2013 will be paid in cash (or, if a director made a prior election to settle the award in equity, in Company common stock) upon termination of service as a director.

•                              Newly elected non-employee directors are expected to receive an equity grant upon joining the Board equal to the pro rata amount of the then applicable annual grant; as a consequence, on November 13, 2017, each of Messrs. Karam, Rice, Szydlowski, and Vagt received a grant of 380 deferred stock units.

•                              The non-employee directors are subject to equity ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to five times the annual retainer.  Under the guidelines, directors have up to five years from joining the Board to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet the ownership guidelines.  Each of the Company’s non-employee directors satisfies the equity ownership guidelines giving consideration to the five year ramp-up period.

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Deferred Compensation

•                              The Company has deferred compensation plans for non-employee directors.  In addition to the automatic deferral of stock units awarded, non-employee directors may elect to defer up to 100% of their annual retainers and fees into the 2005 Directors’ Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds.  Prior to the deferral, plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments.  Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock are distributed in shares of common stock.  Distributions are made or, if applicable, commence following termination of service as a director.  The directors’ deferred compensation accounts are unsecured obligations of the Company.  Mr. Cary and Mr. Szydlowski deferred fees under the plan in 2017.  The 1999 Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering amounts vested under the plan on or prior to December 31, 2004.

Other

•                              All directors are eligible to participate in the Matching Gifts Program of the EQT Foundation on the same terms as Company employees.  Under this program, the EQT Foundation will match gifts of at least $100 made by a director to eligible charities, up to an aggregate total of $50,000 per director in any calendar year.

•                              Non-employee directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a gift, payable in a lump sum following the death of the director, funded by a life insurance policy purchased by the Company.  The proceeds of the life insurance policy (and, therefore, the amount of the gift) approximate the present value of ten equal annual installments of $50,000.  The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the Company.  Mr. Rohr is the only active director entitled to this benefit.

•                              The Company reimburses directors for their travel and related expenses in connection with attending Board and Committee meetings and related activities.  The Company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

The table below shows the total 2017 compensation of the Company’s non-employee directors:

2017 Directors’ Compensation Table

NAME	FEES EARNED OR PAID IN CASH ($) (1)	STOCK AWARDS ($) (2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($)
Ms. Bailey	116,000	178,542	21,607	316,149
Dr. Behrman	126,000	178,542	23,774	328,316
Mr. Burke	125,250	178,542	1,907	305,699
Mr. Cary	134,750	178,542	54,568	367,860
Ms. Dorman	117,750	178,542	1,907	298,199
Mr. Karam	10,076	24,540	0	34,616
Mr. Rice	10,826	24,540	0	35,366
Mr. Rohr	122,000	178,542	6,231	306,773

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NAME	FEES EARNED OR PAID IN CASH ($) (1)	STOCK AWARDS ($) (2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($)
Mr. Szydlowski	8,576	24,540	0	33,116
Mr. Thorington	133,250	178,542	229,954	541,746
Dr. Todd	135,500	178,542	24,166	338,208
Ms. Toretti	108,750	178,542	50,845	338,137
Mr. Vagt	13,076	392,220	0	405,296

(1)             Includes annual cash retainers, meeting fees and committee chair fees, some of which have been deferred at the election of the director.

(2)             This column reflects the aggregate grant date fair values determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for the deferred stock units awarded to each director during 2017.  On January 1, 2017, the Company granted 2,730 deferred stock units to each non-employee director serving at that time.  On November 13, 2017, the Company granted 380 deferred stock units to Messrs. Karam, Rice, Szydlowski, and Vagt.  The grant date fair value is computed as the sum of the number of deferred stock units awarded on the grant date multiplied by the closing stock price of the Company’s common stock on the business day prior to the grant date, $65.40 for the January 1 grants and $64.58 for the November 13 grants.  For Mr. Vagt, this column also includes 5,641 EQT restricted stock units acquired upon the conversion of Rice Energy restricted stock units held at the closing of the Rice Transaction.  The grant date fair value us computed as the sum of the number of converted EQT restricted stock units multiplied by the closing stock price of the Company’s common stock on the business day prior to the closing date of the Rice Transaction, which was $65.18.  The aggregate number of awarded deferred stock units, including accrued dividends thereon, held at December 31, 2017 was:  Ms. Bailey – 33,906; Dr. Behrman – 24,538; Mr. Burke – 15,549; Mr. Cary –24,538; Ms. Dorman – 15,549; Mr. Karam – 380; Mr. Rice – 380; Mr. Rohr – 38,510; Mr. Szydlowski – 380; Mr. Thorington – 18,873; Dr. Todd – 35,786; Ms. Toretti – 6,681; and Mr. Vagt – 6,021.

(3)             This column reflects (i) dividends accrued on deferred stock units to be settled in cash, (ii) annual premiums of $43.88 per director ($21.94 for Mr. Thorington and $0 for Mssers. Karam, Rice, Szydlowski, and Vagt) paid for life insurance and travel accident insurance policies, and (iii) the following matching gifts made to qualifying organizations under the EQT Foundation’s Matching Gifts Program:  $17,500 for Ms. Bailey; $20,000 for Dr. Behrman; $50,000 for Mr. Cary; $50,000 for Mr. Thorington; $19,833 for Dr. Todd; and $50,000 for Ms. Toretti.  The non-employee directors may use a de minimis number of tickets purchased by the Company to attend sporting or other events when such tickets are not otherwise being used for business purposes.  The use of such tickets does not result in any incremental costs to the Company.

In addition to compensation earned for his service on EQT’s Board, this column reflects compensation Mr. Thorington received for his service on the EQGP Board, consisting of $102,522 in cash retainers, meeting fees and committee chair fees, EQGP’s share of the life insurance and travel accident insurance policies and an equity grant of EQGP phantom units with a grant date fair value of $75,126.  Mr. Vagt did not receive additional compensation for his service on the board of directors of the RMP General Partner for 2017.

See “Independence and Related Persons Transactions – Transactions with Related Persons” for a description of the payments received by Mr. Rice in connection with the Rice Transaction.

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EQUITY OWNERSHIP

Stock Ownership of Significant Shareholders

The following shareholders reported to the SEC that they owned more than 5% of the Company’s outstanding common stock:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED	PERCENT OF COMMON STOCK OUTSTANDING
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	26,218,751(1)	10.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,616,561(2)	7.0%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	17,045,077(3)	6.6%
State Street Corporation One Lincoln Street Boston, MA 02111	13,790,299(4)	5.4%

__________________________

(1)       Information based on Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2018, reporting that The Vanguard Group has sole voting power over 342,787 shares, sole dispositive power over 25,832,544 shares, shared voting power over 55,086 shares, and shared dispositive power over 386,207 shares.

(2)       Information based on Amendment No. 9 to Schedule 13G filed with the SEC on February 8, 2018, reporting that BlackRock, Inc. has sole voting power over 16,473,961 shares, and sole dispositive power over 18,616,561 shares.

(3)       Information based on Amendment No. 2 to Schedule 13G filed with the SEC on January 22, 2018, reporting that JPMorgan Chase & Co. has sole voting power over 15,646,558 shares, sole dispositive power over 16,820,627 shares, shared voting power over 161,367 shares, and shared dispositive power over 224,209 shares.

(4)       Information based on Schedule 13G filed with the SEC on February 14, 2018, reporting that State Street Corporation has shared voting power and shared dispositive power over 13,790,299 shares.

Equity Ownership of Directors and Executive Officers

The tables below set forth the number of shares of EQT common stock and EQGP, EQM, and RMP common units, beneficially owned by the Company’s directors and named executive officers (as determined under SEC rules) and all directors and executive officers as a group as of April 2, 2018, including EQT shares and EQGP, EQM, and RMP common units they had the right to acquire within 60 days after April 2, 2018.

The amounts and percentages of EQT shares and EQGP, EQM, and RMP common units beneficially owned are reported below on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all EQT shares and/or EQGP, EQM, and RMP common units

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shown as beneficially owned by them, subject to community property laws where applicable, and none of the EQT shares and EQGP, EQM, and RMP common units are subject to a pledge.

EQT CORPORATION EQUITY
NAME	EXERCISABLE EQT STOCK OPTIONS (1)	NUMBER OF EQT SHARES BENEFICIALLY OWNED (2)	EQT DEFERRED STOCK UNITS PAYABLE IN CASH (3)	PERCENT OF CLASS (4)
D.L. Porges (5) Chairman and Interim President & Chief Executive Officer	299,700	557,218	-	*
V.A. Bailey Director	-	16,354	21,004	*
P.G. Behrman Director	-	17,037	11,631	*
K.M. Burke Director	-	16,354	2,637	*
A.B. Cary, Jr. Director	-	49,606	11,631	*
M.K. Dorman Director	-	16,354	2,637	*
T.F. Karam Director	-	23,812	-	*
D.J. Rice IV Director	-	223,421	-	*
J.E. Rohr Director	-	27,250	32,547	*
N.J. Szydlowski Director	-	3,963	-	*
S.A. Thorington Director	-	26,355	5,960	*
L.T. Todd, Jr. Director	-	18,054	22,885	*
C.J. Toretti Director	-	10,117	-	*
R.F. Vagt Director	-	27,742	-	*
S.T. Schlotterbeck(6) Former President and Chief Executive Officer	143,400	170,952	-	*
R.J. McNally Senior Vice President and Chief Financial Officer	-	27,470	-	*
J.J. Ashcroft, III Senior Vice President and President, Midstream	-	47,014	-	*
L.B. Gardner General Counsel and Vice President, External Affairs	33,300	62,889	-	*
D.E. Schlosser, Jr. Senior Vice President and President, Exploration and Production	-	68,453	-	*
M.E. Hyland(7) Former Senior Vice President and President, Midstream	6,100	9,437	-	*

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R.L. Crawford(8) Former Senior Vice President and President, Midstream	161,400	94,363	-	*
Directors and executive officers as a group (21 individuals)	376,000	1,313,255	110,932	*

__________________________

*           Indicates ownership or aggregate voting percentage of less than 1%.

(1)       This column reflects the number of shares of Company common stock that the executive officers and directors had a right to acquire within 60 days after April 2, 2018 through the exercise of stock options.

(2)       This column reflects Company shares held of record and shares owned through a broker, bank or other nominee, including, for executive officers’ shares owned through the Company’s 401(k) plan.  For the non-employee directors, this column includes deferred stock units (as described in the “Equity-Based Compensation” discussion included under the caption “Directors’ Compensation” above), including accrued dividends, that will be settled in common stock, over which the directors have no voting or investment power prior to settlement (Ms. Bailey –16,354 units; Dr. Behrman – 16,354 units; Mr. Burke – 16,354 units; Mr. Cary – 16,354 units; Ms. Dorman – 16,354 units; Mr. Karam – 3,812 units; Mr. Rice – 3,812 units; Mr. Rohr – 19,627 units; Mr. Szydlowski – 3,812 units; Mr. Thorington – 16,355 units; Dr. Todd – 16,354 units; Ms. Toretti – 10,117 units; and Mr. Vagt – 3,812 units).  For Dr. Behrman and Messrs. Cary, Rohr and Szydlowski, this column also includes deferred stock units, including accrued dividends, that will be settled in common stock in connection with the deferral of director fees, over which the directors have sole investment but no voting power prior to settlement (Dr. Behrman – 683 units; Mr. Cary – 5,252 units; Mr. Rohr – 2,917 units; and Mr. Szydlowski 151 units).  For Mr. Vagt this column also reflects 5,641 restricted stock units that will vest on May 31, 2018.

(3)       This column reflects the number of deferred stock units granted prior to 2013 held by the non-employee directors through the directors’ deferred compensation plans that will be settled in cash, including:

•                      deferred stock units (as described in the “Equity-Based Compensation” discussion included under the caption “Directors’ Compensation” above), including accrued dividends (Ms. Bailey – 21,004 units; Dr. Behrman – 11,631 units; Mr. Burke –2,637 units; Mr. Cary – 11,631 units; Ms. Dorman – 2,637 units; Mr. Rohr – 22,339 units; Mr. Thorington – 5,960 units; and Dr. Todd – 22,885 units); and

•                      deferred stock units, including accrued dividends, resulting from the curtailment in 1999 of the directors’ retirement plan (Mr. Rohr – 10,208 units).

(4)       This column reflects for each of the named executive officers and directors, as well as all executive officers and directors as a group, (i) the sum of the shares beneficially owned, the stock options exercisable within 60 days of April 1, 2018, and the deferred stock units that will be settled in common stock, as a percentage of (ii) the sum of the Company’s outstanding shares at April 1, 2018, all options exercisable by the executive officer and director group within 60 days of April 1, 2018, and all deferred stock units that will be settled in common stock upon termination of the directors’ service.  These calculations exclude all deferred stock units included in the column captioned “Deferred Stock Units Payable in Cash”.

(5)       Shares beneficially owned include 50,000 shares that are held in a trust of which Mr. Porges is a co-trustee and in which he shares voting and investment power.

(6)       Shares beneficially owned include 28,012 shares owned by Mr. Schlotterbeck’s wife.

(7)       Shares beneficially owned include 4,169 shares in which Ms. Hyland shares voting power with Ms. Hyland’s husband.

(8)   Mr. Crawford stepped down from his roles with the Company and the EQM General Partner effective February 28, 2017.  Information regarding EQT shares beneficially owned by Mr. Crawford was provided by Mr. Crawford as of March 1, 2017.

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As of April 2, 2018, the directors and named executive officers of the Company also held, of record or beneficially through a broker, bank or other nominee, EQGP, EQM and RMP common units in the following amounts.

EQGP, EQM, AND RMP EQUITY
Name	EQGP COMMON UNITS BENEFICIALLY OWNED(1)	PERCENTAGE OF EQGP COMMON UNITS BENEFICIALLY OWNED	EQM COMMON UNITS BENEFICIALLY OWNED(2)	PERCENTAGE OF EQM COMMON UNITS BENEFICIALLY OWNED	RMP COMMON UNITS BENEFICIALLY OWNED	PERCENTAGE OF RMP COMMON UNITS BENEFICIALLY OWNED
D.L. Porges	56,263	*	42,148	*	-	-
V.A. Bailey	3,241	*	1,000	*	-	-
P.G. Behrman	19,741	*	-	-	-	-
K.M. Burke	5,000	*	-	-	-	-
A.B. Cary, Jr.	19,841	*	12,000	*	-	-
M.K. Dorman	19,841	*	11,000	*	-	-
T.F. Karam	-	-	-	-	-	-
D.J. Rice IV	-	-	-	-	11,380	*
J.E. Rohr	30,940	*	2,655	*	-	-
N.J. Szydlowski	-	-	-	-	-	-
S.A. Thorington	42,952	*	6,170	*	-	-
L.T. Todd, Jr.	3,241	*	1,773	*	-	-
C.J. Toretti	-	-	-	-	-	-
R.F. Vagt	-	-	-	-	-	-
S.T. Schlotterbeck	37,762	*	7,897	*	-	-
R.J. McNally	-	-	-	-	-	-
J.J. Ashcroft, III	-	-	-	-	-	-
L.B. Gardner	28,503	*	9,359	*	-	-
D.E. Schlosser, Jr.	-	-	-	-	-	-
M.E. Hyland	-	-	3,750	*	-	-
R.L. Crawford(3)	100,000	*	32,897	*	-	-
Directors and executive officers as a group (21 individuals)	262,186	*	106,381	*	11,380	*

* Indicates ownership or aggregate voting percentage of less than 1%.

(1) With respect to Mr. Thorington, this amount also includes phantom units including accrued distributions to be settled in EQGP common units.

(2) With respect to Mr. Thorington, this amount also includes phantom units including accrued distributions to be settled in EQM common units.

(3) Mr. Crawford stepped down from his roles with the Company and the EQM General Partner effective February 28, 2017.  Information regarding EQGP, EQM and RMP common units beneficially owned by Mr. Crawford was provided by Mr. Crawford as of March 1, 2017.

EQT Corporation – 2018 Proxy Statement	43

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and all persons who beneficially own more than 10% of the Company’s common stock file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC.  As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.  Based solely upon the Company’s review of copies of filings or written representations from the reporting persons, the Company believes that all reports that were required to be filed under Section 16(a) of the Exchange Act were filed on a timely basis during 2017.

EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis (CD&A) below contains statements regarding future Company performance targets and goals.  These targets and goals are disclosed in the limited context of EQT’s compensation programs, may have been established one or more years ago, and should not be understood to be statements of management’s expectations or estimates of future company results or other guidance.  EQT specifically cautions investors not to apply these statements to other contexts.

Definitions of terms that are used, but not defined, in the CD&A can be found in the “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” below.  The “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” and the CD&A contain references to the Company’s adjusted EBITDA, a financial measure that has not been calculated in accordance with generally accepted accounting principles (GAAP), which is also referred to as a non-GAAP supplemental financial measure.  Attached as Appendix C is a reconciliation of the Company’s adjusted 2017 EBITDA to net income, the most directly comparable GAAP financial measure, as well as other important disclosures regarding non-GAAP financial measures.

As shareholders, you are invited to express your view of the compensation paid to the Company’s named executive officers for 2017, as discussed and analyzed below.

Compensation Discussion and Analysis

EQT’s core values include a commitment to operational excellence, integrity, and accountability, and its executive compensation program is intended to promote achievement consistent with these values.  The Company believes that its executive compensation program:

•                             is designed to attract and retain the highest quality named executive officers;

•                             aligns the interests of the Company’s named executive officers with the interests of its shareholders by directly linking executive pay to Company performance;

•                             directly supports the Company’s strategic plan by focusing employee performance on specific drivers; and

•                             is market-based and premised upon informed industry benchmarking.

In summary, the Company’s compensation program is designed to reward the named executive officers when the Company achieves strong financial and operational results, and the Company believes the 2017 compensation of its named executive officers is consistent with its commitment to link pay with performance.

This CD&A describes the Company’s compensation philosophy and the components of the Company’s compensation program for the Company’s named executive officers included in the Summary Compensation Table below.  In 2017, our named executive officers were:

EQT Corporation – 2018 Proxy Statement	44

•                             Steven T. Schlotterbeck, President and Chief Executive Officer;

•                             Robert J. McNally, Senior Vice President and Chief Financial Officer;

•                             Jeremiah J. Ashcroft, III, Senior Vice President and President, Midstream;

•                             Lewis B. Gardner, General Counsel and Vice President, External Affairs;

•                             David E. Schlosser, Jr., Senior Vice President and President, Exploration & Production;

•                             David L. Porges, Chairman and former Chief Executive Officer;

•                             Randall L. Crawford, former Senior Vice President and President, Midstream; and

•                             M. Elise Hyland, former Senior Vice President and President, Midstream.

In March 2017, Mr. Schlotterbeck became the Chief Executive Officer of the Company.  Upon becoming Chief Executive Officer, Mr. Schlotterbeck announced a business leadership team which included Mr. Schlosser, who previously served as Executive Vice President, Engineering, Geology and Strategic Planning, EQT Production Company since October 2014, and Ms. Hyland, who previously served as Executive Vice President, Midstream Operations and Engineering, EQT Gathering, LLC since September 2013.  Ms. Hyland deferred a planned retirement to serve as President, Midstream pending the identification of a permanent successor to Mr. Crawford, who stepped down in February 2017.  That successor to Mr. Crawford, Mr. Ashcroft, was hired in August 2017.  Ms. Hyland then transitioned to the role of Senior Vice President, Special Projects and retired from the Company in March 2018, assuming executive alternative work arrangement status at that time.  In March 2018, Mr. Schlotterbeck voluntarily resigned as President and Chief Executive Officer of the Company and Mr. Porges became Interim President and Chief Executive Officer in addition to his role as Chairman of the Board.

Concurrent with these leadership transitions, the Company also took the first steps towards a transformation of its business and operations, through the acquisition of Rice Energy and executing on the Board’s commitment to review the “sum-of-the-parts discount.”  Perhaps equally important, however, is that the Company achieved strong financial and operational results and completed a major acquisition, while at the same time actively engaging with shareholders to address their concerns.  Following our sum-of-the-parts review, in February 2018 we announced a plan to separate our production and midstream businesses, and our intention to streamline our midstream business prior to the separation in an accretive series of related transactions involving each of our midstream partnerships.  These decisions were informed a great deal by the rich two-way dialogue we have developed with our shareholders.

The named executive officers receive compensation for their services only from EQT.  EQT, in turn, allocates a portion of its compensation costs to EQGP, EQM, and RMP in accordance with agreements with those organizations.  This proxy statement sets forth the entire compensation paid by EQT to each of the named executive officers.

How We Performed in Fiscal Year 2017

The year was a transformational year, as the Company completed a number of important transactions and achieved a number of key results in 2017, described in detail in the Company’s annual report on Form 10-K for the year ended December 31, 2017:

o               Completed acquisition of Rice Energy Inc., including approximately 205,000 net Marcellus acres and approximately 65,000 net Utica acres, making the Company the leading natural gas producer in the United States based on average daily sales volume;

o               Proved reserves increased 59% over 2016;

o               Acquired 110,000 net Marcellus acres, with drilling rights on approximately 55,000 net Utica acres in addition to those acquired in the Rice Transaction;

o               Increased EQM’s per unit distribution by 20% over 2016;

o               Completed $3.0 billion public debt offering, which supported, among other things, the acquisition transactions discussed above and a debt repurchase;

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o               Placed final phase of the header pipeline for Range Resources Corporation in-service; and

o               Received the Certificate of Public Convenience and Necessity for Mountain Valley Pipeline, LLC from the Federal Energy and Regulatory Commission.

Looking forward, and consistent with its effort to drive an industry leading cost structure, the Company has forecast a 2018 production sales volume of 1,520 – 1,560 Bcfe to be fully funded through adjusted operating cash flow attributable to EQT and anticipates that 2019 production sales volumes will show a 15% increase and be funded entirely by the cash flow provided by EQT Production.  As discussed above, we also intend to move forward with our previously announced plan to separate our production and midstream businesses, which will create both the largest natural gas producer and the third largest natural gas gatherer in the United States, as well as transactions intended to streamline the Company’s midstream business prior to the separation.

Pay for Performance Results

The Compensation Committee aims to align the named executive officers’ compensation with the performance of the Company.  In 2017, the Compensation Committee’s independent compensation consultant, Pay Governance, assessed the alignment of the aggregate realizable compensation awarded to the Company’s Chief Executive Officer for the three-year period ending December 31, 2016 (the last year for which information was publicly available) with the performance of the Company on a relative basis, during the same three-year period, to the 2017 peer group discussed below.

The chart below shows the results of this assessment and compares:

•                             the Company’s composite performance relative to the composite performance of the 2017 peer group over the three-year period ending December 31, 2016, as determined based on the following three factors:  (i) earnings before interest, taxes, depreciation, and amortization (EBITDA) growth, (ii) return on invested capital, and (iii) total shareholder return (TSR) (weighted equally); and

•                             the total realizable compensation of the Company’s Chief Executive Officer relative to the total realizable compensation of the chief executive officers of the 2017 peer group over the same period.  Realizable compensation is defined as the sum of: (i) base salary earned during the three-year period, (ii) actual non-equity incentive compensation earned during the three-year period, (iii) aggregate current value of restricted share grants received during the three-year period, (iv) aggregate in-the-money value of stock option grants received during the three-year period, and (v) for performance plans, the actual payouts for awards beginning and ending during the three-year period and an estimated payout for unvested awards received but not paid during the three-year period.

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Pay-for-Performance Alignment

Source:  Pay Governance LLC

As reflected in the chart above, the realizable compensation of the Company’s Chief Executive Officer positioned the Company at the 53rd percentile of the 2017 peer group, which is aligned with the Company’s composite performance over the same period at the 74th percentile, showing the close link between the Chief Executive Officer’s compensation and Company performance.

Management Development and Compensation Committee Highlights

The Compensation Committee evaluates and, when appropriate or desirable, takes action with respect to various aspects of the Company’s compensation programs.  The following are a few of the Compensation Committee’s key actions in 2017:

•                  The Compensation Committee managed the onboarding of a new Chief Executive Officer and other high level management. With the announced retirement of Mr. Porges as Chief Executive Officer, the promotions of Messrs. Schlotterbeck and Schlosser, the hiring of Mr. Ashcroft, and the departures of Mr. Crawford and Ms. Hyland, the Compensation Committee, in consultation with its independent consultant, designed appropriate compensation packages for the transitioning executives.

•                  The Compensation Committee updated the design of the 2018 long-term incentive programs for the Company’s named executive officers to reflect the Company’s strategic vision for the future.  The Compensation Committee agrees that the Company’s future successes will be driven by the Company’s industry leading cost structure.  For this reason, the Compensation Committee determined that a significant portion of the 2018 long-term incentive programs will relate to operating efficiency, development efficiency, and return on capital employed performance metrics and that production sales volume growth would no longer be used as a performance metric.

•                  The Compensation Committee considered the commitments made by the Company and the input

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received from shareholders in connection with the Rice Transaction and evaluated the results of the Company’s annual compensation and governance shareholder outreach program.

▪           The Compensation Committee properly excluded the impact of acquisitions over $100 million (such as the Rice Transaction) on both the annual performance bonus program in which the named executive officers participate and the “value driver performance share unit” long-term incentive program in which certain named executive officers participate when determining the Company’s achievement of relevant performance goals under these programs, as required under both of these programs.

▪           The Compensation Committee confirmed its intent to exercise its downward discretion to exclude production from Rice Energy wells producing as of the closing of the Rice Transaction from the three long-term incentive performance programs that did not automatically exclude such production (i.e., the previously awarded “incentive performance share unit programs”).

▪           The performance metrics for a significant portion of the named executive officers’ 2018 long-term incentive awards are tied to achieving the one- and three-year synergy commitments made by the Company in connection with the Rice Transaction.

▪           Although the Company’s 2018 peer group has been modified to reflect the increased size of the Company following the Rice Transaction and, as a result, target total direct compensation increased over 2017, the value of the 2018 long-term incentive awards (the largest element of target total direct compensation) to the named executive officers is set below market median and is automatically reduced if the Company does not achieve its one-year synergy commitments in connection with the Rice Transaction.

Consideration of 2017 Say-on-Pay Vote

In establishing and recommending 2018 compensation for the Company’s named executive officers who remained with the Company at such time (Messrs. Schlotterbeck, McNally, Ashcroft, Gardner, and Schlosser), the Compensation Committee carefully considered the shareholder feedback received in connection with the Rice Transaction and the Company’s annual shareholder outreach program.  It also took note of the fact that over 98% of the votes cast at the 2017 annual meeting approved the compensation of the Company’s named executive officers for 2016.  Based on the results of the 2017 say-on-pay vote and feedback received through the Company’s shareholder outreach, the Compensation Committee concluded that the compensation paid to the named executive officers and the Company’s overall pay practices have strong shareholder support.  Nonetheless, the Compensation Committee did undertake a thorough analysis of its compensation programs, especially in light of the Rice Transaction, and made certain modifications for 2018 as described below.

The Compensation Committee recognizes that both executive pay practices and the Company’s strategy continue to evolve.  Consequently, the Compensation Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and engaging in shareholder outreach, and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board.  Please see the caption “Contacting the Board” under “Corporate Governance and Board Matters” above for information about communicating with the Compensation Committee and the Board.

At our 2017 annual meeting of shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur every year.  In accordance with the results of that vote, the Compensation Committee determined to implement an advisory vote on executive compensation every year until the next vote on the frequency of shareholder votes on executive compensation, which will occur with the 2023 annual meeting.

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Compensation Philosophy

The table below sets forth key aspects of the Compensation Committee’s philosophy:

ASPECT	ANALYSIS
Designed to Achieve the Company’s Objectives

The Company’s compensation programs are designed:

•    to attract, motivate, and retain highly-talented executives who can ensure that the Company is able to safely, efficiently, and profitably produce, gather, and transport natural gas; and

•    to seek executives willing to trade guaranteed compensation for the opportunity presented by performance-based, at-risk compensation that depends upon achieving challenging performance objectives with an acceptable level of risk-taking.

Stated differently, our compensation programs are structured to require a commitment to performance because a large percentage of executive compensation is not guaranteed.

Compensation is Performance-Driven and Aligned with the Company’s Strategic Plan

Compensation packages are generally weighted in favor of performance-based, at-risk compensation through annual and long-term performance-based incentive pay.  The charts below reflect the fixed, at-risk and performance components of the 2017 compensation for Mr. Schlotterbeck, who was serving as the Chief Executive Officer at the end of 2017, on the one hand and the other named executive officers who were serving as such at the end of 2017 (excluding Mr. Ashcroft as his compensation was 100% fixed for 2017 pursuant to his negotiated compensation package upon his hiring) on the other:

The Compensation Committee aligns its executive compensation decisions with the Company’s strategic plan.  As the Company’s strategic plan evolves, the Compensation Committee makes corresponding changes to financial and operational metrics used to measure performance under its compensation plans to drive group and individual performance most likely to achieve the pre-established business plan and uphold strong returns to shareholders.  The Company’s strategic plan in recent years has focused on growth of production sales volume and maximizing EBITDA – each of which was a performance measure under the Company’s incentive plans for 2017.  As described more fully below, the Company intends to focus on cost efficiency and, to that end, operating efficiency, development efficiency, and return

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ASPECT	ANALYSIS

on capital employed have been added as performance metrics, and relative TSR remains an important metric.  These efforts are expected to facilitate the Company’s commitment to fund 2018 production sales volume growth through adjusted operating cash flow attributable to EQT and 2019 production sales volume growth through cash flow provided by EQT Production.

Compensation Should be Competitive

The Compensation Committee benchmarks each element of total direct compensation and the mix of compensation (cash versus equity) of the named executive officers against a peer group.  The Company has structured compensation packages for the named executive officers as a mix of base salary and annual and long-term incentives to be competitive in the marketplace.

Compensation-Related Risk Should be Thoughtfully Managed

The compensation programs are designed to avoid excessive risk-taking.   See “Compensation Policies and Practices and Risk Management” below for a discussion regarding the evaluation of risks associated with the Company’s compensation programs.

The Company has a compensation recoupment (or “clawback”) policy applicable to current and former executive officers of the Company.  Pursuant to that policy the Company may, in certain circumstances, recoup certain annual and long-term incentive compensation paid to the covered individuals in the event of an accounting restatement due to material non-compliance with financial reporting requirements under U.S. securities laws.

Incentive Compensation Balances Annual and Long-Term Performance

The compensation programs are designed to balance rewarding the achievement of strong annual results and ensuring the Company’s long-term growth and success.  To this end, a mix of both annual and longer-term incentives is provided and allocated in a manner generally consistent with the peer group.  Participation in both the annual and long-term incentive programs, which is largely based on comparative benchmarking, increases at higher levels of responsibility, as the named executive officers have the greatest influence on the Company’s strategic direction and results over time.

Peer Groups Help Establish Compensation and Define Competitive Levels of Performance

The Compensation Committee uses an industry-specific peer group of companies:

•    to help establish base salary and target annual and long-term incentives for the named executive officers;

•    to ensure that the total direct compensation of the named executive officers is competitive; and

•    in measuring relative company performance for some of our long-term incentive programs.

Peer groups are reviewed with the Compensation Committee’s independent compensation consultant for appropriateness annually, and have evolved over time as both the Company and its industry have evolved.

The peer group review typically occurs in the fall prior to the relevant year and includes an analysis of the then current peer group and other potential peers, including peers identified by the larger proxy advisory services.  Consideration is given to industry, strategic focus, talent competitiveness, whether an entity is a peer of peers, geographic location, ownership structure, current and historical financial and stock performance, and scope. Financial performance metrics considered

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ASPECT	ANALYSIS

include net income, market capitalization, and revenue.  In addition, market performance over one-, three-, and five-year periods is typically considered. Based on information available at the time of selection of the peer group, the Company’s financial metrics generally approximate, on balance, the financial metrics of the median of the peer group. Consideration is also given to the number of peers as consolidation and other changes in the industry over a three year performance period could result in too small of a peer group.

Peers are most frequently removed from the peer group when they or the Company complete a large acquisition or disposition, they are acquired, or they or the Company shift industry emphasis or they enter bankruptcy.  Peers are most frequently added as they become appropriately sized.

See Appendix B for the 2016, 2017, and 2018 peer groups and a comparison of their financial metrics available at the time of selection.

Impact of Tax Laws Should be Considered When Designing Compensation

The Compensation Committee has historically considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements.  Code Section 162(m) disallows, with certain exceptions, a federal income tax deduction for annual compensation over $1 million paid to any covered employee.

Prior to January 1, 2018, the covered employees were the person who served as principal executive officer as of the close of the tax year and the three most highly-compensated officers serving at year-end, other than the principal executive officer and the principal financial officer.  Pursuant to the recently enacted Tax Cuts and Jobs Act, effective January 1, 2018, covered employees also include the principal financial officer and any other executive who is a covered employee after December 31, 2016, as defined in the tax rules.

An exception to the deduction limit has historically been available under the Code for certain qualifying performance-based compensation.   However, the Tax Cuts and Jobs Act eliminated this exception, although the exception will still apply to certain arrangements in place on or prior to November 2, 2017.

The incentive awards granted to the named executive officers have typically been granted under plans approved by the Company’s shareholders, which awards were intended to qualify as performance-based compensation under Code Section 162(m). Although the Compensation Committee historically considered tax deductibility as one factor in making its compensation determinations, it also believed, and continues to believe, that the Company’s interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation for tax purposes, and consequently continues to reserve the right to set executive pay that is not fully deductible by the Company.

Looking forward, the Compensation Committee does not expect Code Section 162(m) to have significant influence in its design and consideration of annual or long-term incentive programs.  However, the Compensation Committee will continue to consider the impact of applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements.   Further, the Compensation Committee expects to continue to grant a majority of the named

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ASPECT	ANALYSIS

executive officers’ incentive compensation in the form of performance-based awards and stock options, although future allocations may change as the Compensation Committee continues to monitor market practices and tax law developments.

Executives are Encouraged to Own Equity

Share Ownership Guidelines. Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our named executive officers.  As of December 31, 2017, the named executive officers’ holdings relative to their equity ownership guidelines were:

	NAME (YEAR OF EXECUTIVE OFFICER STATUS) (1)	OWNERSHIP GUIDELINES (MULTIPLE OF BASE SALARY)	ACTUAL MULTIPLE OF BASE SALARY OWNED	VALUE REQUIRED BY OWNERSHIP GUIDELINES	AGGREGATE QUALIFYING VALUE OWNED
	S.T. Schlotterbeck (2008)	8X	11.7X	$6,000,000	$8,790,013(2)
	R.J. McNally (2016)	3X	1.8X	1,425,000	874,219
	J.J. Ashcroft, III (2018)	3X	3.7X	1,594,500	1,961,690
	L.B. Gardner (2008)	3X	9.4X	1,200,000	3,754,126
	D.E. Schlosser, Jr. (2017)	3X	6.5X	1,594,500	3,429,930
	D.L. Porges (1998)	3X	35.0X	2,550,000	29,714,129(3)
	M.E. Hyland (2017)	1X	3.9X	450,000	1,738,900

(1)        Mr. Crawford ceased to have an equity ownership guideline when he terminated his employment with the Company in February 2017.

(2)        Excludes 28,012 EQT shares (value of $1,594,443 at December 31, 2017) owned by Mr. Schlotterbeck’s wife.

(3)        Excludes 50,000 EQT shares (value of $2,846,000 at December 31, 2017) held in a trust of which Mr. Porges is a co-trustee and in which he has beneficial interest and shares voting.

No Pledging; No Hedging.  Qualifying holdings include EQT stock and EQGP, EQM, and RMP units owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted shares and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options.  Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock or EQGP, EQM, or RMP units.  The net shares or units acquired through incentive compensation plans (through the exercise of options, the vesting of restricted shares or similar) must be retained if an executive has not satisfied the executive’s target.  An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation.  An executive may not pledge EQT equity or the equity of any subsidiary for which the executive as serves as a director or an executive officer.  Similarly, an executive may not hedge or otherwise invest in derivatives involving EQT stock or EQGP, EQM or RMP units.

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Making Executive Compensation Decisions

• Determining Target Total Direct Compensation

The Compensation Committee establishes the target total direct compensation for named executive officers by establishing base salaries and setting annual and long-term incentive targets.  When appropriate, the Compensation Committee also provides certain limited perquisites and makes other awards.  When establishing target total direct compensation for each named executive officer, the Compensation Committee considers:

•                             the compensation philosophy articulated above;

•                             the market median target total direct compensation as reviewed with the Compensation Committee’s independent compensation consultant;

•                             the scope of the executive’s responsibility, internal pay equity, succession planning, and industry-specific technical skills and abilities that may be difficult to replace; and

•                             the Chief Executive Officer’s compensation recommendations.

The Compensation Committee also periodically seeks input from, or the approval of, the other independent directors of the Board.

In considering the amount and type of each component of compensation, the Compensation Committee considers the effect of each element on all other elements as well as the allocation of target total direct compensation between cash and equity.  The Compensation Committee is committed to providing a significant portion of each named executive officer’s compensation in performance-based awards.

The Compensation Committee believes that a named executive officer’s compensation level should reflect the current market value of the executive’s services and that reducing a named executive officer’s compensation based on the value of past compensation would weaken the competitiveness of the Company’s compensation programs and the incentive to achieve superior performance in the future, making it more difficult to attract, motivate, and retain executive talent.

For 2016 and earlier, the Compensation Committee strived to set base salaries and annual incentive targets at or below market median, while it increasingly established long-term incentive targets for the named executive officers other than the Chief Executive Officer above market median after considering the factors identified above.  The Compensation Committee has also granted special awards when circumstances warranted.  Because 2017 was a transitional year, with Mr. Schlotterbeck becoming Chief Executive Officer and identifying his leadership team, target total direct compensation and each of its elements were capped at the median of the market (2017 peer group) for each named executive officer.

The Compensation Committee’s determination of 2018 target total direct compensation for the named executive officers who remained with the Company at such time was more nuanced. First, changes to the Company’s peer group for 2018, as a result of the Rice Transaction, suggested large increases to each element of target total direct compensation for each such named executive officer.  Second, in setting 2018 target total direct compensation, the Compensation Committee wanted to demonstrate its commitment to achieving the Rice Transaction synergies promised to our shareholders.  Moreover, the Compensation Committee was cognizant that the conclusions reached in the review of the “sum-of-the-parts discount” could result in a significantly different company, with a different peer group, moving forward.

As a result, after receiving the input of its independent compensation consultant, the Compensation Committee set the 2018 target total direct compensation value for each named executive officer who remained with the Company at such time at 90% of the market median (the 2018 peer group) target total

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direct compensation value.  This was accomplished by providing to each named executive officer who remained with the Company at such time a 5% base salary increase, a market median annual incentive target award, and a long-term incentive target award that, when coupled with the executive’s 2018 base salary and annual incentive target, aggregates to 90% of the value of market median total direct compensation.   In addition, the long-term incentive target awards are subject to a 13.5% reduction in the event that the promised Rice Transaction first-year operating or development synergies are not achieved. The Compensation Committee believed that this approach, which favors at-risk compensation that depends upon achieving results and intends to avoid a “windfall” to executives solely by virtue of growth of the Company due to the Rice Transaction, would properly motivate the executives to meet their commitments, while providing appropriate incentives to them for their management of a larger Company, assuming the achievement of the performance metrics.

Mr. Schlotterbeck’s 2017 and 2018 target total direct compensation exceeded that of the other named executive officers. This differential, driven by the significantly broader scope of management and oversight responsibilities of a chief executive officer as compared to the other named executive officers, was smaller than the differential of the 2017 and the 2018 peer groups reflecting Mr. Schlotterbeck’s tenure as Chief Executive Officer.

• Tally Sheets

Annually the Compensation Committee is provided with a tally sheet for each named executive officer designed to provide the Compensation Committee with a full picture of the executive’s compensation history as well as of all compensation payable upon the executive’s termination of employment and upon a change of control.  Each tally sheet sets forth:

•                             a history of at least five years of base salary, annual incentive targets and awards, and perquisites; and

•                             a complete history since hire date of long-term incentive awards, including realized gains as well as potential gains on unexercised or unvested awards.

The tally sheets also reflect the value of compensation due to each named executive officer under certain termination scenarios, including:

•                             termination of the executive by the Company with and without cause, as defined in any applicable agreement or policy;

•                             termination by the executive for good reason, as defined in the applicable agreement;

•                             termination by the executive other than for good reason, including retirement;

•                             termination of the executive following a change of control; and

•                             disability or death.

With regard to each scenario, the tally sheets include:

•                             the cash amounts payable to the executive, including outplacement and other payments;

•                             the cost of benefits continuation;

•                             the value of all equity awards, including the acceleration of unvested equity awards and the value of forfeited awards;

•                             retirement benefits; and

•                             any other compensation payable to the executive upon termination.

The tally sheets are provided to Compensation Committee members in an electronic resource book for easy reference.  This resource book also contains base salary, annual and long-term incentive targets, all

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incentive plan documentation, and all employment-related agreements for each of the named executive officers.

• Role of the Independent Compensation Consultant

The Compensation Committee has the sole authority to hire, terminate, and approve fees for compensation consultants, outside legal counsel, and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities.  During 2017, the Compensation Committee utilized Pay Governance as its independent compensation consultant, and Pay Governance reported directly to the Compensation Committee.  Representatives of Pay Governance provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                             competitive benchmarking;

•                             peer group identification and assessment;

•                             advice and market insight as to the form of and performance measures for annual and long-term incentives;

•                             marketplace compensation trends in the Company’s industry and generally; and

•                             advice regarding the performance of the Company’s annual review of compensation risk.

Representatives of Pay Governance do not make recommendations on, or approve, the amount of compensation for any executive officer.  The Compensation Committee may request information or advice directly from representatives of Pay Governance and may direct the Company to provide information to representatives of Pay Governance.  Representatives of Pay Governance regularly interact with representatives of the Company’s human resources department and periodically with the Chief Executive Officer and representatives of the legal department.

Components of the Company’s Compensation Program

The following elements are included in the Company’s executive compensation arrangements:  base salaries, annual incentives, long-term incentives, special awards, health and welfare benefits, retirement programs, perquisites, and non-compete agreements.

• Base Salary

The base salary for each named executive officer is established taking into account the factors discussed under “Determining Target Total Direct Compensation” above.  Base salaries are ordinarily considered and, where appropriate, adjusted towards the beginning of each calendar year.  The following adjustments were made in 2017:

NAMED EXECUTIVE OFFICER	NEW BASE SALARY/TIMING	PRIOR BASE SALARY	RATIONALE FOR INCREASE*
S.T. Schlotterbeck	$750,000 (March)	$523,000	To approximate 88% of the market because he was new to the role.
R.J. McNally	$475,000 (March)	$431,400

To approximate the market median for his position taking into consideration his assumption of responsibility for business development, facilities, information technology, innovation, and procurement in addition to his previous responsibilities for finance, accounting, tax, and internal audit.

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J.J. Ashcroft, III	$531,500 (August)	N/A	To approximate the market median for his position.
L.B. Gardner	$400,000 (March)	$385,500	To approximate the market median for his position.
D.E. Schlosser, Jr.	$450,000 (March) and increased to $531,500 (August)	$331,500

The March increase approximated the market median for his position based on information available at that time.  Market compensation data was updated for all executive officers at the time Mr. Ashcroft was hired in August 2017.  As a result of that update, Mr. Schlosser’s compensation was increased again to approximate the market median determined based on the updated data.

D.L. Porges	No change	$850,000	Transitioned to Executive Chairman (no increase).
M.E. Hyland	$450,000 (March)	$355,000	To approximate the market median for her new position.

* In the above table, references to the “market”  when used with respect to March changes are references to the Company’s 2016 peer group and when used with respect to August changes are references to the Company’s 2017 peer group.

• Annual Incentives

Before or at the start of each year, the Compensation Committee approves the target annual incentive award for each named executive officer taking into account the factors discussed under “Determining Target Total Direct Compensation” above.

For 2017, the Compensation Committee approved the following target annual incentive awards for the named executive officers:

NAMED EXECUTIVE OFFICER	NEW ANNUAL INCENTIVE TARGET/TIMING	PRIOR ANNUAL INCENTIVE TARGET	RATIONALE FOR INCREASE*
S.T. Schlotterbeck	$850,000 (March)	$460,000	To approximate the market median for his position.
R.J. McNally	$356,250 (March)	$242,665

To approximate the market median for his position taking into consideration his assumption of responsibility for business development, facilities, information technology, innovation, and procurement in addition to his previous responsibilities for finance, accounting, tax, and internal audit.

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J.J. Ashcroft, III	$482,470 (Guaranteed for 2017) (August)	N/A	To approximate the market median for his position. In connection with his hiring, Mr. Ashcroft negotiated a guaranteed bonus for 2017.
L.B. Gardner	$220,000 (March)	$214,500	To approximate the market median for his position.
D.E. Schlosser, Jr.	$337,500 (March)	$132,600	To approximate the market median for his position.
M.E. Hyland	$337,500	$159,750	To approximate the market median for her new position.

* In the above table, references to the “market”  when used with respect to March changes are references to the Company’s 2016 peer group and when used with respect to August changes are references to the Company’s 2017 peer group.

Messrs. Porges and Crawford did not receive target awards for 2017.

The Executive STIP is the annual bonus plan under which the named executive officers typically earn their annual incentives.   The Executive STIP has historically been structured with an intent to preserve the full deductibility of awards under Code Section 162(m).  In order to do this, the Compensation Committee has established one or more objectively determinable performance goals or measures before or at the beginning of each year.  Performance against these measures results in an objectively determinable bonus amount, though the Compensation Committee is permitted to exercise, and historically has exercised, downward discretion in determining the actual payout under the plan.  The Compensation Committee historically has not had, and for the 2017 plan year did not have, discretion to pay a higher amount under the Executive STIP than that specified by the objective formula.

2017 Annual Incentives

The 2017 performance measure approved for the Executive STIP was adjusted 2017 EBITDA compared to business plan.  This measure, which the Company has successfully used as its annual performance metric since the 2009 plan year, was selected because it drives the named executive officers to implement and exceed the Company’s business plan, which embodies the strategic goals of the Company, and which the Compensation Committee believes ultimately will create long-term value for shareholders. Moreover, cash flow measures such as EBITDA are often utilized by capital intensive companies and their investors as an indicator of such companies’ performance, including their ability to fund their activities and service their debt.

Adjusted 2017 EBITDA (see Appendix C for the definition of, and additional information about, this measure) was calculated consistent with GAAP line items but used constant commodity prices and excluded certain charges.  Commodity prices are held constant to avoid the undue positive or negative effect of prices that are beyond the control of plan participants and may be volatile.  In order to hold commodity prices constant, the Compensation Committee adjusts actual results for, among other things, derivatives, basis and fixed price sales.   The Compensation Committee also adjusts for other items, typically those that are unusual or strategic in nature (e.g., large acquisitions and dispositions like the Rice Transaction, debt repurchases and impairments), to encourage the executives to make the best decision or recommendation for the Company without regard to the executive’s compensation.

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Under the Executive STIP, a pool to pay bonuses to the Company’s eight eligible officers (which include the named executive officers other than Messrs. Ashcroft, Porges, and Crawford) was funded based upon adjusted 2017 EBITDA relative to business plan, as follows:

ADJUSTED 2017 EBITDA COMPARED TO BUSINESS PLAN	PERCENTAGE OF ADJUSTED 2017 EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICERS 2017 ANNUAL INCENTIVE AWARDS
At or above plan	2%
5% below plan	1.5%
25% below plan	1%
Greater than 25% below plan	No bonus

The percentage of adjusted 2017 EBITDA available for the pool was interpolated between levels and capped at 2%.

After determining the pool available for distribution, the Compensation Committee determined the value of the award to each eligible named executive officer based upon consideration of the individual’s 2017 target award and 2017 performance on Company, business unit, and individual value drivers.

Generally, the Compensation Committee aims to award between zero and three times the value of a named executive officer’s target award, but the Compensation Committee may award up to $5 million to each named executive officer, subject to the overall cap.  The Compensation Committee believes that this structure provides the Compensation Committee with flexibility to reward superior individual performance in years of superior company performance and appropriately recognize exceptional efforts in the face of goals established at a challenging threshold.

The Compensation Committee considered the performance of each named executive officer based on the following:

•                             a review of Mr. Schlotterbeck’s performance conducted by the Corporate Governance Committee and the Chair of the Compensation Committee and reviewed with the other directors.  Mr. Schlotterbeck provides a self-assessment to the Corporate Governance Committee and the Chair of the Compensation Committee to assist their review, and input is requested from the Lead Independent Director and other directors; and

•                             a report by Mr. Schlotterbeck regarding the performance of each other named executive officer.

Adjusted 2017 EBITDA of $1,537 million exceeded the Company’s business plan by approximately 0.1%.  Following discussion regarding overall financial performance and production volumes and consistent with the Executive STIP and Code Section 162(m), the Compensation Committee exercised downward discretion in determining the actual award payable to each eligible named executive officer, taking into consideration the named executive officer’s target award and performance on Company, business unit, and individual value drivers.  In assessing the value driver performance of each eligible named executive officer, the Compensation Committee considered, among other things, the efforts on a number of important transactions and performance against key operational and strategic goals.  In accordance with the approved definition of the performance metric, the Compensation Committee also excluded the impact of the Rice Transaction from the calculation of adjusted 2017 EBITDA.  The five-year trend in the Company’s performance relative to certain metrics discussed below is set forth in the “2017 Proxy Statement Summary” section of this proxy statement under the caption “EQT Business Highlights.” The following are the highlights of each eligible named executive officer’s 2017 performance:

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NAMED EXECUTIVE OFFICER	2017 PERFORMANCE HIGHLIGHTS
S.T. Schlotterbeck

Mr. Schlotterbeck was promoted to Chief Executive Officer of the Company in March, 2017, having previously served as President of the Company and President, Production & Exploration.  In connection with his promotion, Mr. Schlotterbeck also became President and Chief Executive Officer of the EQGP General Partner, the EQM General Partner and, following the Rice Transaction, the RMP General Partner.  Mr. Schlotterbeck served on the EQT Board, the EQGP Board, the EQM Board and, following the Rice Transaction, the RMP Board.  Mr. Schlotterbeck’s 2017 incentive award recognized his performance on Company, business unit, and individual value drivers in 2017, including:

•                  improved employee safety performance;

•                  successful transition to Chief Executive Officer of EQT;

•                  support in driving strong operational results, including, record annual production sales volume of 887.5 Bcfe;

•                  land acquisition activity beyond the Rice Transaction including:

o                approximately 14,000 net Marcellus acres located in Marion, Monongalia and Wetzel Counties, West Virginia from a third party for $132.9 million;

o                approximately 85,000 net Marcellus acres, including drilling rights on approximately 44,000 net Utica acres, from Stone Energy Corporation for $523.5 million; and

o                approximately 11,000 net Marcellus acres, and the associated Utica drilling rights, from a third party for $83.7 million;

which, together with the Rice Transaction, added 6.3 Tcfe of proved reserves and resulted in reported aggregate year-end 2017 proved reserves of 21.4 Tcfe, a 59% increase over 2016, including proved developed reserves of 11.3 Tcfe, which were 65% higher than 2016;

•                  completion of a $3.0 billion public debt offering which supported, among other things, the acquisition transactions discussed above and a debt repurchase;

•                  leadership on developing a new compensation structure, in advance of shareholder pressure, to refocus employee attention on the efficient development of the Company’s reserves;

•                  leadership on achieving other EQT and business unit value drivers, including the issuance of a Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission for the Mountain Valley Pipeline - a major step forward for that project; and

•                  effective shareholder engagement.

Mr. Schlotterbeck’s strategic thinking and tactical efforts were pivotal in negotiating, obtaining shareholder approval for, and implementing, the Rice Transaction.

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NAMED EXECUTIVE OFFICER	2017 PERFORMANCE HIGHLIGHTS
R.J. McNally

Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT, the EQGP General Partner, the EQM General Partner, and, following the Rice Transaction, the RMP General Partner.  Mr. McNally also serves on the EQGP Board, the EQM Board and, following the Rice Transaction, the RMP Board.  In 2017, Mr. McNally assumed responsibility for business development, facilities, information technology, innovation, and procurement in addition to his prior responsibilities for finance, accounting, tax, and internal audit functions.  Mr. McNally’s incentive award recognized his performance on Company, business unit, and individual value drivers in 2017, including:

•                  completion of a $3.0 billion public debt offering which supported the acquisition transactions and a debt repurchase;

•                  provided strong oversight for accounting disclosure and control systems as evidenced by the lack of significant internal control or financial reporting deficiencies;

•                  continued successful tax planning initiatives;

•                  land acquisition activity beyond the Rice Transaction including:

o                approximately 14,000 net Marcellus acres located in Marion, Monongalia and Wetzel Counties, West Virginia from a third party for $132.9 million;

o                approximately 85,000 net Marcellus acres, including drilling rights on approximately 44,000 net Utica acres, from Stone Energy Corporation for $523.5 million; and

o                approximately 11,000 net Marcellus acres, and the associated Utica drilling rights, from a third party for $83.7 million;

•                  support for Mr. Sclotterbeck and Board members in shareholder engagement activity and direct involvement in shareholder engagement activity; and

•                  leadership in achieving value drivers in his area of responsibility.

Mr. McNally’s financial analysis, negotiation skills and tactical efforts were critical in obtaining shareholder approval for, and implementing, the Rice Transaction.

L.B. Gardner

Mr. Gardner served as General Counsel and Vice President, External Affairs throughout 2017.  Mr. Gardner also serves on the EQGP Board, the EQM Board, and, following the Rice Transaction, the RMP Board.  His role includes the management of the legal, enterprise risk, compliance, external affairs, corporate communications, environmental, health and safety, governance, and corporate secretary functions.  Mr. Gardner’s incentive award recognized his performance on Company, business unit, and individual value drivers in 2017, including:

•                  effective management of corporate governance, compliance and litigation matters;

•                  support for the acquisition of approximately 110,000 net Marcellus acres and drilling rights on approximately 55,000 net Utica acres beyond the Rice acquisition;

•                  leadership in obtaining the issuance of a Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission for the Mountain Valley Pipeline;

•                  leadership in governmental affairs matters; and

•                  leadership in achieving value drivers in his area of responsibility including improved safety performance.

Mr. Gardner’s leadership on legal and governance matters were critical in obtaining shareholder approval for, and implementing, the Rice Transaction.

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NAMED EXECUTIVE OFFICER	2017 PERFORMANCE HIGHLIGHTS

D.E. Schlosser, Jr.

Mr. Schlosser was promoted, in March 2017, to Senior Vice President and President, Exploration & Production of EQT Corporation from Executive Vice President, Engineering, Geology and Strategic Planning, EQT Production Company, a position he had held since October 2014.  Mr. Schlosser’s incentive award recognized his performance on Company, business unit, and individual value drivers in 2017, including:

•                  improved employee safety performance in the Production operation;

•                  record annual production sales volumes, including a 17% increase in total sales volumes and a 17% increase in Marcellus sales;

•                  drilling 144 Marcellus, 49 Upper Devonian and 4 Ohio Utica net wells;

•                  2017 average lateral lengths: Marcellus 8,900; Upper Devonian 9,800; Ohio Utica 10,500;

•                  Marcellus lengths increased by 22% over 2016;

•                  turned in line the longest lateral completed to date by any operator in the Marcellus;

•                  increased Marcellus EUR from 2,100 Mcfe/ft to 2,400 Mcfe/ft, a 14% improvement;

•                  improved key unit cost metrics from 2016 to 2017:

o                LOE decreased from $0.15/Mcfe to $0.13/Mcfe, a 13% improvement

o                SG&A decreased from $0.24/Mcfe to $0.19/Mcfe, a 21% improvement

o                Development costs decreased from $0.72 to $0.60, a 17% improvement

•                  support for Mr. Sclotterbeck and Board members in shareholder engagement activity; and

•                  leadership in achieving value drivers in his area of responsibility.

Mr. Schlosser’s leadership on technical production and land matters was critical in advising Mr. Schlotterbeck on the Rice Transaction.

M.E. Hyland

Ms. Hyland led the Company’s midstream business following Mr. Crawford’s departure in February 2017 until Mr. Ashcroft’s arrival, serving as Senior Vice President and President, Midstream, EQT Corporation, and as Senior Vice President and Chief Operating Officer of the EQM General Partner.  While serving in these interim capacities, Ms. Hyland also served on the EQM Board.  Following Mr. Ashcroft’s arrival, Ms. Hyland served the balance of 2017 as Senior Vice President, Special Projects, assisting Mr. Ashcroft in transitioning into the Company.  Prior to her promotion, Ms. Hyland served as Executive Vice President, Midstream Operations and Engineering since September 2013. Ms. Hyland’s incentive award recognized her performance on Company, business unit, and individual value drivers in 2017, including:

•                  improved employee safety performance in the Midstream business;

•                  successful transition of Mr. Ashcroft to the role of Senior Vice President and President, Midstream, for EQT Corporation in August and effective support of Mr. Ashcroft for the balance of the year;

•                  leadership prior to Mr. Ashcroft’s arrival on achieving the Midstream business unit’s value drivers; and

•                  effective project planning for the Mountain Valley Pipeline and leadership in the issuance of a Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission.

Although permitted to distribute a total of $30.7 million to the eight eligible officers under the Executive STIP, the Compensation Committee distributed less than $5.5 million.  See the Summary Compensation Table below for the amount awarded to each eligible named executive officer for 2017.

The bonuses paid to Messrs. Ashcroft and Porges were not paid under the Executive STIP.

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Mr. Ashcroft negotiated a guaranteed 2017 short-term incentive bonus of $482,740 in connection with his hiring in August 2017.  His actual bonus was $500,000 in recognition of his smooth transition into the role of President of the Midstream business and his leadership on the issuance of the Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission for the Mountain Valley Pipeline.

Although he was not assigned a bonus target at the beginning of the year, the Compensation Committee awarded Mr. Porges a bonus in recognition of the work he performed in the first quarter of the year as EQT’s Chairman and Chief Executive Officer and his leadership and assistance in the shareholder engagement activity resulting from the Rice acquisition.

2018 Annual Incentives

After consideration of the factors used to establish prior annual incentive programs, in December 2017, the Compensation Committee selected adjusted 2018 EBITDA relative to the Company’s business plan as the performance measure for the 2018 plan year of the Executive STIP.  Consistent with the 2017 annual incentive program, adjusted 2018 EBITDA (see Appendix C for the definition of, and additional information about, this measure) will be calculated consistent with GAAP line items but will use constant commodity prices and exclude certain items (e.g. large acquisitions and dispositions, debt repurchases and impairments). Under the Executive STIP, the pool available for all executive officer incentive awards will be funded based upon adjusted 2018 EBITDA relative to the 2018 business plan consistent with the funding schedule for the 2017 plan year.  Also consistent with 2017 and prior years, after determining the pool available for distribution for 2018, the Compensation Committee will determine the value of the award to each named executive officer who remains with the Company at such time based upon consideration of the individual’s 2018 target award and 2018 performance on Company, business unit, and individual value drivers.

• Long-Term Incentives

2017 Long-Term Incentive Awards (2017 options, 2017 Incentive PSU Program, 2017 Restricted Share and Unit Awards and 2017 Value Driver PSU Program)

The 2017 long-term incentive compensation structure for the named executive officers is somewhat more complex than in prior years due to the leadership transitions that occurred throughout the year, coupled with the Company’s ordinary timing for deciding and awarding long-term incentives.  Specifically, the Compensation Committee typically completes the long-term incentive design in late fall of the preceding year, approving target awards in December with a January 1 grant date.

As a result, in January 2017, Messrs. Schlotterbeck, McNally, and Gardner received the long-term incentives designed for most executive officers, while Mr. Schlosser and Ms. Hyland received the long-term incentives designed for senior leaders in the tier immediately below most executive officers (“next tier senior leadership”).

With the announcement of Mr. Schlotterbeck’s leadership team in March 2017 and concurrent with their promotions, “true-up” grants consistent with the program for the most executive officers were awarded to Mr. Schlosser and Ms. Hyland. Mr. McNally also received an additional long-term incentive award in March 2017 because of his assumption of additional responsibilities at that time.  Following the March grants, the named executive officers (other than Porges and Crawford) had received long-term incentives at the market median (2016 peer group).

Finally, as described above, at the time Mr. Ashcroft was hired, market target compensation was updated for all executive officers based upon market information available for the 2017 peer group.  As a result of that update, Mr. Schlosser’s long-term incentive award was increased so that it continued to approximate

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the market median (2017 peer group).  On the advice of the Compensation Committee’s independent compensation consultant, and so as to avoid Messrs. Ashcroft and Schlosser participating in performance programs unique to them, Messrs. Ashcroft and Schlosser received only time-based restricted shares upon Mr. Ashcroft’s arrival in August.

In developing the 2017 long-term incentive program, the Compensation Committee designed a program that it believed would align the interests of the named executive officers with the interests of shareholders, would drive appropriate performance, was market competitive, was effective for retention purposes, was tax efficient, would minimize earnings volatility, and would result in a portfolio approach to performance metrics. The Compensation Committee’s considerations also included:

•                             market data regarding the long-term incentive design at the 2016 peer group;

•                             the appropriate way to incentivize executives toward the success of the Company, EQGP, and EQM;

•                             the portfolio of existing long-term incentive programs and their combined influence on focusing executive behavior on critical activities;

•                             feedback received during the Company’s 2016 shareholder outreach program;

•                             the availability of EQT shares and EQM and EQGP units under appropriately approved plans;

•                             the proxy compensation table presentation; and

•                             the views of the larger proxy advisory services.

The process involved consideration of the pros and cons of multiple variations of long-term incentive programs.  As a result of the Compensation Committee’s analysis, and with input from its independent compensation consultant, the 2017 long-term incentive programs designed by the Compensation Committee for most executive officers and for next tier senior leadership were as follows:

TYPE OF AWARD	MOST EXECUTIVE OFFICERS PERCENT OF AWARDED VALUE	NEXT TIER SENIOR LEADERSHIP PERCENT OF AWARDED VALUE	RATIONALE
Stock Options	25%	N/A

EQT stock options encourage executives to focus broadly on behaviors that the Compensation Committee believes should lead to a sustained long-term increase in the price of EQT shares, which benefits all shareholders.

Restricted Share and Unit Awards	25%	25%

EQT restricted share and unit awards are a strong retention tool for executives that also aligns executive interests with the long-term interests of shareholders, though such awards contain less leverage than options and performance units.

2017 Incentive PSU Program	50%	25%

2017 Incentive PSU Program performance units drive long-term value directly related to EQT share performance through alignment with shareholders on stock price value, while also encouraging retention through the delivery of some value to the holder, assuming relative performance, even if the share price declines. The Compensation Committee believes performance units have stronger retention value than options but less leverage in a rising share price environment.

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2017 Value Driver PSU Program	N/A	50%

2017 Value Driver PSU Program performance units drive the focus of next tier senior leadership on activities aligned with the Company’s business plan and on Company, business unit, and individual value drivers, which activities are critical to EQT’s long-term success.

The allocation of the long-term incentive program among the various types of awards was determined by the Compensation Committee after receiving input from its independent compensation consultant and consideration of market data of the 2016 peer group as well as commercially available compensation surveys (both general industry and specific to the energy industry) prepared by unaffiliated third parties (such as Meridian Compensation Partners, LLC and Frederic W. Cook & Co. Inc.).  These surveys are commercially available and not prepared specifically for the Company.

The EQT restricted share and unit awards were new components of the long-term incentive program in 2017, and reflected the Compensation Committee’s acknowledgement that market data continued to show prevalent usage of restricted shares as a retention tool by many members of the 2016 peer group.  The allocation of the 2017 long-term incentive program for most executive officers among stock options, time-based restricted shares, and other performance-based awards reflects the Compensation Committee’s desire to incorporate this new retention tool while continuing the Compensation Committee’s historic emphasis on performance-based incentive compensation.  Similarly, the allocation of the 2017 long-term incentive program for next tier senior leadership among time-based restricted share units and performance-based awards reflects the Compensation Committee’s commitment to performance-based, at risk compensation coupled with its focus on market data for comparably situated executives.  The Compensation Committee believes that the overall mix of award types provides a balanced set of incentives that motivate operational achievement, risk management, and a commitment to excellence, all of which the Compensation Committee believes ultimately contribute to long-term value creation for shareholders.

The programs for both groups of executives are denominated in EQT shares in order to focus executive attention on the performance of the consolidated companies.  Generally, the awards under the long-term incentive program for most executive officers are expected to be satisfied in Company common stock to the extent earned.  The election to pay awards in Company common stock was consistent with the Company’s efforts at time of grant to utilize cash to accelerate development of its assets.   In addition, payment in common stock further aligns the interests of the named executive officers with those of shareholders and allows favorable, non-variable accounting treatment and was consistent with market practices.  Generally, the awards under the long-term incentive programs for the next tier senior leadership are expected to be satisfied in cash to the extent earned.  The election to pay such awards in cash was consistent with the goal of preserving the shares available to be issued under the 2014 LTIP.  As a result, the January long-term incentive awards to Mr. Schlosser and Ms. Hyland are expected to be settled in cash, while all other awards are expected to be settled in Company common stock, though all of Ms. Hyland’s unvested long-term incentive awards were forfeited upon her retirement from the Company in March 2018.

The aggregate value of the long-term incentive award to each participating named executive officer was at the median of the market (the 2017 peer group), except for Mr. Schlotterbeck whose award was at 87% of the market. See the Summary Compensation Table below for the value awarded to each eligible named executive officer for 2017.

The options granted in January 2017 have a term of ten years, an exercise price of $65.40 per share, and will vest on January 1, 2020, contingent upon continued service with the Company through such date.   The options granted in March 2017 have a term of ten years, an exercise price of $59.89 per share, and will vest on March 1, 2020, contingent upon continued service with the Company through such date.

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The restricted shares and units granted in 2017 cliff vest on the third anniversary of the applicable grant date, contingent upon continued service with the Company through such date.

The performance measures for the 2017 Incentive PSU Program are the Company’s:

•                             TSR over the period January 1, 2017 through December 31, 2019, as ranked among the comparably measured TSR of the 2017 peer group; and

•                             compound annual production sales volume growth over the same period.

These measures were identified by the Compensation Committee after considering the desirability of having both an external (or relative) performance metric (relative cash flow growth and relative return on capital were also considered) and an internal (or absolute) operational or financial metric (expense management, capital usage, and absolute TSR performance were also considered).  Relative TSR was selected because it forges a direct link to shareholder performance on a relative rather than absolute basis, and is an important indicator of the Company’s success in achieving its strategic objectives.  Compound annual production sales volume growth was selected because the Compensation Committee believed sales volumes to be an important driver of shareholder value that was easy to measure and for employees to understand.

The payout opportunity under the 2017 Incentive PSU Program ranges from no payout to three times the target award. The payout matrix is set forth in Appendix D.

In approving the payout matrix, the Compensation Committee considered the alignment of the matrix with the Company’s historical and projected growth and, in consultation with its independent compensation consultant, concluded that the payout matrix would provide rewards appropriate to performance.  The analysis behind the selection of the 2017 peer group is described above under the caption “Peer Groups Help Establish Target Total Direct Compensation and Define Competitive Levels of Performance.” Having considered these and other factors, including the advice of its independent compensation consultant, the Compensation Committee determined that the payout matrix was appropriately rigorous.  The 2017 Incentive PSU Program, like similar programs before it, was, however, designed to allow the Compensation Committee downward discretion; and, following the announcement of the Rice Transaction, the Compensation Committee confirmed its intent to exclude from the production sales volume growth metric natural gas sales volumes from Rice Energy wells producing as of the closing of the transaction.

The performance measure for the 2017 Value Driver PSU Program was the Company’s adjusted 2017 EBITDA (as described above in connection with the Executive STIP (described above under “Components of the Compensation Program – Annual Incentive”)) compared to the Company’s 2017 business plan. According to program design, if adjusted 2017 EBITDA had been less than the Company’s 2017 business plan, then the performance multiplier would have been 0%.  If adjusted 2017 EBITDA equaled or exceeded the Company’s 2017 business plan, then the performance multiplier would have been 300%, subject to the Compensation Committee’s discretion to determine that a lower performance multiplier applies after considering the participant’s performance on Company, business unit, and individual value drivers.

The Company’s adjusted 2017 EBITDA was $1,537 million, which satisfied the threshold performance goal and allowed the Compensation Committee to confirm performance units equal to 300% of each participating named executive officer’s target award.  Consistent with program design, in exercising its downward discretion the Compensation Committee considered, essentially, the same factors in determining the payout multiple for each participant under the 2017 Value Driver PSU Program as were utilized by the Compensation Committee to approve payouts under the Executive STIP for 2017 described above under “Components of the Compensation Program – Annual Incentive” but focused to a greater degree on value drivers having a long-term impact on the Company. The target and confirmed

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performance units (including accrued dividends) under the 2017 Value Driver Performance Share Program for each participating named executive officer were as follows:

NAMED EXECUTIVE OFFICER	TARGET 2017 VALUE DRIVER PSU PROGRAM UNITS	CONFIRMED 2017 VALUE DRIVER PSU PROGRAM UNITS
D.E. Schlosser, Jr.	4,489	7,345
M.E. Hyland	3,206	6,413

Upon confirmation of the awards, the number of units became fixed, 50% of the awards were settled in February 2018 in cash in an amount equal to the fair market value of an equivalent number of EQT shares, and the balance is expected to be settled in the same manner in the first quarter of 2019, contingent upon continued service with the Company through such date. Pursuant to program design, the Compensation Committee excluded the impact of the Rice Transaction from the calculation of the performance metric for the program.

Mr. Schlotterbeck forfeited the long-term incentive awards that were granted to him in 2017 that remained unvested at the time of his resignation in March 2018.

2018 Long-Term Incentive Awards (2018 options, 2018 Incentive PSU Program, and 2018 Restricted Share Awards)

In developing the 2018 long-term incentive program, the Compensation Committee designed a program that the Compensation Committee believed would align the interests of the named executive officers who remained with the Company at such time with the interests of shareholders, would drive appropriate performance, would be market competitive, would be effective for retention purposes, would be tax efficient, would minimize earnings volatility, and would result in a portfolio approach to performance metrics.  The Compensation Committee’s considerations also included:

•                             market data regarding the long-term incentive design at the 2017 peer group;

•                             the appropriate way to incentivize executives toward the success of the Company, EQGP, and EQM;

•                             the portfolio of existing long-term incentive programs and their combined influence on focusing executive behavior on critical activities;

•                             feedback received from shareholders during the Company’s annual outreach program and in conjunction with the announcement of the Rice Transaction;

•                             the availability of EQT shares and EQGP and EQM units under appropriately approved plans; and

•                             the views of the larger proxy advisory services.

The process involved consideration of the pros and cons of multiple variations of long-term incentive programs.  As a result of its analysis, and with input from its independent compensation consultant, the 2018 long-term incentive compensation program designed by the Compensation Committee for the named executive officers who remained with the Company at such time was as follows:

TYPE OF AWARD	PERCENT OF AWARDED VALUE	RATIONALE

Stock Options	25%

EQT stock options encourage executives to focus broadly on behaviors that the Compensation Committee believes should lead to a sustained long-term increase in the price of EQT shares, which benefits all shareholders.

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Restricted Share Awards	25%

EQT restricted share awards are a strong retention tool for executives that also align their interests with the long-term interests of shareholders, though such awards contain less leverage than options and performance units. The Compensation Committee retained this element in the long-term incentive program design for 2018 after considering market data showing continued prevalence of restricted shares as a retention tool used by many members of the 2017 peer group.

2018 Incentive PSU Program	50%

2018 Incentive PSU Program performance units drive long-term value directly related to EQT production efficiency by using operating efficiency, development efficiency and return on capital employed as well as relative stock performance as performance metrics. This reflects a significant change from prior years where the comparable performance program focused on relative stock performance and absolute natural gas sales volume growth. The Compensation Committee believes that performance units have stronger retention value than options but less leverage in a rising stock price environment.

The allocation of the 2018 long-term incentive program among stock options, time-based restricted shares and other performance-based awards reaffirms the Compensation Committee’s desire to incorporate time-based restricted shares on a limited basis while continuing the Compensation Committee’s historic emphasis on performance-based incentive compensation.   As noted, the Compensation Committee aims for a balanced set of awards that motivate operational achievement, risk management, and a commitment to excellence, all of which the Compensation Committee believes ultimately contribute to long-term value creation for shareholders.

Management and the Compensation Committee worked to identify performance metrics designed to focus employees on the efficient development of the Company’s vast resources that would replace absolute natural gas sales volume growth in the Company’s long-term incentive programs.  Following the announcement of the Rice Transaction, some shareholders raised concerns about the Company’s prior focus on volumes and expressed a desire for the inclusion of a return metric within the long-term programs.

The Compensation Committee strongly supported management’s vision to shift employee focus to maintaining an industry leading cost structure, discussing the specific metrics and appropriate performance targets and weighting over multiple meetings.  The resulting performance measures and their weighting under the 2018 Incentive PSU Program are the Company’s performance over the period January 1, 2018 through December 31, 2020 on the following:

PERFORMANCE MEASURE	WEIGHTING	DESCRIPTION AND RATIONALE
Relative TSR	50%

Measures total shareholder return relative to the 2018 peer group of companies over the performance period. Forges a direct link to shareholder performance on a relative rather than absolute basis, and the Compensation Committee believes this metric is an important indicator of the Company’s success in achieving its strategic objectives.

Operating Efficiency	25%

Measures the Company’s efficiency (on a per Mcfe produced basis) in operating expenses (selling, general and administrative expenses, production expense (less production taxes) and operation and maintenance expense) over the performance period. The baseline was set to the Company’s forecasted 2017 operation

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efficiency and adjusted for the synergies committed to in the Rice Transaction.

Focuses employee attention on achieving the synergies promised in conjunction with the Rice Transaction and managing costs so that the Company continues to have an industry leading cost structure.

Development Efficiency	25%

Measures the Company’s efficiency (on a per Mcfe developed basis) in capital spending on wells SPUD and turned-in-line over the performance period. The baseline was set to the forecasted 2017 development efficiency plus the synergies committed to in the Rice Transaction.

Focuses employee attention on achieving the synergies promised in conjunction with the Rice Transaction and managing costs so that the Company continues to have an industry leading cost structure.

Return on Capital Employed	Modifies the performance on all other metrics by up to 10% based upon performance

Measures the Company’s return over the performance period.

Ensures participants are focused on overall return to shareholders. This metric was added in direct response to shareholder feedback following the announcement of the Rice Transaction.

In establishing the payout matrices for the 2018 Incentive PSU Program, the Compensation Committee considered their alignment with the Company’s historical and projected growth and the synergy commitments made in connection with the Rice Transaction.  The analysis behind the selection of the 2018 peer group is described above under “Compensation Philosophy – Peer Groups Help Establish Compensation and Define Competitive Levels of Performance.”  Following discussion with its independent compensation consultant, the Compensation Committee concluded that the payout matrices (set forth in Appendix D) would provide rewards appropriate to performance and were appropriately rigorous.

The options granted in January 2018 have a term of ten years and an exercise price of $56.92 per share.  The options will vest on January 1, 2021, contingent upon continued service with the Company through such date.

The restricted shares granted in January 2018 will vest on January 1, 2021, contingent upon continued service with the Company through such date.

Consistent with 2017, the 2018 long-term incentive programs for the named executive officers who remained with the Company at such time utilizes EQT equity as the only delivery currency in order to focus executive attention on the performance of the consolidated companies.  This decision is consistent with the Company’s efforts to utilize cash to accelerate development of its assets.  In addition, payment in common stock further aligns the interests of the named executive officers with those of shareholders and allows favorable, non-variable accounting treatment.

The Compensation Committee’s considerations in determining the appropriate target value for the 2018 long-term incentive awards are described above under the caption “Making Executive Compensation Decisions – Determining Target Total Direct Compensation.”  The resulting long-term incentive award to Mr. Schlotterbeck was at 80% of the market (the 2018 peer group) for his position as President and Chief

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Executive Officer. The long-term incentive awards to the other named executive officers who remained with the Company at such time averaged 87% of the market. The number of options, restricted shares and target units under the 2018 Incentive PSU Program awarded to the named executive officers who remained with the Company at such time were as follows:

NAMED EXECUTIVE OFFICER	2018 OPTIONS	2018 RESTRICTED SHARES	2018 INCENTIVE PSU PROGRAM
S.T. Schlotterbeck	108,500	32,510	65,010
R.J. McNally	40,200	12,030	24,060
J.J. Ashcroft, III	41,900	12,550	25,090
L.B. Gardner	23,700	7,110	14,210
D.E. Schlosser, Jr.	41,900	12,550	25,090

As described above under the caption “Making Executive Compensation Decisions – Determining Target Total Direct Compensation,” the Compensation Committee determined that the target 2018 long-term incentive awards for each named executive officer would be subject to a 13.5% reduction in the event  the promised Rice Transaction first year operating or development synergies are not achieved.  The entirety of that reduction will be taken from the 2018 Incentive PSU Program awards so as to avoid turning the options or restricted shares into performance-based awards. As a result, the 2018 Incentive PSU Program awards identified above are subject to a potential 27% reduction in the event such first year synergies are not achieved.

Mr. Schlotterbeck forfeited the long-term incentive awards that were granted to him in 2018 upon his resignation in March 2018.

Strategic Implementation Award

The separation of the midstream business is an extraordinarily complex transaction, and this complexity is compounded by EQT’s ongoing work to successfully integrate its business with the business of Rice Energy and create long-term value for EQT’s shareholders.

The Compensation Committee believes that it is important to have a stable, focused and experienced leadership team throughout this process.  Accordingly, in recognition of the management team’s efforts to date and to incentivize future efforts, in March 2018, the Compensation Committee approved Strategic Implementation Awards for Messrs. McNally, Ashcroft, Gardner and Schlosser. With a focus on retaining this talented and experienced team, the Strategic Implementation Awards for the named executive officers mentioned above were 1/3 in cash and the remaining 2/3 granted in the form of additional performance share units (PSUs), which would vest (a) 50% on the later of the first anniversary of the grant date and the date of the separation of the midstream business and (b) 50% on the second anniversary of the grant date, subject to the earlier separation of the midstream business.  The PSUs would be forfeited if the separation of the midstream business has not occurred by the second anniversary of the grant date, and the PSUs would vest in full in the event of a qualifying change in control of EQT prior to the separation of the midstream business.  The named executive officers received the following amounts under the Strategic Implementation Award Program:

NAMED EXECUTIVE OFFICER	CASH	PSUS
R.J. McNally	$250,000	10,060
J.J. Ashcroft	$50,000	2,020
L.B. Gardner	$250,000	10,060
D.E. Schlosser, Jr.	$166,667	6,710

EQT Corporation – 2018 Proxy Statement	69

Certification of Performance Under Previously Awarded Long-Term Incentive Programs

In early 2017, the Compensation Committee certified the relevant performance and authorized payout for the 2014 Incentive PSU Program and the 2016 Value Driver PSU Program.  In early 2018, the Compensation Committee certified the relevant performance and authorized payout for the 2015 Incentive PSU Program (after excluding production from Rice Energy wells producing as of the transaction closing date) and the 2017 Value Driver PSU Program (which by its terms excluded the impact of acquisitions of greater than $100 million).

• Other Benefits

Health and Welfare Benefits

The named executive officers participate in the same health and welfare benefit plans offered to other EQT employees, including medical, prescription drug, dental, vision, short- and long-term disability, wellness and employee assistance programs.  The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.

Retirement Programs

The named executive officers participate in the same defined contribution 401(k) plan as other EQT employees.  The Company has historically contributed an amount equal to 6% of each participant’s base salary to an individual investment account for the employee, subject to applicable tax regulations.  In addition, the Company matches a participant’s elective contribution by contributing to the participant’s individual investment account an amount equal to 50% of each dollar contributed by the employee, subject to a maximum Company contribution of 3% of the employee’s base salary and to applicable tax regulations.

Once Company contributions for named executive officers reach the maximum level permitted under the 401(k) plan, Company contributions are continued on an after-tax basis through a retirement annuity product offered by Fidelity Investments Life Insurance Co.  Under this program, the Company also contributed to the annuity an amount equal to 11% of each named executive officer’s annual incentive award.  Because Mr. Ashcroft did not receive a 2016 annual incentive award, he did not receive the 11% contribution in 2017.  The after-tax annuity program contains no vesting requirements.

The Company has no defined benefit retirement plan, supplemental executive retirement plan (SERP) or deferred compensation obligations to any employee.

Perquisites

Consistent with its philosophy of pay for performance, the Company provides modest perquisites to its named executive officers that, in number and value, are below median competitive levels for the peer group.  Perquisites offered to each named executive officer include the following:  a car allowance, a country club and a dining club membership, executive physical (including preferred access to healthcare professionals and related services for the executive and his/her spouse), financial planning, life insurance and accidental death and disability insurance (both of which exceed the level of insurance provided to other employees), de minimis personal usage of Company purchased event tickets and, except for Messrs. McNally and Ashcroft, parking. Messrs. Schlotterbeck, Ashcroft, and Schlosser are, and Messrs. Porges and Crawford were, beneficiaries of a travel security insurance policy.  Mr. Ashcroft received an enhanced relocation package that allowed him to spend up $12,628 more than is permitted for the general employee populace.

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See footnote (6) to the Summary Compensation Table below for a discussion of the perquisites provided to the named executive officers in 2017.

• Agreements with the Named Executive Officers

The Compensation Committee believes that severance protections play a valuable role in attracting, motivating and retaining highly talented executives.  Accordingly, the Company provides such protections for the named executive officers under their agreements which are described in detail under the caption “Potential Payments Upon Termination or Change of Control” below.

Importantly, the executive agreements include covenants not to compete with, or solicit employees, customers, potential customers, vendors or independent contractors from, the Company for a specified period of time and to maintain the confidentiality of the Company’s information.  The Compensation Committee believes that these covenants are extremely valuable to the Company.

In connection with their promotion or hiring, the Compensation Committee:

•                 made no changes to Mr. Schlotterbeck’s confidentiality, non-solicitation and non-competition agreement;

•                 approved the standard executive officer confidentiality, non-solicitation and non-competition agreements for Messrs. Ashcroft, and Schlosser; and

•                 approved a transition agreement and general release with Ms. Hyland, reflective of her agreement to delay her retirement to lead the midstream business unit pending the identification of a replacement for Mr. Crawford.

The Compensation Committee also approved a transition agreement and general release with Mr. Crawford in connection with his termination of employment for “good reason” under his confidentiality, non-solicitation and non-competition agreement.  The transition agreement established Mr. Crawford’s last day of service to EQT, EQM, and EQGP, confirmed Mr. Crawford’s continued participation in the 2016 plan year of the Executive STIP, provided that Mr. Crawford would be entitled to additional compensation of $400,000 following his termination of employment in exchange for his execution of the transition agreement and general release. In addition, the transition agreement generally confirmed the other benefits Mr. Crawford was entitled to, and obligations Mr. Crawford was subject to, under his confidentiality, non-solicitation and non-competition agreement.

In March 2018, Mr. Schlotterbeck resigned as President and Chief Executive Officer of the Company and Mr. Porges became Interim President and Chief Executive Officer, in addition to his role as Chairman of the Board.  Before he resigned, the Compensation Committee offered Mr. Schlotterbeck a compensation package comprising a $900,000 salary, $1,008,000 annual short-term incentive target and $7,400,000 long-term incentive award.  Mr. Schlotterbeck rejected that offer and the Board accepted his resignation. Because Mr. Schlotterbeck’s resignation was voluntary, he did not become entitled to severance or other termination-related benefits under his confidentiality, non-solicitation and non-competition agreement or any other agreement with the Company; however, he remains subject to the restrictive covenants set forth in his confidentiality, non-solicitation and non-competition agreement.

While serving as Executive Chairman, commencing March 1, 2017, Mr. Porges received a base salary of $850,000 per year.  During this period, he also continued to vest in the long-term incentive awards that he held as of March 1, 2017, but he did not receive a new short- or long-term incentive opportunity in respect of his service as Executive Chairman.  As of the date of this filing, no changes have been made to Mr. Porges compensation.

EQT Corporation – 2018 Proxy Statement	71

Effective with her retirement from full time employment with the Company on March 30, 2018, Ms. Hyland commenced executive alternative work arrangement status. See “Executive Alternative Work Arrangement” under the caption “Payments to be made Pursuant to Written Agreements with the Named Executive Officers” for a discussion of the benefits to which Ms. Hyland is entitled, and the obligations to which she is subject, while in executive alternative work arrangement status.

See “Potential Payments Upon Termination or Change of Control” below for more detail regarding the Company’s agreement with each named executive officer, including the value of the benefits provided under such agreements.

Excise Tax Provisions

If any compensation to a named executive officer is accelerated or becomes vested, that executive could, in some cases, be considered to have received “parachute payments” within the meaning of Code Sections 280G and 4999.  Pursuant to these tax laws, the executive could be subject to a 20% excise tax on parachute payments that exceed a certain amount, in which case the Company would be denied a tax deduction for such excess parachute payments.  The agreement with each executive officer contains a “best net” provision, pursuant to which any “parachute payments” will be reduced to the extent necessary to avoid triggering the excise tax, unless the executive would have a more favorable after-tax result by receiving the unreduced payments and paying the excise tax himself, without a gross-up from the Company.  Due to the structure of the excise tax, it is not possible to determine in advance which calculation would produce the more tax-efficient result.  If the excise tax is triggered, the Company would not enjoy a tax deduction on the amount of the “excess parachute payments” but in no event would the Company be obligated to pay any portion of the excise tax.

Cautionary Statements

Disclosures in this proxy statement may contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended.  Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters.  Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the matters discussed regarding the expectation of performance under compensation plans, anticipated financial and operational performance of the Company and its subsidiaries and reserves estimates.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events.  While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond the Company’s control.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2017.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

EQT Corporation – 2018 Proxy Statement	72

Report of the Management Development and Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the management of EQT Corporation.  Based on our review and discussions, we recommended to the Board of Directors that the CD&A be included in the EQT Corporation Proxy Statement for 2018.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of EQT Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Management Development and Compensation Committee of the Board of Directors.

Lee T. Todd, Jr., Chair
A. Bray Cary, Jr.
James E. Rohr

Compensation Policies and Practices and Risk Management

Culminating in early 2018, members of the Company’s senior management, with the assistance of the Compensation Committee’s independent compensation consultant, conducted a risk assessment of the Company’s compensation programs for all employees.  The results of such assessment were presented to the Compensation Committee.  Based on the assessment, the Company and the Compensation Committee believe that the Company’s compensation programs are balanced and do not create risks reasonably likely to have a material adverse impact on the Company.  Important factors taken into account include, but are not limited to, the following:

•                              the Company does not use highly leveraged short-term incentives that drive high risk investments at the expense of long-term Company value;

•                              the Company’s annual incentive compensation is based on balanced performance measures that promote disciplined progress towards longer-term goals, and payments are capped;

•                              the performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period at the expense of performance in other periods;

•                              the Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable stock, financial and operating performance;

•                              variations of the Company’s compensation programs have been in place for many years, and the Company has seen no evidence that they encourage excessive risk-taking;

•                              the Compensation Committee has authority to exercise downward discretion to reduce or eliminate payouts under all of the Company’s compensation programs;

•                              the Company’s equity ownership guidelines require executives to hold a meaningful equity interest, linking their interests to the interests of shareholders; and

•                              hedging and pledging of EQT securities by EQT executive officers and directors, EQGP securities by EQGP executive officers and directors, EQM securities by EQM executive officers and directors, and RMP securities by RMP executive officers and directors is prohibited under the Company’s policies.

EQT Corporation – 2018 Proxy Statement	73

Compensation Tables

The following tables contain information concerning the compensation of the Company’s principal executive officer (including both Mr. Porges who served as principal executive officer through February 28, 2017 and Mr. Schlotterbeck who served as principal executive officer for the balance of the year), its principal financial officer, each of its other three most highly compensated executive officers who was serving as an executive officer at the end of 2017 and two former executive officers who had higher compensation but were no longer serving as executive officers at the end of 2017.  References to named executive officers in this “Compensation Tables” section are to the eight individuals included in the following tables:

Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL
		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)

Steven T. Schlotterbeck President and Chief Executive Officer	2017 2016 2015	703,945 519,634 501,558	- - 500,000	4,208,670 3,047,802 3,495,295	1,042,944 701,316 561,180	2,000,000 1,300,000 1,025,000	252,526 205,944 231,334	8,208,085 5,774,696 6,314,367

Robert J. McNally Senior Vice President and Chief Financial Officer	2017 2016	466,238 323,550	- 500,000	2,072,314 3,008,725	511,108 692,265	725,000 660,000	223,157 53,837	3,997,817 5,238,377
Jeremiah J. Ashcroft, III Senior Vice President and President, Midstream	2017	194,202	500,000	2,150,498	-	-	49,594	2,894,294

Lewis B. Gardner General Counsel and Vice President, External Affairs	2017 2016 2015	397,212 385,501 382,520	- - 500,000	1,291,488 1,143,720 1,608,654	318,976 263,718 258,700	450,000 490,000 432,000	138,433 135,580 137,887	2,596,109 2,418,519 3,319,761
David E. Schlosser, Jr. Senior Vice President and President, Exploration & Production	2017	455,965	-	2,195,427	280,260	675,000	162,385	3,769,037

David L. Porges Chairman and Former Chief Executive Officer	2017 2016 2015	850,000 850,000 850,000	500,000 - 1,000,000	- 4,926,468 6,690,025	- 1,133,118 1,072,610	- 2,500,000 2,100,000	402,350 369,062 393,613	1,752,350 9,778,648 12,106,248
Randall L. Crawford Former Senior Vice President and President, Midstream	2017 2016 2015	93,146 463,501 460,905	- - 500,000	- 1,524,254 2,936,499	- 350,658 471,630	- 940,000 900,000	3,614,665 217,021 200,457	3,707,811 3,495,434 5,469,491

M. Elise Hyland, Former Senior Vice President and President, Midstream	2017	430,908	-	1,833,664	319,140	545,700	132,291	3,261,703

(1)       Each named executive officer’s annual base salary is paid over 26 equal pay periods each year.

(2)       The amounts for 2017 in this column reflect the bonuses of Messrs. Ashcroft and Porges for 2017. See “Ashcroft and Porges Bonuses” under the caption “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan Based Awards Table” below for further discussion the bonuses of Messrs. Ashcroft and Porges.

(3)       The amounts for 2017 in this column reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 using the assumptions described in Note 19 to EQT’s Consolidated Financial Statements, which is included in EQT’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 15, 2018.  Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude

EQT Corporation – 2018 Proxy Statement	74

the impact of estimated forfeitures.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the awards granted in 2017 would have been: $5,268,171 for Mr. Schlotterbeck; $2,598,107 for Mr. McNally; $1,616,736 for Mr. Gardner; $2,722,497 for Mr. Schlosser; and $2,601,221 for Ms. Hyland.

See “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” below for further discussion of the 2017 Incentive PSU Program, the 2017 Value Driver PSU Program, and the 2017 Restricted Share and Unit Awards.

(4)       The amounts for 2017 in this column reflect the grant date fair values of option awards granted on January 1, 2017 and March 1, 2017 calculated using a Black-Scholes option pricing model using the assumptions described in Note 19 to the Company’s Consolidated Financial Statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 15, 2018.

See  “Option Awards – 2017 Options” under the caption “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” below for further discussion of the 2017 options.

(5)       This column reflects the dollar value of annual incentive compensation earned under the Executive STIP (as defined and described under the caption “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” below) for the applicable plan year.  The awards were paid to the named executive officers in cash in the first quarter of the following year.  See “Non-Equity Incentive Plan Compensation – Executive STIP” under the caption “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” below for further discussion of the Executive STIP for the 2017 plan year.

(6)       This column includes the dollar value of premiums paid by the Company for group life, accidental death and dismemberment insurance, the Company’s contributions to the 401(k) plan and the 2006 Payroll Deduction and Contribution Program, perquisites, and, in the case of Mr. Crawford, payments required under his transition agreement in connection with his termination of employment for “good reason” in February 2017.  For 2017, these amounts were as follows:

NAME	INSURANCE ($)	401(K) CONTRIBUTIONS ($)	2006 PAYROLL DEDUCTION AND CONTRIBUTION PROGRAM ($)	PERQUISITES (SEE BELOW) ($)	OTHER ($)	TOTAL ($)
S. T. Schlotterbeck	1,710	24,000	182,055	44,761	-	252,526
R. J. McNally	1,083	18,000	90,261	113,813	-	223,157
J. J. Ashcroft, III	210	18,000	-	31,384	-	49,594
L. B. Gardner	912	18,000	65,349	54,172	-	138,433
D. E. Schlosser, Jr.	1,213	24,000	63,487	73,685	-	162,385
D. L. Porges	1,938	16,200	327,200	57,012	-	402,350
R.L. Crawford	176	18,000	103,400	27,981	3,465,108	3,614,665
M.E. Hyland	1,026	24,000	60,682	46,583	-	132,291

Once 401(k) contributions for Messrs. Schlotterbeck, McNally, Gardner, Schlosser, Porges, and Crawford and Ms. Hyland reach the maximum level permitted under the 401(k) plan, EQT contributions are continued on an after-tax basis under the 2006 Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co.  Each year, EQT also contributes an amount equal to 11% of the annual incentive award for each named executive officer.  Because Mr. Ashcroft did not receive an annual incentive award for 2016, he did not receive the 11% contribution in 2017.

Amounts in the perquisite column include the following:

•                  for each executive, an amount intended to cover the annual cost of acquiring, maintaining and insuring a car;

•                  for each executive, the entire cost of country and dining club dues, although EQT believes that only a portion of the cost represents a perquisite. For Mr. McNally, $69,859 for country club initiation fees and dues and for Mr. Schlosser, $32,434 for initiation fees and dues for a country club and a dining club;

•                  for each executive, the actual cost to EQT of providing financial planning and tax preparation services;

•                  for each executive, the actual cost to EQT for providing the executive physical benefit, which includes preferred access to healthcare professionals and related services and, for Messrs. Schlotterbeck, McNally, Ashcroft, Schlosser, Porges, and Crawford and Ms. Hyland, their spouses;

EQT Corporation – 2018 Proxy Statement	75

•                  for Messers. Schlotterbeck, Ashcroft, Schlosser, Porges, and Crawford, the actual cost to EQT in connection with travel assistance services procured by EQT for the benefit of the executives and their families;

•                  for Mr. McNally, the incremental cost of his family accompanying him on a business flight chartered by EQT; and

•                  for Mr. Ashcroft expenses related to his relocation to Pittsburgh in excess of the amount generally available to employees.

The named executive officers may use two tickets purchased by EQT to attend up to four sporting or other events when such tickets are not otherwise being used for business purposes.  The costs of such tickets used for personal purposes are considered de minimis by EQT and are not included as perquisites in the Summary Compensation Table because there are no incremental costs to EQT associated with such use.

2017 Grants of Plan-Based Awards Table

										ALL OTHER	ALL OTHER
										STOCK	OPTION
										AWARDS:	AWARDS:	EXERCISE	GRANT
				ESTIMATED FUTURE PAYOUTS UNDER						NUMBER OF	NUMBER OF	OR BASE	DATE FAIR
				NON-EQUITY INCENTIVE PLAN			ESTIMATED FUTURE PAYOUTS UNDER			SHARES OF	SECURITIES	PRICE OF	VALUE OF
	TYPE OF	GRANT	APPROVAL	AWARDS			EQUITY INCENTIVE PLAN AWARDS			STOCK OR	UNDERLYING	OPTION	STOCK
NAME	AWARD	DATE	DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	UNITS	OPTIONS	AWARDS	AWARDS
	(1)			($)	($) (2)	($) (2)	(#)	(#) (3)	(#) (3)	(#) (4)	(#)	($/SH)	($)
S.T. Schlotterbeck	ESTIP	-	-	-	850,000	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/2017	12/6/2016	-	-	-	-	34,410	103,230	-	-	-	3,083,136
	SO	1/1/2017	12/6/2016	-	-	-	-	-	-	-	58,200	65.40	1,042,944
	RS	1/1/2017	12/6/2016	-	-	-	-	-	-	17,210	-	-	1,125,534

R.J. McNally	ESTIP	-	-	-	356,250	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/2017	12/6/2016	-	-	-	-	15,300	45,900	-	-	-	1,370,880
	PSU	3/1/2017	2/7/2017	-	-	-	-	1,670	5,010	-	-	-	149,632
	SO	1/1/2017	12/6/2016	-	-	-	-	-	-	-	25,900	65.40	464,128
	SO	3/1/2017	2/7/2017	-	-	-	-	-	-	-	2,900	59.89	46,980
	RS	1/1/2017	12/6/2016	-	-	-	-	-	-	7,650	-	-	500,310
	RS	3/1/2017	2/7/2017	-	-	-	-	-	-	840	-	-	51,492

J.J. Ashcroft, III	RS	8/7/2017	7/28/2017	-	-	-	-	-	-	34,430	-	-	2,150,498

L.B. Gardner	ESTIP	-	-	-	220,000	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/2017	12/6/2016	-	-	-	-	10,560	31,680	-	-	-	946,176
	SO	1/1/2017	12/6/2016	-	-	-	-	-	-	-	17,800	65.40	318,976
	RS	1/1/2017	12/6/2016	-	-	-	-	-	-	5,280	-	-	345,312

D.E. Schlosser, Jr.	ESTIP	-	-	-	337,500	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/2017	12/6/2016	-	-	-	-	2,240	6,720	-	-	-	189,504
	PSU	3/1/2017	2/7/2017	-	-	-	-	10,110	30,330	-	-	-	905,856
	SO	3/1/2017	2/7/2017	-	-	-	-	-	-	-	17,300	59.89	280,260
	RS	1/1/2017	12/6/2016	-	-	-	-	-	-	2,240	-	-	146,496
	RS	3/1/2017	2/7/2017	-	-	-	-	-	-	5,060	-	-	310,178
	RS	8/7/2017	7/28/2017	-	-	-	-	-	-	5,610	-	-	350,401
	VDA	1/12017	12/6/2016	-	-	-	-	4,480	13,440	-	-	-	292,992

M.E. Hyland	ESTIP	-	-	-	337,500	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/2017	12/6/2016	-	-	-	-	1,600	4,800	-	-	-	135,360
	PSU	3/1/2017	2/7/2017	-	-	-	-	11,510	34,530	-	-	-	1,031,296
	SO	3/1/2017	2/7/2017	-	-	-	-	-	-	-	19,700	59.89	319,140
	RS	1/1/2017	12/6/2016	-	-	-	-	-	-	1,600	-	-	104,640
	RS	3/1/2017	2/7/2017	-	-	-	-	-	-	5,760	-	-	353,088
	VDA	1/12017	12/6/2016	-	-	-	-	3,200	9,600	-	-	-	209,280

(1)        Type of Award:

ESTIP          =       Executive STIP for the 2017 Plan Year
PSU              =       2017 Incentive PSU Program Awards

SO                =       2017 Stock Options

RS                =       2017 Restricted Share and Unit Awards

VDA            =       2017 Value Driver PSU Program Awards

(2)       These columns reflect the annual incentive award target and maximum amounts payable under the Executive STIP for the 2017 plan year.  Under the Executive STIP, a formula based on adjusted 2017 EBITDA compared

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to the Company’s business plan establishes the maximum payment from which the Compensation Committee typically exercises its discretion downward in determining the actual payment.  The payout amounts could range from no payment, to the percentage of base salary identified as the target annual incentive award (target), to $5 million (maximum).  See “Non-Equity Incentive Plan Compensation – Executive STIP” under the caption “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” below for further discussion of the Executive STIP for the 2017 plan year.

(3)        These columns reflect the target and maximum number of units payable under the 2017 Incentive PSU Program and the 2017 Value Driver PSU Program.  Under the 2017 Incentive PSU Program, the performance measures are TSR over the period January 1, 2017 through December 31, 2019, as ranked among the comparably measured TSR of the applicable peer group, and compound annual production sales volume growth.  The payout amounts for the 2017 Incentive PSU Program could range from 0% of units granted, to 100% of units granted (target), to 300% of units granted (maximum), dependent upon the satisfaction of the performance measures over the performance period.    Under the 2017 Value Driver PSU Program, the performance metric is adjusted 2017 EBITDA compared to the business plan.  The 2017 Value Driver PSU Program payout amounts could range from 0% of awards granted, to 100% of awards granted (target), to 300% of awards granted (maximum), dependent upon the company’s adjusted 2017 EBITDA compared to 2017 business plan.  For years when the maximum is achieved under value-driver type programs, the Compensation Committee typically exercises its discretion downward in determining the actual payment. See “Stock Awards – 2017 Incentive PSU Program” and “Stock Awards – 2017 Value Driver PSU Program” under the caption “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” below for further discussion of the 2017 Incentive PSU Program and the 2017 Value Driver PSU Program.

(4)   This column reflects the number of time-based restricted stock and/or share units granted to the named executive officers.  See “2017 Restricted Share and Unit Awards” under the caption “Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table” below for further discussion of the 2017 Restricted Share and Unit Awards.

Narrative Disclosure to Summary Compensation Table and

2017 Grants of Plan-Based Awards Table

Set forth below is a discussion of material elements of the Company’s 2017 executive compensation program.  This discussion should be read in conjunction with the discussion under the caption “Compensation Discussion and Analysis” above and the Summary Compensation and 2017 Grants of Plan-Based Awards Tables above.  A reconciliation of each non-GAAP financial measure disclosed below to the most directly comparable GAAP financial measure is set forth in Appendix C to this proxy statement.

Definitions of Certain Compensation Plans and Programs

•                 2014 LTIP – 2014 Long-Term Incentive Plan

•                 2017 Incentive PSU Program – 2017 Incentive Performance Share Unit Program

•                 2017 Restricted Share and Unit Awards – the time-based restricted stock and restricted unit awards granted under the 2014 LTIP in 2017

•                 2017 Value Driver PSU Program – 2017 Value Driver Performance Share Unit Award Program

•                 Executive STIP –the 2016 Executive Short-Term Incentive Plan

Base Salary

The base salary for each named executive officer reflected in the Summary Compensation Table above is the base salary actually earned and reflects a proportionate amount of any increase made during the applicable year.

EQT Corporation – 2018 Proxy Statement	77

Non-Equity Incentive Plan Compensation — Executive STIP

Before or at the start of each year, the Compensation Committee establishes the performance measure for determining awards under the Executive STIP.  This performance measure establishes the maximum annual incentive award that the Compensation Committee may approve as “performance-based compensation” for tax purposes pursuant to Code Section 162(m), subject to the shareholder approved individual limit set forth in the Executive STIP, but does not set an expectation for the amount of annual incentive that will actually be paid.  The Compensation Committee is permitted to exercise, and has generally exercised, downward discretion in determining the actual payout under the annual incentive plan.  The Compensation Committee may not exercise upward discretion.  The performance measure approved for the Executive STIP for the 2017 plan year was the Company’s adjusted 2017 EBITDA (calculated as set forth in Appendix C), compared to the Company’s 2017 business plan, as follows:

ADJUSTED 2017 EBITDA COMPARED TO BUSINESS PLAN	PERCENTAGE OF ADJUSTED 2017 EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICER 2017 ANNUAL INCENTIVE AWARDS
At or above plan	2%
5% below plan	1.5%
25% below plan	1%
Greater than 25% below plan	No annual incentive

The percentage of adjusted 2017 EBITDA available for eligible executive officer annual incentives was interpolated between levels and capped at 2%.  The Company’s actual adjusted 2017 EBITDA of $1,537 million exceeded plan by approximately 0.1%, which allowed the Compensation Committee to award annual incentives to the Company’s eight eligible executive officers in an aggregate amount of $30.7 million, subject to a $5 million cap per executive officer.  As described under the caption “Compensation Discussion and Analysis” above, the Compensation Committee exercised its discretion to pay each eligible named executive officer a lesser amount based on the individual’s 2017 target award and 2017 performance on Company, business unit, and individual value drivers.

The Executive STIP provides that the annual awards will be paid in cash, subject to Compensation Committee discretion to pay in equity.  The Compensation Committee typically considers settling awards in equity rather than cash only when an executive has not satisfied the applicable equity ownership guidelines.

Stock Awards – 2017 Incentive PSU Program

Awards under the 2017 Incentive PSU Program were granted on January 1 and March 1, 2017.  The performance measures for the 2017 Incentive PSU Program are the Company’s:

•                             TSR over the period January 1, 2017 through December 31, 2019, as ranked among the comparably measured TSR of the industry peer group identified on Appendix B; and

•                             compound annual production sales volume growth over the performance period.

The payout opportunity under the 2017 Incentive PSU Program ranges from no payout to three times the target award.  The payout matrix for the 2017 Incentive PSU Program is set forth in Appendix D.  If earned, and contingent upon continued service with the Company on the payment date, the share units granted on  January 1 to Mr. Schlosser and Ms. Hyland are expected to be distributed in cash in an amount equal to the target award (including accrued dividends) multiplied by the applicable payout multiple and by the closing price of the Company’s common stock on December 31, 2019 and the other share units are expected to be distributed in shares of Company common stock equal to the target award (including accrued dividends) multiplied by the applicable payout multiple.

Mr. Schlotterbeck forfeited all equity awards that were unvested at the time of his resignation in March 2018.

EQT Corporation – 2018 Proxy Statement	78

Stock Awards – 2017 Value Driver PSU Program

Awards under the 2017 Value Driver PSU Program were granted on January 1, 2017.  The Performance measure for the 2017 Value Driver PSU Program was the Company’s adjusted 2017 EBITDA compared to the 2017 business plan.  The payout opportunity under the 2017 Value Driver Program was:

•                 no payout if the adjusted 2017 EBITDA was less than the Company’s business plan; or

•                 three times the number of target awards granted if the adjusted 2017 EBITDA equaled or exceeded business plan, subject to the Compensation Committee’s discretion to determine that a lower performance multiple applied.  In exercising its discretion the Compensation Committee was to consider and be guided by performance on Company, business unit, and individual value drivers.

The Company’s adjusted 2017 EBITDA was $1,537 million, which satisfied the threshold performance goal and allowed the Compensation Committee to confirm performance  awards equal to 3.0X each participating named executive officer’s target award.  As described under the caption “Executive Compensation - Compensation Discussion and Analysis,” the Compensation Committee exercised downward discretion to confirm for each eligible named executive officer a lesser amount based upon the individual’s 2017 target award and 2017 performance on Company, business unit, and individual value drivers.

Fifty percent of the confirmed performance awards (including accrued dividends) vested and were distributed in cash in the first quarter of 2018, and the remainder is expected to vest and be distributed in cash in the first quarter of 2019, contingent upon continued service with the Company through such date.

Stock Awards - 2017 Restricted Share and Unit Awards

Restricted shares were awarded on January 1, 2017 to Messrs. Schlotterbeck, McNally, and Gardner, on March 1, 2017 to Messrs. McNally and Schlosser and Ms. Hyland, and on August 7, 2017 to Messrs. Ashcroft and Schlosser.   Restricted share units were awarded on January 1, 2017 to Mr. Schlosser and Ms. Hyland.  The restricted share and unit awards will vest on the third anniversary of the applicable grant date, contingent upon continued service with the Company through such date.  If earned, the restricted shares will be distributed in shares of Company common stock (including accrued dividends), and the restricted units will be distributed in cash in an amount equal to the awarded units (including accrued dividends) multiplied by the closing price of the Company’s common stock on the business day preceding the vesting date for restricted shares and December 31, 2019 for restricted units. Mr. Schlotterbeck forfeited all equity awards that were unvested at the time of his resignation in March 2018.

Option Awards – 2017 Options

Options were awarded to Messrs. Schlotterbeck, McNally, and Gardner on January 1, 2017 with an exercise price of $65.40.  Options were awarded to Messrs. McNally and Schlosser and Ms. Hyland on March 1, 2017 with an exercise price of $59.89.  The options granted on January 1, 2017 expire on January 1, 2027 and vest on January 1, 2020, while the options granted on March 1, 2017 expire on March 1, 2027 and vest on March 1, 2020.  In all cases, vesting is contingent upon continued service with the Company through the vesting date.

Mr. Schlotterbeck forfeited all equity awards that were unvested at the time of his resignation in March 2018.

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Ashcroft and Porges Bonuses

In connection with his agreement to become President, Midstream in August 2017, Mr. Ashcroft negotiated a guaranteed bonus for 2017 of $482,740.  The Compensation Committee granted Mr. Ashcroft an additional bonus of $17,260 and Mr. Porges a bonus of $500,000 for 2017.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS				EQUITY AWARDS

							EQUITY
							INCENTIVE	EQUITY
							PLAN	INCENTIVE
							AWARDS:	PLAN AWARDS:
					NUMBER		NUMBER OF	MARKET OR
	NUMBER	NUMBER			OF	MARKET	UNEARNED	PAYOUT VALUE
	OF	OF			SHARES	VALUE OF	SHARES,	OF UNEARNED
	SECURITIES	SECURITIES			OR UNITS	SHARES OR	UNITS OR	SHARES, UNITS
	UNDERLYING	UNDERLYING			OF STOCK	UNITS OF	OTHER	OR OTHER
	UNEXERCISED	UNEXERCISED	OPTION	OPTION	THAT	STOCK THAT	RIGHTS THAT	RIGHTS THAT
	OPTIONS	OPTIONS	EXERCISE	EXPIRATION	HAVE NOT	HAVE NOT	HAVE NOT	HAVE NOT
NAME	EXERCISABLE	UNEXERCISABLE	PRICE	DATE	VESTED	VESTED	VESTED	VESTED
	(#)	(#) (1)	($)		(#)(2)	($)(3)	(#) (4)	($) (5)
S.T. Schlotterbeck	44,800	-	54.79	1/1/2022	17,245	981,585	74,718	4,252,949
	44,100	-	58.98	1/1/2023	-	-	130,005	7,399,885
	26,300	-	89.78	1/1/2024	-	-	103,440	5,887,805
	-	28,200	75.70	1/1/2025	-	-	-	-
	-	48,400	52.13	1/1/2026	-	-	-	-
	-	58,200	65.40	1/1/2027	-	-	-	-
R.J. McNally	-	39,900	63.33	1/1/2026	7,665	436,292	106,941	6,087,082
	-	25,900	65.40	1/1/2027	841	47,870	45,993	2,617,922
	-	2,900	59.89	3/1/2027	-	-	5,019	285,681
	-	-	-	-	-	-	-	-
J.J. Ashcroft, III	-	-	-	-	34,464	1,961,691	-	-
L.B. Gardner	13,200	-	58.98	1/1/2023	5,291	301,164	34,386	1,957,251
	7,100	-	89.78	1/1/2024	-	-	48,786	2,776,899
	-	13,000	75.70	1/1/2025	-	-	31,743	1,806,812
	-	18,200	52.13	1/1/2026	-	-	-	-
	-	17,800	65.40	1/1/2027	-	-	-	-
D.E. Schlosser, Jr.	-	17,300	59.89	3/1/2027	7,496	426,672	13,482	767,395
	-	-	-	-	5,068	288,471	15,810	899,905
	-	-	-	-	5,615	319,606	6,735	383,356
	-	-	-	-	2,245	127,785	30,375	1,728,945
	-	-	-	-	-	-	13,467	766,542

EQT Corporation – 2018 Proxy Statement	80

	OPTION AWARDS				EQUITY AWARDS

							EQUITY
							INCENTIVE	EQUITY
							PLAN	INCENTIVE
					NUMBER		AWARDS:	PLAN AWARDS:
					OF		NUMBER OF	MARKET OR
	NUMBER	NUMBER			SHARES	MARKET	UNEARNED	PAYOUT VALUE
	OF	OF			OR UNITS	VALUE OF	SHARES,	OF UNEARNED
	SECURITIES	SECURITIES			OF STOCK	SHARES OR	UNITS OR	SHARES, UNITS
	UNDERLYING	UNDERLYING			THAT	UNITS OF	OTHER	OR OTHER
	UNEXERCISED	UNEXERCISED	OPTION	OPTION	HAVE NOT	STOCK THAT	RIGHTS THAT	RIGHTS THAT
	OPTIONS	OPTIONS	EXERCISE	EXPIRATION	VESTED	HAVE NOT	HAVE NOT	HAVE NOT
NAME	EXERCISABLE	UNEXERCISABLE	PRICE	DATE		VESTED	VESTED	VESTED
	(#)	(#) (1)	($)		(#)(2)	($)(3)	(#) (4)	($) (5)
D.L. Porges	105,800	-	54.79	1/1/2022	-	-	143,010	8,140,129
	92,400	-	58.98	1/1/2023	-	-	210,141	11,961,226
	47,600	-	89.78	1/1/2024	-	-	-	-
	-	53,900	75.70	1/1/2025	-	-	-	-
	-	78,200	52.13	1/1/2026	-	-	-	-
R.L. Crawford	44,800	-	54.79	1/1/2022	-	-	62,772	3,572,982
	44,100	-	58.98	1/1/2023	-	-	65,019	3,700,881
	24,600	-	89.78	1/1/2024	-	-	-	-
	23,700	-	75.70	1/1/2025	-	-	-	-
	24,200	-	52.13	1/1/2026	-	-	-	-
M.E. Hyland	6,100	-	58.98	1/1/2023	1,603	91,243	14,448	822,380
	-	19,700	59.89	3/1/2027	5,769	328,371	16,926	963,428
	-	-	-	-	8,462	481,657	4,809	273,728
	-	-	-	-	-	-	34,584	1,968,521
	-	-	-	-	-	-	9,618	547,457

(1)       The options reflected in this column vest according to the following schedule:  the options expiring in 2025 vested on January 1, 2018, the options expiring on January 1, 2026 will vest on January 1, 2019, the options expiring on January 1, 2027 will vest on January 1, 2020, and the options expiring on March 1, 2027 will vest on March 1, 2020, except that Mr. Crawford’s outstanding unvested options vested on January 9, 2017 pursuant to his transition agreement.  The vesting of option awards may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, a revised vesting schedule and circumstances under which the vesting of an award will accelerate.

(2)       This column reflects the 2017 Restricted Share and Unit Awards and the second tranche of the 2016 Value Driver Performance Share Unit Award Program (2016 Value Driver PSU Program) (including in each case accrued dividends).  The 2017 Restricted Share and Unit Awards were granted on January 1, March 1, and August 7, 2017 and are expected to vest on January 1, March 1, and August 7, 2020, respectively, contingent upon continued service with the Company through such date.  Performance awards under the 2016 Value Driver PSU Program were confirmed as of January 31, 2017, and the second tranche of such awards converted to time—based restricted share units and vested and were paid on February 15, 2018. The vesting of the 2017 Restricted Share and Unit Awards and the second tranche of the 2016 Value Driver PSU Program may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(3)       This column reflects the payout values at December 31, 2017 of the 2017 Restricted Share and Unit Awards and the second tranche of the 2016 Value Driver PSU Program (including in each case accrued dividends) determined by multiplying the number of shares or units, as applicable, shown in the column to the left by $56.92, the closing price of the Company’s common stock on December 29, 2017. The actual payout value depends upon the Company’s stock price: (i) on December 31, 2019 for the 2017 Restricted Unit Awards and (ii) the day prior to vesting for the 2017 Restricted Share Awards.

(4)       This column reflects performance units awarded but that had not yet vested at December 31, 2017 pursuant to the 2015 Executive Performance Incentive Program (2015 Incentive PSU Program), the 2016 Incentive Performance Share Unit Program (2016 Incentive PSU Program), the 2017 Incentive PSU Program, and the 2017 Value Driver PSU Program (including in each case accrued dividends).  The number of performance units all programs reflect maximum award levels because, through December 31, 2017, payout was projected above the target level

EQT Corporation – 2018 Proxy Statement	81

for each program.  Awards under the first tranche of the 2017 Value Driver PSU Program and 2015 Incentive PSU Program vested and were paid on February 15, 2018 and February 22, 2018, respectively.  Prior to that date, payment of such awards might have accelerated.  Awards under the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, and the second tranche of the 2017 Value Driver PSU Program do not vest until payment following the end of the respective performance periods, contingent upon continued service with the Company through such date, and such vesting may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(5)       This column reflects the payout values at December 31, 2017 of unearned performance units granted under the 2015 Incentive PSU Program, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, and the 2017 Value Driver PSU Program (including in each case accrued dividends).  The payout values were determined by multiplying the number of units as shown in the column to the left by $56.92, the closing price of the Company’s common stock on December 29, 2017.  The actual payout values under the programs depends upon, among other things, the Company’s actual performance through the end of the applicable performance periods and the Company’s closing stock price on: (i) the day prior to vesting for the 2015 Incentive PSU Program and the portions of the 2016 Incentive PSU Program and the 2017 Incentive PSU program that will be distributed in Company shares; (ii) December 29, 2017 with respect to the first tranche of the 2017 Value Driver PSU Program; (iii) December 31, 2018 with respect to the second tranche of the 2017 Value Driver PSU Program and the portion of the 2016 Incentive PSU Program that will be distributed in cash; and (iv) December 31, 2019 for the portion of the 2017 Incentive PSU Program that will be distributed in cash.

Option Exercises and Stock Vested

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
	(#)	($) (1)	(#) (2)	($) (3)
S.T. Schlotterbeck	38,500	391,160	30,618	1,905,947
R.J. McNally	-	-	7,914	457,093
J.J. Ashcroft, III	-	-	-	-
L.B. Gardner	-	-	8,171	508,621
D.E. Schlosser, Jr.	-	-	20,472	1,306,752
D.L. Porges	76,700	806,884	55,396	3,448,395
R.L. Crawford	38,500	475,860	28,575	1,788,792
M.E. Hyland	-	-	23,397	1,492,809

(1)       The value realized on exercise is calculated as the difference between the market price of the shares underlying the options at exercise and the applicable exercise price of those options.

(2)       This column reflects the aggregate number of performance awards (including accrued dividends) that vested in 2017 under (a) the 2014 Executive Performance Incentive Program (2014 Incentive PSU Program) for Messrs. Schlotterbeck, Gardner, Porges, and Crawford, and Ms. Hyland, (b) the first tranche of the 2016 Value Driver PSU Program for Mr. Schlosser and Ms. Hyland, and (c) the second tranche of the 2015 Value Driver Performance Share Unit Award Program (2015 Value Driver PSU Program) for Mr. Schlosser and Ms. Hyland.   The performance awards under the 2014 Incentive PSU Program and the second tranche of the 2015 Value Driver PSU Program vested and were distributed in Company common stock, while first tranche of the 2016 Value Driver PSU Program vested and was distributed in cash.  This column also reflects the aggregate number of restricted shares (including accrued dividends) that vested and were distributed under a restricted share award for Mr. McNally.

(3)       This column reflects the value realized upon the vesting of awards under the 2014 Incentive PSU Program, the first tranche of the 2016 Value Driver PSU Program, the second tranche of the 2015 Value Driver PSU Program and Mr. McNally’s restricted share award (including in each case accrued dividends).  In the case of the 2014 Incentive PSU Program, the second tranche of the 2015 Value Driver PSU Program and Mr. McNally’s restricted share award, the value realized on vesting is calculated based upon the number of awards that vested and the

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closing price of the Company’s common stock on the date of vesting.  In the case of the 2016 Value Driver PSU Program, the value realized on vesting is calculated based upon the number of awards that vested and the closing price of the Company’s common stock on December 30, 2016.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not maintain a defined benefit pension plan or a deferred compensation plan for employees, and there are no deferred compensation balances.

Potential Payments Upon Termination or Change of Control

The Company maintains certain plans and has entered into certain agreements that require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change of control of the Company.  These plans and agreements are summarized below, and such summaries are qualified in their entirety by reference to the full text of such plans and agreements.  The 2014 LTIP, the 2015 Incentive PSU Program, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2016 Value Driver PSU Program, the 2017 Value Driver PSU Program, the 2017 Restricted Share and Unit Awards, the Executive STIP, the forms of stock option agreements, and the other written agreements described below have been filed with the SEC as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2017.

Payments to be Made Pursuant to Written Agreements with the Named Executive Officers

Confidentiality, Non-Solicitation and Non-Competition Agreements

The Company has confidentiality, non-solicitation and non-competition agreements with each of the named executive officers.

Schlotterbeck, McNally, Ashcroft, Gardner, Schlosser, and Porges

In each agreement, the named executive officer agrees, among other things, to the following restrictive covenants:

•                             restrictions on competition (30 months for Mr. Porges; 24 months for other named executive officers);

•                             restrictions on customer solicitation (30 months for Mr. Porges; 24 months for other named executive officers); and

•                             restrictions on employee, consultant, vendor or independent contractor recruitment (36 months for all named executive officers).

The agreements provide for severance payments and benefits to the named executive officers in the event of a termination of employment by the Company without “cause” or by the named executive officer for “good reason” (each as defined below), regardless of whether that termination occurs before or after a change of control.  In such an event, the named executive officer will be entitled to receive the following severance benefits:

•                             Severance payment. A lump sum cash severance payment equal to the sum of the following amounts:

▪                             24 months of base salary (or 30 months, in the case of Mr. Porges);

▪                             two times (or 2.5 times, in the case of Mr. Porges) the average annual incentive earned for the three full years prior to the named executive officer’s termination (with appropriate accommodations for executives with shorter tenure); and

▪                             $200,000 (or $250,000, in the case of Mr. Porges).

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•                             Benefits payment. A lump sum cash payment equal to the monthly COBRA rate for family coverage, multiplied by 12.

•                             Vesting of time-based equity awards. Stock options, restricted stock, restricted share units, and other stock awards with time-based vesting restrictions will become immediately vested and exercisable in full and any restrictions on such awards shall lapse.

•                             Vesting of performance-based equity awards. Value driver based performance-based equity awards will become immediately vested at target if prior to the Compensation Committee’s confirmation of the performance level and at actual if following the Compensation Committee’s confirmation.  All other performance-based equity awards will remain outstanding and will be earned, if at all, based on actual performance through the end of the performance period as if the named executive officer’s employment had not been terminated.

“Cause” is defined as the named executive officer’s (i) conviction of a felony, a crime of moral turpitude or fraud or the executive having committed fraud, misappropriation or embezzlement in connection with the performance of his duties; (ii) willful and repeated failures to substantially perform assigned duties; or (iii) violation of any provision of a written employment-related agreement or express significant policies of the Company.

“Good reason” is defined as the named executive officer’s resignation within 90 days after: (i) a reduction in the named executive officer’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in the named executive officer’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in the named executive officer’s job responsibilities, duties or authority; (iv) a change in the geographic location of the named executive officer’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of the agreement.

In the event that the named executive officer’s employment is terminated by the Company under qualifying circumstances, the named executive officer is also entitled to the benefits provided to all employees under the Company’s severance plan.  In order to receive severance benefits under a non-competition agreement, the named executive officer must execute and deliver to the Company a general release of claims.

The agreements do not provide for any tax gross-ups. In the event the named executive officer would be subject to the 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the named executive officer would be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

In March 2018, Mr. Schlotterbeck resigned as President and Chief Executive Officer of the Company and Mr. Porges became Interim President and Chief Executive Officer, in addition to his role as Chairman of the Board.  Because Mr. Schlotterbeck’s resignation was voluntary, he did not become entitled to severance or other termination-related benefits under his confidentiality, non-solicitation and non-competition agreement or any other arrangement with the Company; however, he remains subject to the restrictive covenants set forth in his confidentiality, non-solicitation and non-competition agreement.

Ashcroft Offer Letter

In connection with Mr. Ashcroft’s agreement to become Senior Vice President and President, Midstream in August 2017, Mr. Ashcroft’s offer letter guaranteed a bonus for 2017 of $482,740.  In the event Mr. Ashcroft’s

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employment was terminated for cause or good reason (as those terms are defined in his confidentiality, non-competition and non-solicitation agreement (described above)) prior to payment, Mr. Ashcroft’s bonus would have been forfeited.  If Mr. Ashcroft’s employment was terminated for other reasons including death or disability prior to payment, Mr. Ashcroft would have been entitled to the guaranteed bonus.  Upon a change of control prior to payment, Mr. Ashcroft would have been entitled to the guaranteed bonus.

Hyland Agreement

In connection with the Company’s request that Ms. Hyland delay her retirement so she could lead the midstream business unit pending the identification of a replacement for Mr. Crawford, the Company and Ms. Hyland entered into a transition agreement and general release providing that Ms. Hyland would remain employed by the Company until March 30, 2018 or such earlier date as the Company or Ms. Hyland selected, reaffirming the covenants as to confidentiality, non-competition and non-solicitation, included in her confidentiality, non-solicitation and non-competition agreement (all consistent with the agreements described above with Messrs. Schlotterbeck, McNally, Ashcroft, Gardner, and Schlosser (the Standard Non-Compete Agreement)), terminating the benefits under such agreement and providing the following benefits:

•                 a promotion to Senior Vice President and President, Midstream and Senior Vice President and Chief Operating Officer of the EQM General Partner;

•                 a base salary increase to $450,000 from $355,000;

•                 eligibility for a 2017 bonus under the Executive STIP;

•                 grants of stock options, restricted shares and additional units under the 2017 Incentive PSU Program;

•                 the opportunity to become an executive alternative work arrangement employee following her retirement from full-time employment with the Company; and

•                 specifying the benefits available to Ms. Hyland in the event EQT selected a resignation date earlier than March 30, 2018 for any reason other than cause, which has the same meaning as under the Standard Non-Compete Agreement.

In order to receive the payments set forth above, Ms. Hyland is required to execute a supplemental release agreement upon her cessation of full-time employment.

Crawford Agreement

In connection with his termination of employment with the Company for good reason, the Company and Mr. Crawford entered into a transition agreement and general release confirming the date his employment would cease, the benefits to which Mr. Crawford would be entitled upon his cessation, and the obligations to which he would be subject upon his cessation of employment, all on a basis consistent with his previously executed confidentiality, non-solicitation and non-competition agreement, which agreement is consistent with the Standard Non-Compete Agreement.  Because he terminated his employment for good reason, Mr. Crawford is not eligible to participate in the executive alternative work arrangement described below.

Executive Alternative Work Arrangement

Each eligible named executive officer other than Mr. Schlotterbeck has elected to participate in an executive alternative work arrangement pursuant to which the named executive officer would provide no less than 100 hours of service to the Company for one year following the relinquishment of full-time status.  Under the arrangement, each participating named executive officer has also agreed to be available for up to 300 additional hours of service per year upon request of the Company.  In no event will a named executive officer work more than 400 hours per year.  Once commenced, the arrangement will automatically renew for four successive annual terms unless terminated by either party.

Notwithstanding an election to participate in the arrangement, participation is contingent on (i) the executive being an executive officer in good standing with the Company at the time of the move to part-

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time status; (ii) the executive’s employment being terminated by the Company without cause, or the executive providing the Company with at least 90 days advance written notice of his intention to discontinue employment; and (iii) the executive not terminating his employment for good reason.

In consideration for a participating named executive officer’s agreement to provide services to the Company under the arrangement, each named executive officer will be paid at an established hourly rate.  The named executive officer will also receive the following benefits which, unless otherwise noted, will extend for the term of the arrangement or, if the arrangement is terminated by the Company without cause, for five years:

•                             the right to purchase health benefits at 100% of the Company’s premium (or premium equivalent) rates during the term of the arrangement and, under certain circumstances, until age 70;

•                             continuance of service credit for purposes of the named executive officer’s medical savings account during the term of the arrangement only;

•                             reimbursement for monthly dues for one country club and one dining club membership;

•                             executive level physicals and related health and wellness services for the executive and his or her spouse (up to a maximum annual benefit of $15,000);

•                             smartphone service and reasonable access to the Company’s service desk; and

•                             tax, estate and financial planning services not to exceed $15,000 per calendar year.

Under the terms of the arrangement, the covenants as to non-competition and non-solicitation contained in each participating named executive officer’s confidentiality, non-solicitation and non-competition agreement remain in effect throughout the alternative work arrangement and for a period thereafter of not less than the time frames established in the confidentiality, non-solicitation and non-competition agreements.

Cause and good reason under the arrangements have the same meaning as under the confidentiality, non-solicitation and non-competition agreements.

Payments to be Made Pursuant to Company Plans

2014 LTIP

Awards granted under the 2014 LTIP provide that a participant would be entitled to the benefits described below in the termination scenarios described below:

Termination for “Good Reason” or Without “Cause”

Upon termination for “good reason” or without “cause”, all awards under the 2014 LTIP will vest as required by the confidentiality, non-solicitation and non-competition agreements described above.  “Good reason” and “cause” have the meaning set forth in such agreements.

Voluntary Termination for any reason other than Good Reason

Generally, upon a voluntary termination of employment for any reason other than good reason, all unvested options, restricted shares and units and performance awards are forfeited. Unexercised vested options held on the date of termination would be exercisable for the remaining original term of the options.

If following a voluntary termination (other than for good reason) the participant remains on (i) the Company’s Board of Directors or the EQM Board for the 2015 Incentive PSU Program or the 2015 Options; or (ii) the Company’s Board of Directors, the EQM Board or the EQGP Board for the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2016 Value Driver PSU Program, the 2017 Value Driver PSU Program, the

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2017 Restricted Share and Unit Awards, the 2016 Options, or the 2017 Options, then the participant’s awarded share units continue to vest for so long as the participant remains on such board.

Termination for “Cause”

Upon termination of employment for “cause”, all unvested options, restricted shares and units and performance awards, and all unexercised vested options, are forfeited.

Termination Resulting from Death or Disability

If a participant’s employment is terminated as a result of death or disability, all unvested restricted shares and restricted units would vest as follows:

2017 RESTRICTED SHARE AND RESTRICTED UNITS

TERMINATION DATE	PERCENT VESTED
Prior to first anniversary of grant date	0%
On or after first anniversary of grant date and prior to the second anniversary of grant date	25%
On or after the second anniversary of grant date and prior to the third anniversary grant date	50%

If a participant’s employment is terminated as a result of death or disability, all unvested options would vest as follows:

2015 OPTIONS

TERMINATION DATE	PERCENT VESTED
On or after January 1, 2017 and prior to January 1, 2018	50%

2016 OPTIONS

TERMINATION DATE	PERCENT VESTED
On or after January 1, 2017 – prior to January 1, 2018	25%
On or after January 1, 2018 and prior to January 1, 2019	50%

2017 OPTIONS GRANTED JANUARY 1, 2017

TERMINATION DATE	PERCENT VESTED
Prior to January 1, 2018	0%
On or after January 1, 2018 and prior to January 1, 2019	25%
On or after January 1, 2019 and prior to January 1, 2020	50%

2017 OPTIONS GRANTED MARCH 1, 2017

TERMINATION DATE	PERCENT VESTED
Prior to March 1, 2018	0%
On or after March 1, 2018 and prior to March 1, 2019	25%
On or after March 1, 2019 and prior to March 1, 2020	50%

Unexercised vested options held on the date of death or disability are exercisable for one year after the termination of employment.

A participant who dies or becomes disabled before payment may receive payment for a percentage of the participant’s awarded performance share units, contingent upon achievement of the performance conditions, as follows:

2015 INCENTIVE PSU PROGRAM

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
January 1, 2017– December 31, 2017	50%

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2016 INCENTIVE PSU PROGRAM

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
January 1, 2017 – December 31, 2017	25%
January 1, 2018 – December 31, 2018	50%

2017 INCENTIVE PSU PROGRAM

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
Prior to January 1, 2018	0%
January 1, 2018 – December 31, 2018	25%
January 1, 2019 – December 31, 2019	50%
After December 31, 2019	100%

2016 VALUE DRIVER PSU PROGRAM

TERMINATION DATE	CONFIRMED PERFORMANCE AWARDS
January 1, 2017 to January 31, 2017	50% of target
January 31, 2017 and thereafter	50% of confirmed awards

2017 VALUE DRIVER PSU PROGRAM

TERMINATION DATE	CONFIRMED PERFORMANCE AWARDS
Prior to January 1, 2018	0% of target
January 1, 2018 to Confirmation Date	50% of target
Confirmation Date to December 31, 2018	50% of confirmed awards
December 31, 2018 and thereafter	100% of confirmed awards

Change of Control Under the 2014 LTIP

In 2014, the Company adopted and the Company’s shareholders approved the 2014 LTIP, which provides, as a default, “double trigger” vesting of awards provided that such awards are assumed by an acquirer in a change of control transaction or equitably converted in the transaction.  In other words, vesting of awards granted under the 2014 LTIP generally accelerates only if the participant’s employment is involuntarily terminated or the participant resigns for good reason within two years after a qualifying change of control.  The Company believes “double trigger” vesting of equity awards enhances shareholder value by encouraging executive retention during and following a change of control transaction, enhancing post-change of control integration with an acquirer, and aligning executive incentives with the interests of the Company’s shareholders.

In the event of a change of control of the Company, the treatment of awards outstanding under the 2014 LTIP, including the 2015 Incentive PSU Program, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2016 Value Driver PSU Program, the 2017 Value Driver PSU Program and the  2017 Restricted Share and Unit Awards, depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction.  If the awards are assumed by the acquirer or equitably converted in the transaction and the participant’s employment is involuntarily terminated or the participant resigns for good reason within two years after the qualifying change of control then, upon such termination or resignation:

•                             all of participant’s unvested options automatically accelerate and become fully exercisable;

•                             all of participant’s time-based vesting restrictions on restricted shares and units lapse; and

•                             the performance criteria and other conditions to payment of participant’s outstanding performance awards automatically shall be deemed to have been achieved at the actual

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performance level achieved as of the end of the calendar quarter immediately preceding the date of termination, and such awards shall be paid on that basis.

However, if the awards are not assumed by the acquirer or equitably converted in the transaction:

•                             all unvested options automatically accelerate and become fully exercisable;

•                             all of participants time-based vesting restrictions on restricted shares and units lapse; and

•                             the performance criteria and other conditions to payment under the outstanding performance awards shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control and such awards shall be paid on that basis.

The 2014 LTIP defines change of control to mean, generally, any of the following events:

•                             the sale of all or substantially all of the Company’s assets, unless the Company’s shareholders prior to the sale own at least 80% of the acquirer’s stock after the sale;

•                             the acquisition by a person or group of beneficial ownership of 20% or more of the Company’s outstanding common stock, subject to enumerated exceptions;

•                             the termination of the Company’s business and the liquidation of the Company;

•                             the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of the Company, unless the Company’s shareholders immediately prior to the transaction continue to hold more than 60% of the voting securities of the resulting entity, no person beneficially owns 20% or more of the resulting entity’s voting securities and individuals serving on the Company’s Board immediately prior to the transaction constitute at least a majority of the resulting entity’s board; and

•                             a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

General

A participant has no rights in respect of awards under the 2015 Incentive PSU Program, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program the 2016 Value Driver PSU Program, the 2017 Value Driver PSU Program or the 2017 Restricted Share and Unit Awards prior to payment.

Executive STIP

The Executive STIP contains guidelines to determine awards when the participant’s status changes during the year.  The guidelines provide for no payment in the case of a participant who is terminated for reasons of cause, which has a meaning substantially the same as under the Standard Non-Compete Agreement.  Participants may be considered for a pro-rata payment in the event of termination due to reorganization (and not the fault of the participant), resignation, death or disability, in all such cases contingent upon achievement of the performance criteria and the participant otherwise qualifying for incentive payment, and subject to the Compensation Committee’s discretion to pay a lesser amount.

In the event of a change of control (as defined in the 2014 LTIP), the plan year under the Executive STIP will automatically end, the performance goals shall be deemed to have been achieved for the pro-rata portion of the calendar year that elapsed through the date of the change of control at target levels or, if actual performance is greater, at actual levels, and incentive awards will be paid to the participants, subject to terms of the plan and the Compensation Committee’s discretion to pay a lesser amount.

Participants have no rights in respect of awards under the Executive STIP prior to payment.

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401(k) Plan

Under the Company’s 401(k) plan, unvested Company contributions vest automatically upon a change of control, the involuntary termination of the participant without cause or the termination of the participant’s employment due to the participant’s death or disability.  If the participant’s employment is terminated for any other reason, the unvested Company contributions are forfeited.

Other Plans

The Company maintains a severance pay plan for eligible employees whose employment is terminated by the Company for reasons other than misconduct or performance.  The cash benefit available under the plan depends upon, among other things, the reason for the separation, the term of employment of the individual and whether the individual delivers a release of claims.  The maximum benefit available under the severance pay plan consists of:

•                             a lump-sum cash severance payment equal to the individual’s bi-weekly salary (annual salary divided by 26) multiplied by the lesser of 13 or his or her actual years of service;

•                             health benefits continuation for a maximum period of six months (or if the individual has waived medical coverage, a $600 waiver payment in lieu thereof); and

•                             for individuals with ten or more years of Company service hired before January 1, 2015, and who have not waived medical coverage for the applicable calendar year, an additional cash payment of up to $14,000.

The Company provides a life insurance benefit equal to one times base salary for all employees.  Each named executive officer receives an additional one times base salary life insurance benefit.

Payments Triggered Upon Hypothetical Termination of Employment or

Change of Control on December 31, 2017

The tables below reflect the amount of compensation payable to each named executive officer upon a hypothetical termination of employment or change of control on December 31, 2017.  With respect to Mr. Crawford, the narrative set forth below reflects the amount of compensation received by him in connection with his termination on February 28, 2017.  For purposes of the analysis, the Company has assumed that:

(i)                                  any amount payable in the discretion of the Compensation Committee will be paid, the amount paid will conform to any guidelines included in an applicable plan, and the amounts constituting benefits and perquisites will be paid at market rates.  These assumptions are not intended to be suggestive of the decisions that the Compensation Committee will make in any actual circumstance;

(ii)                              each named executive officer will take all action necessary or appropriate for such named executive officer to receive the maximum available benefit, such as the execution of a release of claims or compliance with the covenants described above;

(iii)                          no named executive officer will remain on the Company’s Board of Directors, the EQGP Board, the EQM Board or the RMP Board following termination of employment;

(iv)                          in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the 2014 LTIP and therefore such awards accelerate and payout upon the change of control.  Under the terms of the 2014 LTIP, however, an acquirer could elect to allow such awards to remain outstanding or to convert such awards to other awards on an equitable basis.  If such amounts are, in fact, paid upon the occurrence of a change of control, the named executive officer would not be entitled to a duplicate payment upon a subsequent termination of employment for any reason.

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The closing price of the Company’s common stock on December 29, 2017 ($56.92 per share) is used where payment amounts or values are dependent upon the Company’s stock price.

Set forth below are additional assumptions that the Company made in the tables below with respect to certain plans and arrangements.

2015 Incentive PSU Program

December 31, 2017 was the natural end of the performance period under the 2015 Incentive PSU Program.  The payout for the 2015 Incentive PSU Program was calculated using a payout multiple of 1.9X based on the Company’s actual TSR ranking and the Company’s compound annual production sales volume growth during the performance period.

2016 Incentive PSU Program and 2017 Incentive PSU Program

In calculating the payments following a termination of employment in respect of the 2016 Incentive PSU Program and the 2017 Incentive PSU Program, the tables below assume that the performance at the end of the applicable performance period (December 31, 2018 and December 31, 2019, respectively) remains unchanged from performance as of December 31, 2017.  The payouts for both the 2016 Incentive PSU Program and the 2017 Incentive PSU Program were calculated using a payout multiple of 1.5X based on the Company’s TSR ranking and compound annual production sales volume growth through December 31, 2017.  In an actual termination scenario, the Company’s actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all employees, if at all.

In calculating the payments following a change of control in respect of the 2016 Incentive PSU Program and the 2017 Incentive PSU Program, the end of the performance periods under the programs is assumed to have accelerated to December 31, 2017.  The payout for the both the 2016 Incentive PSU Program and 2017 Incentive PSU Program were calculated using a payout multiple of 1.5X based on the Company’s TSR ranking and compound annual production sales volume growth through December 31, 2017.

2016 Value Driver PSU Program and 2017 Value Driver PSU Program

December 31, 2016 was the natural end of the performance period under the 2016 Value Driver PSU Program. Accordingly, the actual confirmed performance awards that remained outstanding for each participant were used to determine the payouts below.  December 31, 2017 was the natural end of the performance period under the 2017 Value Driver PSU Program.  Although the participant awards were not confirmed by the Compensation Committee until February 13, 2018, the payouts below were based upon the actual confirmed performance award for each participant.

Executive STIP

December 31, 2017 was the natural end of the performance period under the Executive STIP for the 2017 plan year.  Typically, benefits under the Executive STIP are not paid until January or February of the following year.  Each eligible named executive officer’s actual 2017 non-equity incentive award under the Executive STIP is included in all termination scenarios below, other than termination for cause.  The Company notes that such inclusion is reflective only of payments that may be made upon termination.  Because the actual 2017 payout under the Executive STIP exceeded the target payout, no additional payment would be required as a result of a change of control.

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Executive Alternative Work Arrangement

The analysis below assumes that, when eligible, the executive remains in executive alternative work status for five years and receives payment for 100 hours of service each year.

Other Assumptions

The actual amounts to be paid to each named executive officer upon a termination of employment or a change of control may be determined only at the time of the termination of employment or change of control.

For the purposes of the tables below, “good reason” is defined in the named executive officer’s confidentiality, non-solicitation and non-competition agreement.  In all cases, “termination by executive without good reason” includes retirement.

For purposes of the calculation to determine the total “parachute payments” within the meaning of Code Sections 280G and 4999 to be made to each named executive officer (the 280G calculation) and the potential reduction (clawback), if any, of the parachute payments to avoid an excise tax under the named executive officer’s confidentiality, non-solicitation and non-competition agreement, the Company assigned no value to the agreement of the named executive officer not to compete with the Company.  This is a conservative approach to calculating the total parachute payments and the potential clawback.  In fact, the Company believes each named executive officer’s non-compete agreement has substantial value that would be determined at the time of termination of employment and would serve to decrease the total parachute payments and the actual clawback to the named executive officer, if any, at the time of an actual termination of employment following a change in control.

For purposes of the 280G calculation, the Company did not assign any acceleration value to the Executive STIP for the 2017 plan year.  Upon a change of control, the Executive STIP would result in a payout at target levels, or if actual performance was greater, at actual levels.  Because the Executive STIP for the 2017 plan year paid out at above target levels for actual performance through December 31, 2017, there would have been no increased value or accelerated payment for purposes of the 280G calculation upon a change of control at December 31, 2017.  Additionally, while a change of control on December 31, 2017 would result in some minor acceleration with respect to the timing of payments under the 2015 Incentive PSU Program, the second tranche of the 2016 Value Driver PSU Program and the first tranche of the 2017 Value Driver PSU Program, the performance period was completed as of December 31, 2017, and the payout of such award to the named executive officers would not increase under the terms of the program as a result of the change of control.

The discussion above and the tables below do not address:

•                             vested Company contributions and retirement match to the 401(k) plan;

•                             distributions of amounts invested in the Company’s employee stock purchase plan;

•                             life insurance in an amount equal to one times base salary;

•                             payments under the Company’s long-term disability insurance policy; or

•                             similar payments;

as these plans and arrangements do not discriminate in favor of the Company’s named executive officers and are available generally to all salaried employees.

In addition, the discussion above and the tables below do not address Company contributions under the 2006 Payroll Deduction and Contribution Program, as these amounts are vested immediately and are therefore unaffected by a termination of employment or a change of control.

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S.T. Schlotterbeck

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2017, Mr. Schlotterbeck would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	4,009,465	0	4,000,754	0	0	0
Short-Term Incentive	2,000,000	0	2,000,000	2,000,000	2,000,000	2,000,000
Executive Alternative Work Arrangement Compensation	0	0	0	0	0	0
Severance Plan	389,000	0	0	0	0	0
Life Insurance	0	0	0	0	750,000	0
Total (excluding long-term incentive)	6,398,465	0	6,000,754	2,000,000	2,750,000	2,000,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Schlotterbeck would have been entitled to cash and stock payments with an aggregate value of $10,646,223 upon a termination of employment by the Company without cause or upon termination by him for good reason, $95,424 upon termination by him without good reason, and $2,425,136 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Schlotterbeck would have been entitled to $10,646,223 upon the occurrence of a change of control on December 31, 2017.

As discussed above, in March 2018, Mr. Schlotterbeck resigned as President and Chief Executive Officer of the Company.  Because Mr. Schlotterbeck’s resignation was voluntary, he did not become entitled to severance or other termination-related benefits under his confidentiality, non-solicitation and non-competition agreement or any other arrangement with the Company; however, he remains subject to the restrictive covenants set forth in his confidentiality, non-solicitation and non-competition agreement.

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R.J. McNally

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2017, Mr. McNally would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	2,496,132	0	2,487,421	0	0	0
Short-Term Incentive	725,000	0	725,000	725,000	725,000	725,000
Executive Alternative Work Arrangement Compensation	347,628	0	0	347,628	0	0
Severance Plan	36,538	0	0	0	0	0
Life Insurance	0	0	0	0	475,000	0
Total (excluding long-term incentive)	3,605,298	0	3,212,421	1,072,628	1,200,000	725,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. McNally would have been entitled to cash and stock payments with an aggregate value of $4,979,505 upon a termination of employment by the Company without cause or upon termination by him for good reason, and $760,885 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. McNally would have been entitled to $4,979,505 upon the occurrence of a change of control on December 31, 2017.

J.J. Ashcroft, III

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2017, Mr. Ashcroft would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	2,254,612	0	2,245,901	0	0	0
Short-Term Incentive	500,000	0	500,000	500,000	500,000	500,000
Executive Alternative Work Arrangement Compensation	259,599	0	0	259,599	0	0
Severance Plan	20,442	0	0	0	0	0
Life Insurance	0	0	0	0	532,000	0
Total (excluding long-term incentive)	3,034,653	0	2,745,901	759,599	1,032,000	500,000

In addition, under outstanding long-term incentive programs, Mr. Ashcroft would have been entitled to cash and stock payments with an aggregate value of $1,961,691 upon a termination of employment by the Company without cause or upon termination by him for good reason assuming actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017.  Under those same programs, Mr. Ashcroft would have been entitled to $1,961,691 upon the occurrence of a change of control on December 31, 2017.

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L.B. Gardner

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2017, Mr. Gardner would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	1,947,465	0	1,938,754	0	0	0
Short-Term Incentive	450,000	0	450,000	450,000	450,000	450,000
Executive Alternative Work Arrangement Compensation	317,866	0	0	317,866	0	0
Severance Plan	210,000	0	0	0	0	0
Life Insurance	0	0	0	0	400,000	0
Total (excluding long-term incentive)	2,925,331	0	2,388,754	767,866	850,000	450,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Gardner would have been entitled to cash and stock payments with an aggregate value of $3,919,164 upon a termination of employment by the Company without cause or upon termination by him for good reason, and $988,704 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Gardner would have been entitled to $3,919,164 upon the occurrence of a change of control on December 31, 2017.

D.E. Schlosser, Jr.

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2017, Mr. Schlosser would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	2,095,799	0	2,087,088	0	0	0
Short-Term Incentive	675,000	0	675,000	675,000	675,000	675,000
Executive Alternative Work Arrangement Compensation	449,084	0	0	449,084	0	0
Severance Plan	230,865	0	0	0	0	0
Life Insurance	0	0	0	0	532,000	0
Total (excluding long-term incentive)	3,450,748	0	2,762,088	1,124,084	1,207,000	675,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Schlosser would have been entitled to cash and stock payments with an aggregate value of $3,410,155 upon a termination of employment by the Company without cause or upon termination by him for good reason and $568,833 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Schlosser would have been entitled to $3,410,155 upon the occurrence of a change of control on December 31, 2017.

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D.L. Porges

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2017, Mr. Porges would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	8,130,298	0	8,121,587	0	0	0
Short-Term Incentive	500,000	0	500,000	500,000	500,000	500,000
Executive Alternative Work Arrangement Compensation	438,302	0	0	438,302	0	0
Severance Plan	439,000	0	0	0	0	0
Life Insurance	0	0	0	0	850,000	0
Total (excluding long-term incentive)	9,507,600	0	8,621,587	938,302	1,350,000	500,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Porges would have been entitled to cash and stock payments with an aggregate value of $11,735,960 upon a termination of employment by the Company without cause or upon termination by him for good reason, $225,354 upon termination by him without good reason, and $4,391,860 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Porges would have been entitled to $11,735,960 upon the occurrence of a change of control on December 31, 2017.

R.L. Crawford

Potential Payments Upon a Termination of Employment or Following a Change of Control

Mr. Crawford terminated his employment with the Company for “good reason” under his confidentiality, non-solicitation and non-competition agreement effective February 28, 2017.  In connection with such termination, Mr. Crawford received a lump sum payment of $3,465,108 in accordance with his confidentiality, non-solicitation and non-competition agreement and transition agreement.  Upon such termination, Mr. Crawford also vested in his outstanding long-term incentive awards and will receive the benefit of such awards to the extent and at the same time as other participants.  Such awards have an aggregate value of $4,324,672 assuming actual performance through the end of the applicable performance periods is consistent with performance through December 31, 2017.  In addition, under those programs (and including the intrinsic value of outstanding options), Mr. Crawford would have been entitled to a value of $4,324,672 upon the occurrence of a change of control on December 31, 2017.

EQT Corporation – 2018 Proxy Statement	96

M.E. Hyland

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2017, Ms. Hyland would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	441,346	0	0	0	0	0
Short-Term Incentive	545,700	0	545,700	545,700	545,700	545,700
Executive Alternative Work Arrangement Compensation	291,938	0	0	291,938	0	0
Severance Plan	0	0	0	0	0	0
Life Insurance	0	0	0	0	450,000	0
Total (excluding long-term incentive)	1,278,984	0	545,700	837,638	995,700	545,700

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Ms. Hyland would have been entitled to cash and stock payments with an aggregate value of $1,184,984 upon a termination of employment by the Company without cause and $621,679 upon her death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017.  Under those same programs (and again including the intrinsic value of outstanding options), Ms. Hyland would have been entitled to $3,207,437 upon the occurrence of a change of control on December 31, 2017.

EQT Corporation – 2018 Proxy Statement	97

Pay Ratio Disclosure

The following is an estimate of the relationship of the annual total compensation of Mr. Schlotterbeck, our Chief Executive Officer (CEO) on December 31, 2017, and the median of the annual total compensation of our employees, calculated in accordance with the SEC rules.  In making this pay ratio disclosure, other companies may use assumptions, estimates and methodologies different than ours; as a result, the following information may not be comparable to the information provided by other companies.

For 2017:

•                 the annualized total compensation of our CEO was $8,254,140; and

•                 the median of the annual total compensation of all employees of the Company (other than our CEO) was $102,470.

Based on this information, the ratio of the annualized total compensation of Mr. Schlotterbeck to the median of the annual total compensation of all other employees was 81 to 1.

The compensation identified above for both Mr. Schlotterbeck and the median employee was calculated using the same methodology we used for our named executive officers as set forth in the 2017 Summary Compensation Table, except that we annualized Mr. Schlotterbeck’s compensation as if he served as CEO for the entirety of 2017.  This resulted in total compensation for 2017 somewhat higher than the total reported in the Summary Compensation Table, which reflects Mr. Schlotterbeck’s compensation for the role of President prior to his promotion to CEO in March 2017.  See “Compensation Discussion and Analysis” above for a discussion of Mr. Schotterbeck’s compensation.

We identified the median employee by selecting total cash compensation as our compensation measure. Total cash compensation is annual base salary plus target annual bonus or, in the case of hourly employees, hourly rate as of the measurement date times expected hours per year plus target annual bonus. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation.  We believe total cash compensation is an appropriate compensation measure because we do not widely distribute annual equity awards to employees.  We then selected the median employee, having identified the 2017 total cash compensation for all of our employees (excluding our CEO) on our measurement date, December 31, 2017, the last day of our payroll year.  We included all employees (full-time and part-time) in our calculation, excluding 350 employees who joined us in connection with the Rice Transaction.

EQT Corporation – 2018 Proxy Statement	98

ITEM NO. 2 – APPROVAL OF A NON-BINDING RESOLUTION REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2017 (SAY-ON-PAY)

(Item No. 2 on the proxy card)

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers for 2017.

As discussed in the “Compensation Discussion and Analysis” section above, the Company’s executive compensation program is designed to attract and retain the highest quality named executive officers, directly link pay to Company performance and build value for the Company’s shareholders.  The Company’s program provides total compensation opportunities at levels that are competitive in its industry, ties a significant portion of each named executive officer’s compensation to individual performance and achievement of the Company’s business objectives, and closely aligns the interests of the Company’s named executive officers with the interests of shareholders.  In sum, the Company’s compensation is designed to reward named executive officers when the Company achieves strong results, and the Company believes the 2017 compensation of its named executive officers is consistent with the strong financial and operational results achieved and the strategic actions taken by the Company.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of its named executive officers in accordance with Section 14A of the Exchange Act.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the “Compensation Discussion and Analysis” section above and the tabular and other disclosures on compensation under the caption “Executive Compensation” above, and cast a vote to approve the compensation programs for the Company’s named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers for 2017, as discussed and disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors.  The Board and the Compensation Committee value the opinions of the Company’s shareholders and, to the extent any significant vote against the named executive officer compensation occurs, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers for 2017.

EQT Corporation – 2018 Proxy Statement	99

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s accounting and financial reporting processes.  In doing so, the Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm and has oversight for its qualification, independence and performance.  The Audit Committee’s charter guides our duties and responsibilities.  The Audit Committee charter, which was last amended during 2016, is available on the Company’s website at www.eqt.com.  As set forth in the charter, management is responsible for the internal controls and accounting and financial reporting processes of EQT Corporation.  The independent registered public accounting firm is responsible for expressing opinions on the conformity of EQT Corporation’s audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.  Our responsibilities include monitoring and overseeing these processes.

Our Committee is composed of four non-employee, independent members of the Board of Directors.  No member currently serves on more than two other public company audit committees.  The Board of Directors has determined that each of Kenneth M. Burke, Margaret K. Dorman and Stephen A. Thorington is an audit committee financial expert, as that term is defined by the SEC.  In addition, the Board has determined that Philip G. Behrman, Ph.D. is financially literate. The members of our Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2017 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with the management of EQT Corporation.  We have met with Ernst & Young LLP, the Company’s independent registered public accounting firm, with and without management present.  We discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards and such other matters as we have deemed to be appropriate, including the overall scope and plans for the audit.  We also have received the written disclosures and the letter from Ernst & Young LLP required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and we have discussed with Ernst & Young LLP that firm’s independence from management and the Company.  We also reviewed the amount of fees paid to Ernst & Young LLP for both audit and non-audit services.  In doing so, we considered whether the provision of non-audit services to the Company was compatible with maintaining the independence of Ernst & Young LLP.

Based on the reports and discussions above, we recommended to the Board of Directors that the audited financial statements be included in the EQT Corporation 2017 annual report on Form 10-K.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EQT Corporation – 2018 Proxy Statement	100

This report has been furnished by the Audit Committee of the Board of Directors.

Stephen A. Thorington, Chair

Philip G. Behrman, Ph.D.

Kenneth M. Burke
Margaret K. Dorman

EQT Corporation – 2018 Proxy Statement	101

ITEM NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 3 on the proxy card)

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.

The Audit Committee evaluates the selection of our independent registered accounting firm each year and has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm (an independent accounting firm) to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2018.  In deciding whether to reappoint Ernst & Young LLP, the Audit Committee considered a number of factors, including but not limited to: the quality of services, the effectiveness of communications and the technical expertise and knowledge of the industry.  The Audit Committee is directly involved with the selection of the lead engagement partner, including in connection with the mandated rotation of the independent auditor’s lead engagement partner every five years.

Ernst & Young LLP (including its predecessor) has acted as an independent accounting firm for the Company since 1950.  Although shareholder approval is not required for the appointment of an independent accounting firm, the Audit Committee believes the Company’s shareholders should participate as a matter of good corporate practice.  If the shareholders fail to ratify the selection, it will be considered as a direction to the Board to consider the appointment of another independent accounting firm for the following year.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following chart details the fees billed to the Company by Ernst & Young LLP during 2017 and 2016 (excluding the fees billed to EQGP, EQM, and RMP as described below):

	2017 ($)	2016 ($)
Audit Fees (1)	3,131,034	2,491,515
Audit-Related Fees (2)	101,000	101,000
Tax Fees (3)	21,124	0
All Other Fees	0	0
Total	3,253,158	2,592,515

(1)             Includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company’s quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements and consents.  For 2017 this amount also includes fees associated with the Rice Transaction.

(2)             Includes fees for audits of, and consents related to, employee benefit plans and attest engagements not required by statute or regulation.

(3)             Includes fees for tax advisory services and tax planning services.

The Audit Committee has adopted a Policy Relating to Services of Registered Public Accountant under which the Company’s independent accounting firm is not allowed to perform any service that may have the effect of jeopardizing the independent accounting firm’s independence.  Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:

EQT Corporation – 2018 Proxy Statement	102

•                             Bookkeeping or other services related to the accounting records or financial statements

•                             Financial information systems design and implementation

•                             Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•                             Actuarial services

•                             Internal audit outsourcing services

•                             Management functions

•                             Human resources functions

•                             Broker-dealer, investment adviser or investment banking services

•                             Legal services

•                             Expert services unrelated to the audit

•                             Prohibited tax services

All audit and permitted non-audit services for the Company and its subsidiaries (other than for EQGP, EQM, RMP and their respective subsidiaries) must be pre-approved by the Audit Committee.  The Audit Committee has delegated specific pre-approval authority with respect to audit and permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate audit and permitted non-audit services fees are not more than $75,000.  The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings.  In 2017, 100% of the professional fees reported as audit-related fees and tax fees required to be pre-approved complied with the above policy.

Ernst & Young LLP also served as the independent accounting firm for EQGP, EQM, and RMP during 2016 and 2017, though the Company did not own an interest in RMP until November 2017.  The Audit Committees of the EQGP Board, the EQM Board, and the RMP Board approve all audit and permitted non-audit services pertaining to their organization and their subsidiaries, except that the Audit Committee of the EQGP Board does not approve such services for EQM.  All fees associated with such services are reported to the Company’s Audit Committee at its next meeting.  In connection with such services the following fees were billed by Ernst & Young LLP:

•                             For EQGP during 2017 $280,000, for the audit of EQGP’s annual financial statements and internal control over financial reporting, reviews of financial statements included in EQGP’s quarterly reports, any comfort letter procedures and attest engagements required by statute or regulation;

•                             For EQGP during 2016 $328,000, for the audit of EQGP’s annual financial statements and internal control over financial reporting, reviews of financial statements included in EQGP’s quarterly reports, any comfort letter procedures and attest engagements required by statute or regulation;

•                             For EQM during 2017 $709,500 ($705,000 for the audit of EQM’s annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM’s quarterly reports, any comfort letter procedures and attest engagements required by statute or regulation and $4,500 for audit-related fees associated with attest engagements not required by statute or regulation); and

•                             For EQM during 2016 $858,092 ($843,092 for the audit of EQM’s annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM’s quarterly reports, any comfort letter procedures and attest engagements required by statute or regulation and $15,000 for audit-related fees associated with attest engagements not required by statute or regulation).

•                             For RMP during 2017 $607,000 (of which $213,933 was incurred following the closing of the Rice Transaction) for the audit of RMP’s annual financial statements and internal control over financial reporting, reviews of financial statements included in RMP’s

EQT Corporation – 2018 Proxy Statement	103

quarterly reports, any comfort letter procedures and attest engagements required by statute or regulation; and

•                             For RMP during 2016 $740,000  for the audit of RMP’s annual financial statements and internal control over financial reporting, reviews of financial statements included in RMP’s quarterly reports, any comfort letter procedures and attest engagements required by statute or regulation.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.

EQT Corporation – 2018 Proxy Statement	104

ADDITIONAL INFORMATION

Other Matters

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the 2018 annual meeting.  However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

2017 Annual Report on Form 10-K

The annual report on Form 10-K for the year ended December 31, 2017 is enclosed with this proxy statement.

Websites

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

EQT Corporation – 2018 Proxy Statement	105

APPENDIX A

DIRECTOR COMPENSATION PEER COMPANIES

Actuant Corporation	The Children’s Place, Inc.	The Hain Celestial Group, Inc.	MICROS Systems, Inc.	Snyder’s-Lance, Inc.
Acuity Brands, Inc.	Ciena Corporation	Harsco Corporation	Herman Miller, Inc.	Spectrum Brands Holdings, Inc.
Acxiom Corporation	Cincinnati Bell Inc.	Happy Creek Minerals Ltd.	Minerals Technologies Inc.	Stepan Company
Aéropostale, Inc.	Citrix Systems, Inc.	Hexcel Corporation	Modine Manufacturing Company	Steris Plc
ARO Liquidation, Inc.	Clear Channel Outdoor Holdings, Inc.	HNI Corporation	Molson Coors Brewing Company	Teledyne Technologies Incorporated
Akamai Technologies, Inc.	Convergys Corporation	Hologic, Inc.	MSA Safety Incorporated	Teleflex Incorporated
Albemarle Corporation	The Cooper Companies, Inc.	HSN, Inc.	MSC Industrial Direct Co., Inc.	Teradata Corporation
Alere Inc.	CoreLogic, Inc.	Hubbell Incorporated	Mueller Industries, Inc.	Teradyne, Inc.
Alliance Data Systems Corporation	Covanta Holding Corporation	IDEX Corporation	National Instruments Corporation	Tetra Tech, Inc.
Amedisys, Inc.	Cracker Barrel Old Country Store, Inc.	Interpose Holdings Limited	Nu Skin Enterprises, Inc.	Thor Industries, Inc.
American Eagle Outfitters, Inc.	Crown Castle International Corp.	Ingles Markets, Incorporated	Nuance Communications, Inc.	Tiffany & Co.
AMETEK, Inc.	Cubic Corporation	International Game Technology PLC	NVR, Inc.	Titan International, Inc.
Analog Devices, Inc.	Curtiss-Wright Corporation	Intuitive Surgical, Inc.	Olin Corporation	The Toro Company
Ansell Limited	CenturyLink, Inc.	Invacare Corporation	Olympic Steel, Inc.	Total System Services, Inc.
Analizy Online S.A.	Deluxe Corporation	ITT Inc.	Oxford Metrics plc	Towers Watson & Co.
Applied Industrial Technologies, Inc.	Diebold Nixdorf, Incorporated	Jack in the Box Inc.	Prudential Financial, Inc.	TransDigm Group Incorporated
AptarGroup, Inc.	Domino’s Pizza, Inc.	Kaiser Aluminum Corporation	Panera Bread Company	Treehouse Foods, Inc.
ARRIS International plc	Donaldson Company, Inc.	Kaman Corporation	Papa John’s International, Inc.	TriMas Corporation
C. R. Bard, Inc.	DSW Inc.	Kansas City Southern	Patterson Companies, Inc.	Trimble Inc.
Barnes Group Inc.	The Dun & Bradstreet Corporation	Kennametal Inc.	Paychex, Inc.	Trinity Industries, Inc.
Beacon Roofing Supply, Inc.	Dycom Industries, Inc.	Keurig Green Mountain, Inc.	PerkinElmer, Inc.	Tupperware Brands Corporation
Belden Inc.	Education Management Corporation	KLA-Tencor Corporation	Pinnacle Entertainment, Inc.	Unisys Corporation
Bio-Rad Laboratories, Inc.	Edwards Lifesciences Corporation	Lam Research Corporation	Plexus Corp.	Universal Forest Products, Inc.
Boyd Gaming Corporation	Elizabeth Arden, Inc.	Lancaster Colony Corporation	Polaris Industries Inc.	USG Corporation
Brady Corporation	EnerSys	Landstar System, Inc.	Polycom, Inc.	Valmont Industries, Inc.
Briggs & Stratton Corporation	Equifax Inc.	Leggett & Platt, Incorporated	PolyOne Corporation	Varian Medical Systems, Inc.
Brinker International, Inc.	Equinix, Inc.	Lennox International Inc.	Red Hat, Inc.	Verisk Analytics, Inc.
The Brink’s Company	Esterline Technologies Corporation	LifePoint Health, Inc.	Regal Beloit Corporation	Viavi Solutions Inc.
Broadridge Financial Solutions, Inc.	Express, Inc.	Lincoln Electric Holdings, Inc.	Regis Corporation	Vulcan Materials Company
Brocade Communications Systems, Inc.	Fastenal Company	Linear Technology Corporation	Republic Airways Holdings Inc.	Walter Energy, Inc.
The Buckle, Inc.	Ferro Corporation	The Manitowoc Company, Inc.	Revlon, Inc.	Waters Corporation
Cabela’s Incorporated	The Finish Line, Inc.	ManTech International Corporation	Roper Technologies, Inc.	Watsco, Inc.
Cabot Corporation	FLIR Systems, Inc.	Marriott Vacations Worldwide Corporation	Ruby Tuesday, Inc.	Watts Water Technologies, Inc.
CACI International Inc	FMC Corporation	Martin Marietta Materials, Inc.	Sally Beauty Holdings, Inc.	Weight Watchers International, Inc.
Cadence Design Systems, Inc.	Fortune Brands Home & Security, Inc.	MasTec, Inc.	Sanderson Farms, Inc.	The Wendy’s Company
Cofina, SGPS, S.A.	FTI Consulting, Inc.	Materion Corporation	ScanSource, Inc.	Werner Enterprises, Inc.
Carlisle Companies Incorporated	H.B. Fuller Company	Maxim Integrated Products, Inc.	Schnitzer Steel Industries, Inc.	West Pharmaceutical Services, Inc.
Carpenter Technology Corporation	G-III Apparel Group, Ltd.	McDermott International, Inc.	A. Schulman, Inc.	Woodward, Inc.
Carter’s, Inc.	Gartner, Inc.	Cronos Group Inc.	The Scotts Miracle-Gro Company	Worthington Industries, Inc.
A.M. Castle & Co.	GATX Corporation	MEDNAX, Inc.	Sensient Technologies Corporation
Central Garden & Pet Company	Global Payments Inc.	Mentor Graphics Corporation	SOCO International plc
Century Aluminum Company	W. R. Grace & Co.	Meredith Corporation	Silgan Holdings Inc.
The Cheesecake Factory Incorporated	Griffon Corporation	Meritage Homes Corporation	A. O. Smith Corporation
LANXESS Solutions US Inc.	Guess?, Inc.	Mettler-Toledo International Inc.	Snap-on Incorporated

Source:  Pay Governance LLC

A-1

APPENDIX B

2016 PEER GROUP –

FINANCIAL METRICS

Company	2014 Net Income ($MM)	12/31/14 Market Cap ($MM)	2014 Revenue ($MM)
Cabot Oil & Gas Corporation	104	12,230	2,035
Chesapeake Energy Corporation	1,917	13,016	19,557
Cimarex Energy Co.	507	9,248	2,432
Concho Resources Inc.	538	11,273	2,732
CONSOL Energy Inc.	163	7,782	3,683
Continental Resources, Inc.	977	14,278	4,627
Energen Corporation	568	4,667	1,344
EOG Resources, Inc.	2,915	50,455	16,727
EXCO Resources, Inc.	121	594	641
Marathon Oil Corporation	3,046	19,093	10,924
National Fuel Gas Company	299	5,854	2,113
Newfield Exploration Company	900	3,722	2,249
Noble Energy, Inc.	1,214	17,163	4,960
ONEOK, Inc.	314	10,366	12,195
Pioneer Natural Resources Company	930	22,163	4,428
QEP Resources, Inc.	784	3,643	3,403
Range Resources Corporation	634	9,017	2,024
SM Energy Company	666	2,601	2,522
Southwestern Energy Company	924	9,637	4,038
Spectra Energy Corp	1,082	24,357	5,903
Ultra Petroleum Corp.	543	2,016	1,182
Whiting Petroleum Corporation	65	5,542	3,025

50% Percentile	650	9,443	3,214

EQT Corporation	387	11,469	2,470
EQT Percent Rank	26%	63%	35%

Source:  Pay Governance

2017 PEER GROUP –

FINANCIAL METRICS

Company	2015 Net Income (Loss) ($MM)	12/31/15 Market Cap ($MM)	2015 Revenue ($MM)
Antero Resources Corporation	941	6,040	2,430
Cabot Oil & Gas Corporation	(114)	7,321	1,495
Chesapeake Energy Corporation	(14,685)	2,993	13,457
Cimarex Energy Co.	(2,409)	8,452	1,453
Concho Resources Inc.	66	11,992	2,436
CONSOL Energy Inc.	(375)	1,810	2,843
Continental Resources, Inc.	(354)	8,572	2,680
Devon Energy Corporation	(14,459)	13,152	13,145
Energen Corporation	(946)	3,230	763
EOG Resources, Inc.	(4,525)	38,914	8,704
EXCO Resources, Inc.	(1,192)	350	457
Marathon Oil Corporation	(2,204)	8,527	5,596
National Fuel Gas Company	(379)	3,618	1,761
Newfield Exploration Company	(3,362)	5,321	2,062
Noble Energy, Inc.	(2,441)	14,095	4,052
ONEOK, Inc.	245	5,161	7,763
Pioneer Natural Resources Company	(273)	18,729	4,018
QEP Resources, Inc.	(149)	2,368	2,480
Range Resources Corporation	(714)	4,168	1,714
SM Energy Company	(448)	1,336	1,514
Southwestern Energy Company	(4,556)	2,734	3,339
Whiting Petroleum Corporation	(2,219)	1,927	2,092

50% Percentile	(714)	5,321	2,480

EQT Corporation	85	7,952	2,126
EQT Percent Rank	87%	61%	39%

Source:  Pay Governance

2018 PEER GROUP –

FINANCIAL METRICS

Company	2016 Net Income (Loss) ($MM)	December 31, 2016 Market Cap ($MM)	2016 Revenue ($MM)
Anadarko Petroleum Corporation	(3,078)	38,972	7,869
Antero Resources Corporation	(849)	7,428	1,745
Apache Corporation	(1,372)	24,082	5,354
Cabot Oil & Gas Corporation	(417)	10,866	1,156
Chesapeake Energy Corporation	(4,926)	6,154	7,872
Cimarex Energy Co.	(431)	12,906	1,257
Concho Resources Inc.	(1,462)	19,210	1,635
CNX Resources Corporation	(545)	4,183	2,026
Continental Resources, Inc.	(400)	19,096	1,980
Devon Energy Corporation	(3,304)	23,913	12,197
Diamondback Energy, Inc.	(165)	9,110	527
Encana Corporation	(944)	11,581	2,918
EOG Resources, Inc.	(1,097)	58,280	7,651
Hess Corporation	(6,173)	19,542	4,844
Marathon Oil Corporation	(2,140)	14,665	4,650
Newfield Exploration Company	(1,230)	7,989	1,472
Noble Energy, Inc.	(998)	16,316	3,491
Pioneer Natural Resources Company	(556)	30,562	3,824
Range Resources Corporation	(522)	8,378	1,100

50% Percentile	(998)	14,665	2,918

EQT Corporation	(453)	11,298	1,608

EQT Percent Rank	82%	37%	27%

Source:  Pay Governance

APPENDIX C

NON-GAAP FINANCIAL INFORMATION

The Executive STIP for the 2017 plan year utilized, and the Executive STIP for the 2018 plan year utilizes, adjusted EBITDA compared to the Company’s business plan as a performance measure.

For the 2017 plan year, adjusted EBITDA was defined as the Company’s income from continuing operations (which shall, for the avoidance of doubt, include income attributable to noncontrolling interests) before interest, income taxes, depreciation and amortization for the fiscal year ending December 31, 2017, (i) calculated using a constant commodity price of $2.69 per Mcfe and adjusted for all cash settled derivatives and all basis and fixed price sales set forth in the 2017 Plan, (ii) excluding the effects of non-cash derivative gains (losses) not included in the 2017 Plan, (iii) excluding gains / losses on derivatives not designated as hedges, (iv) excluding the effects of non-cash developed and undeveloped oil and gas property and midstream asset impairments,  (v) excluding the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is in excess of $100 million and (vi) excluding any charge and benefit associated with the repurchase of debt by the Company.  The impact of acquisitions and/or dispositions in excess of $50 million and less than or equal to $100 million may be considered for the purpose of the Committee’s exercise of downward discretion.  For the avoidance of doubt, Dropdown Transactions to the Partnership or any subsidiary of the Partnership shall not be deemed to be dispositions for purposes of calculating 2017 EBITDA. If any event occurs on or after the Grant Date that causes the Company to report discontinued operations for 2017 not contemplated in the Company’s 2017 business plan, the Company’s 2017 business plan EBITDA shall be adjusted to exclude the components of 2017 EBITDA attributable to such discontinued operations.

For the 2018 plan year, adjusted EBITDA is defined as the Company’s income from continuing operations (which shall include income attributable to non-controlling interests) before interest, income taxes, depreciation, depletion, amortization and cumulative effect of accounting change for the fiscal year ending December 31, 2018, (i) calculated using the fixed commodity prices set forth in the Company’s 2018 business plan (the 2018 Plan) and adjusted for all cash settled derivatives and all basis and fixed price sales set forth in the 2018 Plan, (ii) excluding the effects of non-cash derivative gains (losses) not included in the 2018 Plan, (iii) excluding gains / losses on derivatives not designated as hedges, (iv) excluding the effects of non-cash impairments,  (v) excluding all direct and indirect impacts of acquisitions and/or dispositions during the year in which the total consideration paid, received or assumed is in excess of $100 million to the extent not contemplated by the 2018 Plan, (vi) excluding any charge and benefit associated with the repurchase of debt by the Company, and (vii) to the extent not contemplated by the 2018 Plan, excluding the costs associated with the Company’s analyses of (A) the Company’s “sum-of-the-parts discount” and (B) the structure of the Company’s master limited partnerships, and the implementation of any changes recommended as a result of either of the foregoing.

Adjusted EBITDA is a non-GAAP supplemental financial measure that the Company’s management uses to assess:  (i) the Company’s performance versus prior periods; (ii) the Company’s operating performance as compared to other companies in its industry; (iii) the ability of the Company’s assets to generate sufficient cash flow to make distributions to its investors; (iv) the Company’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.  Adjusted EBITDA contains certain adjustments that are not included in the Company’s calculation of EBITDA, a separate non-GAAP supplemental financial measure used by external users of the Company’s financial statements, such as industry analysts, investors, lenders and ratings agencies.

Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted

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EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income.  Additionally, because adjusted EBITDA may be defined differently by other companies in its industry, the Company’s definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Adjusted EBITDA was selected as a performance measure under the Executive STIP for the 2017 and 2018 plan years because adjusted EBITDA growth drives behavior consistent with the shareholders’ interests, and the Company’s business plan embodies the goals and priorities of the Company.  The table below reconciles the Company’s adjusted EBITDA as shown in this proxy statement with the Company’s net income, the most comparable financial measure calculated in accordance with GAAP, for the applicable year as set forth in the Company’s 2017 annual report on Form 10-K.

(in millions)
Net (loss) income	1,858,142
(Deduct)/add back:
Income taxes	(1,115,619)
Interest expense	202,772
Depreciation, depletion and amortization	1,088,499
EBITDA	2,033,794
Price adjustment	(230,196)
Non-cash derivatives	(347,161)
Acquisitions/divestitures	68,183
Debt extinguishment	12,641
Adjusted EBITDA	1,537,261

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APPENDIX D

INCENTIVE PERFORMANCE SHARE UNIT PROGRAM PAYOUT MATRIX

2017 Program

		Payout Factor*
Total Sales Volume Growth**	25% Compound Annual Growth Rate	.50	.75	1.20	2.00	2.40	2.60	2.80	3.00
	20% Compound Annual Growth Rate	.30	.55	.95	1.75	2.15	2.35	2.55	2.75
	15% Compound Annual Growth Rate	.00	.30	.70	1.50	1.90	2.10	2.30	2.50
	5% Compound Annual Growth Rate	.00	.00	.20	1.00	1.40	1.60	1.80	2.00
	0% Compound Annual Growth Rate	.00	.00	.00	.50	.90	1.10	1.30	1.50
		23-21	20-18	17-15	14-12	11-10	9-7	6-4	3-1
		Total Shareholder Return Rank

*          Payout Factor shall be interpolated between stated levels of Total Sales Volume Growth.

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INCENTIVE PERFORMANCE SHARE UNIT PROGRAM PAYOUT MATRIX

2018 Program

Relative TSR Ranking (50% Weight)

	Less than Threshold	Threshold	Below Target	Target	Exceeds	Stretch
Performance Goal	18th – 20th rank	17th rank	15th rank	10th rank	5th rank	3rd – 1st rank
Payout Factor	0%	16.7%	50%	100%	200%	300%

Operating Efficiency (25% Weight)

	Greater than Threshold	Threshold	Target	Exceeds	Stretch
Performance Goal	Greater than $.61/Mcfe	$.61/Mcfe	$.45/Mcfe	$.35/Mcfe	$.32/Mcfe
Payout Factor	0%	50%	100%	200%	300%

Development Efficiency (25% Weight)

	Greater than Threshold	Threshold	Target	Exceeds	Stretch
Performance Goal	Greater than $.52/Mcfe	$.52/Mcfe	$.44/Mcfe	$.41/Mcfe	$.38/Mcfe
Payout Factor	0%	50%	100%	200%	300%

Return on Capital Employed* Modifier

After determining the preliminary payout factor as set forth above, the preliminary payout factor is modified based on achievement of return on capital employed over the performance period, by multiplying the preliminary payout factor by a percentage, as set forth in the table below, to determine the final payout factor for the performance share units.  In no event shall the payout factor exceed 300%.

ROCE Achieved	ROCE Modifier
7% or less	0.9 x
9%	1.0 x
11% or more	1.1 x

*Return on Capital Employed is defined in Exhibit 10.02(t) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

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. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your Proxy Card, you may choose one of the voting methods outlined below to vote your Proxy Card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 20, 2018. Vote by Internet • Go to www.investorvote.com/EQT or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all nominees listed, and FOR proposals 2 and 3. + 1. ELECTION OF DIRECTORS: Term Expiring in 2019 Nominees: For Against Abstain For Against Abstain 1.12 - Lee T. Todd, Jr., Ph.D. 1.1 - Vicky A. Bailey 1.13 - Christine J. Toretti 1.2 - Philip G. Behrman, Ph.D. 1.14 - Robert F. Vagt 1.3 - Kenneth M. Burke 2. Approval of a Non-Binding Resolution Regarding the Compensation of the Company’s Named Executive Officers for 2017 (Say-on-Pay) 1.4 - A. Bray Cary, Jr. 1.5 - Margaret K. Dorman 3. Ratification of Appointment of Independent Registered Public Accounting Firm 1.6 - Thomas F. Karam If you plan to attend the annual meeting on June 21, 2018, you must obtain an admission ticket by checking the box to the side and returning this Proxy Card or by writing to the Corporate Secretary of EQT Corporation at the following address: EQT Plaza, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222. Please see the proxy statement for annual meeting attendance requirements. This Proxy Card when properly executed will be voted in the manner directed herein. If no direction is made, the named proxies will vote in accordance with the Board of Directors’ recommendations on all matters listed on this Proxy Card, and in accordance with their judgment on such other matters as may properly come before the meeting and any adjournments thereof. 1.7 - David L. Porges 1.8 - Daniel J. Rice IV 1.9 - James E. Rohr Please sign and date on the reverse side and return the Proxy Card promptly using the enclosed envelope. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. 1.10 - Norman J. Szydlowski 1.11 - Stephen A. Thorington + 1 U P X 02U98C Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. EQT CORPORATION ANNUAL MEETING OF SHAREHOLDERS THURSDAY, JUNE 21, 2018 8:00 A.M. EQT PLAZA 625 Liberty Avenue Pittsburgh, PA 15222 YOUR VOTE IS IMPORTANT! You may vote by Internet, telephone or mail. See the instructions on the other side of this Proxy Card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders. The 2017 Form 10-K, 2018 Proxy Statement and form of Proxy Card are available at: www.edocumentview.com/EQT q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — EQT CORPORATION + 625 LIBERTY AVENUE, SUITE 1700, PITTSBURGH, PA 15222 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY Jonathan M. Lushko and Nicole H. King Yohe, each with full power to act alone and with full power of substitution, are each hereby appointed as a proxy of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EQT Corporation (the Company) to be held on Thursday, June 21, 2018, at 8:00 a.m. Eastern Time, at EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. A vote FOR the election of nominees listed on the reverse side includes discretionary authority to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. This Proxy Card when properly executed will be voted in the manner directed herein. If no direction is made, the proxies will vote in accordance with the Board of Directors’ recommendations on all matters listed on this proxy, and in accordance with their judgment on such other matters as may properly come before the meeting and any adjournments thereof. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer. THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THE REVERSE OF THIS CARD.